The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT

Filed pursuant to Rule 424(b)(5)

(To Prospectus Dated August 12, 2005)

Registration No: 333-9564

US$500,000,000

The Export-Import Bank of Korea

Floating Rate Notes due 2010

Our US$500,000,000 aggregate principal amount of floating rate notes due 2010 (the “Notes”) will mature on November     , 2010. The Notes will bear interest at a rate equal to Three-Month USD LIBOR (as defined herein) plus     % per annum, payable quarterly in arrears on February     , May     , August      and November      of each year, beginning on February     , 2006. See “Description of the Notes—Payment of Principal and Interest”.

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	%	US$
Underwriting Discounts	%	US$
Proceeds To Us (before deduction of expenses)%		US$

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including November     , 2005.

We have applied to Singapore Exchange Securities Trading Limited (the “SGX-ST”) for listing of the Notes. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about November     , 2005.

Joint Lead Managers and Bookrunners

Credit Suisse First Boston	HSBC	UBS Investment Bank

Prospectus Supplement Dated November     , 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our prospectus dated August 12, 2005. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-9564, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions” on page S-30.

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$500,000,000 aggregate principal amount of floating rate notes due November     , 2010.

The Notes will bear interest for each Interest Period (as defined herein) at a rate equal to Three-Month USD LIBOR plus         % per annum, payable quarterly in arrears on February     , May     , August      and November      of each year, beginning on February     , 2006. Interest on the Notes will accrue from November     , 2005. Interest on the Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. See “Description of the Notes—Payment of Principal and Interest”.

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have applied through our listing agent to list the Notes on the SGX-ST. We cannot give assurance that the application to the SGX-ST for the Notes will be approved. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg”.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of Notes after the date of any further issue may not be able to differentiate between debt securities sold as part of the further issue and previously issued Notes. If we were to issue debt securities in a further issue with OID, purchasers of Notes after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their Notes. This may affect the price of previously issued Notes following a further issue. Purchasers are advised to consult their own tax advisers with respect to the U.S. federal income tax consequences of any future decision by us to undertake a further issue of debt securities with OID.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about November     , 2005, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5”. You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes”.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for general corporate purposes, including repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 12, 2005. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

Based on our unaudited internal management accounts as of September 30, 2005, we had (Won)11,659 billion of outstanding loans, including (Won)7,563 billion of outstanding export credit loans, (Won)1,988 billion of outstanding overseas investment credit loans and (Won)1,269 billion of outstanding import credit loans, as compared to (Won)10,127 billion of outstanding loans, including (Won)6,471 billion of outstanding export credit loans, (Won)1,490 billion of outstanding overseas investment credit loans and (Won)1,110 billion of outstanding import credit loans as of December 31, 2004.

Capitalization

As of September 30, 2005, our authorized capital was (Won)4,000 billion and our capitalization was as follows:

	September 30, 2005(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		292.3
Export-Import Financing Debentures		8,345.1

Total Long-Term Debt		8,637.4

Capital and Reserves:
Paid-in Capital(5)		3,295.8
Legal Reserve(6)		131.7
Voluntary Reserve(6)		330.8
Unappropriated Retained Earnings		143.8
Capital Adjustments(7)		988.0

Total Capital and Reserves		4,890.1

Total Capitalization(6)	(Won)	13,527.5

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since September 30, 2005.

(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,038.0 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on September 30, 2005.
(3)	As of September 30, 2005, we had contingent liabilities totaling (Won)37,776 billion, which consisted of (Won)20,380 billion under outstanding guarantees and acceptances and (Won)17,397 billion under contingent guarantees and acceptances issued on behalf of our clients. As of September 30, 2005, we had entered into 49 interest rate related derivative contracts with a notional amount of (Won)11,062 billion and 20 currency related derivative contracts with a notional amount of (Won)2,563 billion in accordance with our policy to hedge interest rate and currency risks.
(4)	All our borrowings, whether domestic or international, are unsecured and unguaranteed.
(5)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)3,295.8 billion. See “Government Support and Supervision” in the accompanying prospectus.
(6)	See “Government Support and Supervision” in the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.
(7)	Reflects gain on valuation of available-for-sale securities of (Won)992 billion.

Selected Financial Statement Data

The following tables present financial information for the nine months ended September 30, 2004 and 2005 and as of December 31, 2004 and September 30, 2005:

	Nine Months Ended September 30,
	2004		2005
	(billions of won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	273.7	(Won)	350.4
Total Interest Expenses		238.1		286.4
Net Interest Income		35.6		64.0
Total Revenues		662.4		807.3
Total Expenses		573.7		608.9
Income before Income Taxes		88.7		198.4
Income Tax Benefit (expense)		(26.3)		(54.6)
Net Income		62.3		143.8

	As of December 31, 2004		As of September 30, 2005 (unaudited)
	(billions of won)
Balance Sheet Data
Total Loans(1)	(Won)	10,127.2	(Won)	11,658.6
Total Borrowings(2)		7,842.6		9,231.5
Total Assets		12,170.6		14,822.1
Total Liabilities		8,626.5		9,931.9
Total Shareholders’ Equity(3)		3,544.1		4,890.1

(1)	Includes bills bought, foreign exchange bought and others without present value discounts.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the nine months ended September 30, 2005, we had net income of (Won)143.8 billion compared to net income of (Won)62.3 billion for the nine months ended September 30, 2004.

The principal factors for the increase in net income for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 included:

•	a decrease in provision for loan and guarantee losses to (Won)63 billion for the nine months ended September 30, 2005 from (Won)146 billion in the corresponding period of 2004, primarily due to enhanced asset quality;

•	an increase in net gain on foreign currency transactions to (Won)62 billion for the nine months ended September 30, 2005 from (Won)2 billion in the corresponding period of 2004, primarily due to gains on Euro and Yen currency transactions resulting from the appreciation of the Won against the Euro and the Yen; and

•	an increase in net interest income to (Won)64 billion for the nine months ended September 30, 2005 from (Won)36 billion in the corresponding period of 2004, primarily due to an increase in interest income from loans which more than offset an increase in interest expense from debentures.

The above factors were partially offset by net loss on derivative financial instruments of (Won)83 billion for the nine months ended September 30, 2005 compared to net gain on derivative financial instruments of (Won)5 billion in the corresponding period of 2004.

As of September 30, 2005, our total assets increased by 21.8% to (Won)14,822 billion from (Won)12,171 billion as of December 31, 2004, primarily due to a 20.0% increase in loans in Korean Won and foreign currencies to (Won)10,587 billion as of September 30, 2005 from (Won)8,822 billion as of December 31, 2004.

As of September 30, 2005, our total liabilities increased by 15.1% to (Won)9,932 billion from (Won)8,627 billion as of December 31, 2004. The increase in liabilities was primarily due to a 23.7% increase in debentures to (Won)8,345 billion as of September 30, 2005 from (Won)6,744 billion as of December 31, 2004, which was partially offset by a 19.4% decrease in borrowings to (Won)886 billion as of September 30, 2005 from (Won)1,099 billion as of December 31, 2004.

The increase in assets and liabilities is primarily due to an increase in the volume of loans and debt. The appreciation of the Won against the Dollar for the nine months ended September 30, 2005 compared to the corresponding period of 2004 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of September 30, 2005, our total shareholders’ equity increased by 38.0% to (Won)4,890 billion from (Won)3,544 billion as of December 31, 2004 due to an increase in paid-in capital as a result of the Government’s (Won)520 billion capital injection and an increase in retained earnings by (Won)142 billion as well as an increase in gain on valuation of available-for-sale securities by (Won)684 billion.

Capital Adequacy

As of September 30, 2005, our capital adequacy ratio was 13.1%, an increase from 12.7% as of December 31, 2004, primarily as a result of increases in paid-in capital and retained earnings.

The following table sets forth our capital base and capital adequacy ratios reported as of September 30, 2005:

	As of September 30, 2005(1)
	(millions of Won, except for percentages)
Tier I	(Won)	3,796,802
Paid-in Capital		3,295,755
Retained Earnings		606,385
Deductions from Tier I Capital		105,338
Capital Adjustments		—
Deferred Tax Asset		100,540
Others		4,798
Tier II (General Loan Loss Reserves)		882,635
Deductions from all capital		90,397
Total Capital		4,589,040
Risk Adjusted Assets		35,049,910

Capital Adequacy Ratios
Tier I		10.8%
Tier I and Tier II		13.1%

(1)	All figures are based on consolidated balance sheet information.

THE REPUBLIC OF KOREA

Government and Politics

Political Organization

As of November 2, 2005, the parties indicated below controlled the following number of seats in the National Assembly:

	Uri	GNP	Others	Total
Number of Seats	144	127	28	299

Relations with North Korea

A two-phased fourth round of six party talks was held in Beijing, China during the summer and fall of 2005. In a joint statement released following the conclusion of this fourth round of talks in September 2005, North Korea agreed to abandon all nuclear weapons and programs and rejoin the Nuclear Non-Proliferation treaty at an early date. In return, the other five nations participating in the talks, China, Japan, the Republic, Russia and the United States, expressed a willingness to provide North Korea with energy assistance and other economic support. The six parties agreed to hold further talks in November 2005. However, one day after the joint statement was released, North Korea announced that it would not dismantle its nuclear weapons program unless the United States agreed to provide civilian nuclear reactors in return, a demand that the United States rejected.

The Economy

Economic Developments Since 1997

Credit rating changes.    In July 2005, Standard & Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A.

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2005 was 3.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 2.3% and gross domestic fixed capital formation increased by 1.2%, each compared with the same period in 2004.

Principal Sectors of the Economy

Agriculture, Forestry and Fisheries

Based on preliminary data, in 2004, the Republic’s self sufficiency ratio was 50.3%.

Prices, Wages and Employment

The following table shows the Republic’s wage index for the periods indicated:

	Wage Index(1)(2)	Increase Over Previous Year
	(2000=100)	(%)
2000	100.0	8.0
2001	105.1	5.1
2002	116.8	11.2
2003	127.6	9.2
2004	135.2	6.0

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.

Source: The Bank of Korea; Korea National Statistical Office.

Based on preliminary data, in the first half of 2005, the inflation rate was 3.1% and the unemployment rate was 3.9%.

Approximately 10.8% of the Republic’s workers were unionized as of December 31, 2003. In the early 2000s, the labor unions of several of the Republic’s largest commercial banks, including Kookmin Bank, Chohung Bank and KorAm Bank, staged strikes in response to consolidation in the banking industry. In addition, in the summer of 2004 and 2005, respectively, unionized workers of GS Caltex Corporation and Asiana Airlines staged strikes demanding better compensation and working conditions. Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party, which seeks to represent the interests of workers, currently controls nine seats in the National Assembly.

The Financial System

Banking Industry

Most of the growth in total loans since the end of 2001 has been attributable to loans to the retail sector, accounting for 55.0% of total loans as of December 31, 2004, compared to 34.3% as of December 31, 1999.

Non-Bank Financial Institutions

As of December 31, 2004, two merchant banks were operating in the country. As of December 31, 2004, the total assets of Korea’s merchant banks amounted to an aggregate of (Won)795.5 billion.

As of December 31, 2004, 46 asset management companies, which manage trust assets, with assets totaling approximately (Won)189 trillion, were operating in Korea.

The Korean Bank Act permits banks to provide trust account management services with the approval of the Financial Supervisory Commission. However, the Indirect Investment Asset Management Business Act, effective January 5, 2004, prohibits banks from offering trust account management services for money trust products that are not managed under specified investment policies from July 5, 2004 (except under certain limited circumstances) unless banks qualify as an asset management company under the Indirect Investment Asset Management Business Act before such date. Banks are required to segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31, 2004, assets of trust accounts of all banks providing trust account management services totaled (Won)108,560.4 billion.

The country had 113 mutual savings banks as of December 31, 2004, with assets totaling (Won)35,931.6 billion.

As of December 31, 2004, 12 domestic life insurance institutions, two joint venture life insurance institutions and nine wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)209.9 trillion as of December 31, 2004, were operating in the Republic.

As of December 31, 2004, six credit card companies operated in the country with loans totaling approximately (Won)35.8 trillion, of which 9.0% were classified as non-performing loans.

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

August 31, 2005	1,083.3
September 30, 2005	1,221.0
October 31, 2005	1,158.1

The Korea Composite Stock Price Index was 1,220.0 on November 4, 2005.

Monetary Policy

Interest Rates

On October 11, 2005, the Bank of Korea raised the benchmark call rate to 3.5% in anticipation of higher inflation in the second half of 2005 due, among other things, to the persistently high oil prices.

Foreign Exchange

The following table sets forth the market average exchange rate as announced by the Seoul Money Brokerage Service Ltd. on each of the dates indicated.

Exchange Rates

August 31, 2005	1,031.0
September 30, 2005	1,038.0
October 31, 2005	1,042.7

The market average exchange rate as announced by the Seoul Money Brokerage Service Ltd. was (Won)1,042.3 to US$1.00 on November 4, 2005.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the current account surplus for the first six months of 2005 was US$8.7 billion.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$12.5 billion in the first half of 2005. Exports increased by 10.8% to US$136.5 billion and imports increased by 14.8% to US$124.0 billion from US$123.3 billion of exports and US$108.1 billion of imports, respectively, in the first half of 2004.

The avian influenza carried by migrating wild birds has recently spread to several Asian countries, Russia, Romania and Turkey. In response to these recent outbreaks of avian influenza, the Government issued an advisory on disease prevention as of October 14, 2005 and plans to conduct special monitoring of poultry farms. In addition, the Government will continue to cooperate with regional and international efforts to develop and implement additional measures to contain and prevent SARS, the avian influenza and other diseases. Another outbreak of SARS, the avian influenza or similar incidents in the future may have an adverse effect on Korean and world economies.

Foreign Currency Reserves

The Government’s foreign currency reserves amounted to US$206.7 billion as of September 30, 2005.

Government Finance

The following table shows consolidated Government revenues and expenditures.

Consolidated Central Government Revenues and Expenditures

	2000	2001	2002	2003	2004
	(billions of won)
Total Revenues	135,811	144,033	158,712	171,945	178,784
Current Revenues	134,415	142,709	157,226	170,486	177,453
Total Tax Revenues	92,935	95,793	103,967	114,664	117,796
Income Profits and Capital Gains	35,387	35,638	38,404	46,420	48,112
Tax on Property	4,262	2,920	2,894	2,921	2,996
Tax on Goods and Services	38,020	43,818	48,047	50,906	51,800
Customs Duties	5,800	5,923	6,601	6,847	6,796
Others	9,466	7,494	8,021	7,570	8,090
Social Security Contribution	14,798	17,538	19,723	20,703	22,848
Non-Tax Revenues	26,682	29,378	33,536	35,119	36,810
Capital Revenues	1,396	1,324	1,486	1,459	1,331
Total Expenditures and Net Lending	129,284	136,765	136,046	164,303	173,190
Total Expenditures	109,443	126,688	135,610	166,812	171,802
Current Expenditures	87,170	101,744	106,255	136,212	144,805
Goods and Services	24,707	26,223	28,629	29,827	33,912
Interest Payments	6,888	7,198	6,846	6,598	8,312
Subsidies and Other Transfers(1)	55,114	66,540	68,929	96,498	99,549
Subsidies	329	534	768	424	748
Other Transfers(1)	54,785	66,006	68,161	96,074	98,801
Non-Financial Public Enterprises Expenditures	461	1,783	1,851	3,289	3,031
Capital Expenditures	22,273	24,944	29,355	30,600	26,997
Net Lending	19,841	10,077	436	(2,509)	1,389

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy.

Based on preliminary data, for 2004, revenues increased by approximately 4.1%, which represented 25.8% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)5.6 trillion in 2004.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2004.

Direct External Debt of the Government

	Amount in Original Currency	Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$12,761.9	US$	12,761.9
German Mark (DM)	DM 34.1		23.7
Japanese Yen (¥)	¥ 40,012.5		388.0

Total		US$	13,173.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2004.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic.

Direct Internal Debt of the Government

(billions of won)
2000	75,847.6
2001	87,327.5
2002	103,341.3
2003	141,406.4
2004	183,201.5

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2002	2003	2004
	(billions of won)
Domestic	100,753.7	79,131.7	65,350.5
External(1)	1,717.7	1,458.5	699.3

Total	102,471.4	80,590.2	66,049.8

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2000	2001	2002	2003	2004
	(billions of dollars)
Foreign Currencies	144.0	125.7	136.4	152.9	166.6
Korean Won	4.5	4.7	6.6	8.7	11.0

Total External Liabilities	148.5	130.4	143.0	161.6	177.6

	December 31,
	2000	2001	2002	2003	2004
	(billions of dollars)
Long-term Debt	99.1	88.4	93.3	106.8	117.6
General Government	19.2	18.3	17.6	11.6	13.2
Monetary Authorities	10.2	3.0	2.9	3.2	4.0
Banks	24.1	21.1	20.3	26.9	30.0
Other Sectors	45.6	46.0	52.5	65.1	73.2
Short-term Debt	49.4	42.0	49.7	54.8	60.0
Monetary Authorities	1.1	1.9	2.0	2.1	2.0
Banks	37.7	31.9	39.7	44.8	48.5
Other Sectors	10.6	8.2	8.0	7.9	9.5

Total External Liabilities	148.5	130.4	143.0	161.6	177.6

Source: Ministry of Finance and Economy.

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2004
	(%)			(millions of units)
US$	0.75-6.25/Floating	1960-2003	1982-2023	US$12,761.9
Japanese Yen (¥)	3.25-5	1980-1990	2004-2015	¥ 40,012.5
German Mark (DM)	2-4.5	1973-1985	2003-2021	DM 34.1

Total External Funded Debt(1)				US$13,173.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2004.

B. External Guaranteed Debt of the Government

Name	Interest Rates	Years of Issue	Years of Maturity	Principal Amounts Outstanding as of December 31, 2004
	(%)			(millions of dollars)
1. Bonds
Total Bonds				None
2. Borrowings
The Korea Development Bank	Floating	1999	2008	80.2
Industrial Bank of Korea	Floating	1999	2008	583.3

Total Borrowings(1)				663.5

Total External Guaranteed Debt(1)				663.5

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2004.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2004
	(%)			(billions of won)
1. Bonds
Foreign Exchange Stabilization Bonds	4.50-9.75	1999-2003	2004-2008	22,199.9
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	4.40-11.26	1995-2004	2005-2014	123,061.3
Interest-Bearing Treasury Bond for National Housing I	5.0	1993-2004	1998-2009	29,317.5
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2003-2019	3,071.6
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	11.3

Total Bonds				177,661.6

2. Borrowings
Borrowings from The Bank of Korea				830.0
Borrowings from the Sports Promotion Fund				50.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,500.0
Sub-Total				4,540.0

Total Internal Funded Debt				182,201.5

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Name	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2004
	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
The Korea Development Bank	Floating	1992-1994	2002-2004	0.8
Korea Container Terminal Authority	6.0%	1993-1996	2002-2006	30.0
Korea Asset Management Corporation	4.26-5.05 /Floating %	1997-2003	2002-2008	4,000.0
Korea Deposit Insurance Corporation	5.0-10.4	1998-2004	2003-2009	61,114.6	(1)

Total Bonds				65,145.3

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5%	1967	2000-2024	205.1

Total Borrowings				205.1

(1)	Over four years beginning in 2003, (Won)49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-9564.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and JPMorgan Chase Bank, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$500,000,000 aggregate principal amount and will mature on November     , 2010. The Notes will bear interest for each Interest Period (as defined below) at a rate equal to Three-Month USD LIBOR plus         % per annum, payable quarterly in arrears on February    , May    , August     and November      of each year (each an “Interest Payment Date”), beginning on February    , 2006. Interest on the Notes will accrue from November     , 2005.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of the actual number of days in the applicable Interest Period (as defined herein) divided by 360. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

The term “Three-Month USD LIBOR” means, with respect to any Interest Determination Date (as defined below):

(a) the rate for three-month deposits in United States dollars commencing on the second London Banking Day succeeding the Interest Determination Date, that appears on the Telerate Page 3750 (as described below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b) if no rate appears on the particular Interest Determination Date on the Telerate Page 3750, the rate calculated by the Calculation Agent (as described below) as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Telerate Page 3750” means the display on Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from and including November     , 2005 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

JPMorgan Chase Bank, acting through its London office, will serve as the “Calculation Agent” for the Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream Luxembourg, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Notes are held in global form. In the event that the Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described below under “—Notices”. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York as may be approved in writing by the fiscal agent.

Denomination

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities”, the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg”.

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream, Luxembourg. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to

Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

UNITED STATES TAX CONSIDERATIONS

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see ”Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated November     , 2005 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Credit Suisse First Boston LLC, The Hongkong and Shanghai Banking Corporation Limited and UBS AG are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriters	Principal Amount of the Notes
Credit Suisse First Boston LLC	US$
The Hongkong and Shanghai Banking Corporation Limited
UBS AG
DEPFA BANK PLC

Total	US$	500,000,000

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in excess of         % of the principal amount with respect to the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of         % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are new classes of securities with no established trading market. We have applied to the SGX-ST for listing of, and permission to deal in, the Notes. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, UBS AG (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$                 after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$                . The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

Delivery of the Notes

We will make delivery of the Notes, against payment in same-day funds on or about November     , 2005, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the

United Kingdom within the meaning of The Public Offers of Securities Regulations 1995 (as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of The Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

The Netherlands

Each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) and (ii) it has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Singapore

Each Underwriter represents and agrees that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further represents, warrants and agrees to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

Italy

No solicitations in connection with the offering of the Notes will be made in Italy by any party, including the Underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the Notes will be distributed in Italy. No Notes will be offered, sold or delivered in Italy.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Shin & Kim and Shin & Kim may rely as to matters of New York law upon the opinion of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)4,000 billion. As of September 30, 2005, our paid-in capital was (Won)3,295.8 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on July 21, 2004, and a decision of our Chairman and President dated November 2, 2005. On November 3, 2005, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2004, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since September 30, 2005, there has been no material adverse change in our capitalization as described in the table appearing on page S-9 of this prospectus supplement which is material in the context of the issue of the Notes.

We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, USA.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code:                 ; ISIN:                 ; CUSIP:                 ).

PROSPECTUS

The Export-Import Bank of Korea

$3,000,000,000

Debt Securities

Warrants to Purchase Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 12, 2005

i

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Export-Import Bank of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “(Won)” contained in this prospectus are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America, references to “Euro” or “ €” are to the currency of the European Union and references to “Yen” or “¥” are to the currency of Japan.

In this prospectus, where information has been prepared in thousands, millions or billions of units, amounts may have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE EXPORT-IMPORT BANK OF KOREA

Overview

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended (the “KEXIM Act”). Since our establishment, we have been promoting the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters.

Our primary purpose, as stated in the KEXIM Act, is to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” Over the years, we have developed financing facilities and lending policies that are consistent with the Government’s overall economic planning. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute a significant portion of our business.

As of December 31, 2004, we had (Won)10,127 billion of outstanding loans, including (Won)6,471 billion of outstanding export credit loans, (Won)1,490 billion of outstanding overseas investment credit loans and (Won)1,110 billion of outstanding import credit loans, as compared to (Won)9,780 billion of outstanding loans, including (Won)6,141 billion of outstanding export credit loans, (Won)1,228 billion of outstanding overseas investment credit loans and (Won)688 billion of outstanding import credit loans as of December 31, 2003.

Our operations are subject to the close supervision of the Government. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, contributions to capital or transfers of our income to reserves, plays an important role in determining our lending capacity. The Government has the power to appoint or dismiss our President, Deputy President, Executive Directors and Auditor. Moreover, the Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this Prospectus forms a part.

The Government supports our operations pursuant to Article 37 of the KEXIM Act. Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves, consisting of our surplus and capital surplus items, are insufficient to cover any of our annual net losses. In light of the above, if we have insufficient funds to make any payment under any of our obligations, including the debt securities covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

Capitalization

As of December 31, 2004, our authorized capital was (Won)4,000 billion and capitalization was as follows:

	December 31, 2004(1)
	(billions of Won)
Long-Term Debt(2)(3)(4)(5):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		303.7
Export-Import Financing Debentures		6,744.0

Total Long-term Debt		7,047.7

Capital and Reserves:
Paid-in Capital(6)		2,775.8
Legal Reserve(7)		116.2
Voluntary Reserve(7)		270.4
Unappropriated Retained Earnings		77.5
Capital Adjustments		304.2

Total Capital and Reserve	(Won)	3,544.1

Total Capitalization(7)	(Won)	10,591.8

(1)	Except as described in this prospectus, since December 31, 2004, there has been no material adverse change in our capitalization.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,043.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2004.
(3)	As of December 31, 2004, we had contingent liabilities totaling (Won)30,337 billion, which consisted of (Won)18,508 billion under outstanding guarantees and acceptances and (Won)11,829 billion under contingent guarantees and acceptances issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2004, see “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 13”. See also “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Notes 15” for a description of our commitments and contingencies as of December 31, 2004.
(4)	As of December 31, 2004, we had entered into 48 interest rate related derivative contracts with an aggregate notional amount of (Won)5,449 billion and 15 currency related derivative contracts with an aggregate notional amount of (Won)1,136 billion in accordance with our policy to hedge interest rate and currency risks. See “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 14”.
(5)	See “Sources of Funding” for an explanation of these sources of funds. All the borrowings of the Bank, whether domestic or international, are unsecured and unguaranteed.
(6)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)2,776 billion. See “Government Support and Supervision—Government Support”.
(7)	See “Government Support and Supervision” for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Purpose and Authority

We were established in 1976 as a special governmental financial institution pursuant to the KEXIM Act. The KEXIM Act, the Enforcement Decree of the KEXIM Act (the “KEXIM Decree”) and our Articles of Incorporation (the “By-laws”) define and regulate our powers and authority. We are treated as a special juridical entity under Korean law and are not subject to certain of the laws regulating activities of commercial banks.

We were established, as stated in the KEXIM Act, to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” As an instrument in serving the Government’s public policy objectives, we do not seek to maximize our profits. We do, however, strive to maintain a level of profitability to strengthen our equity base in order to support the growth in the volume of our business.

Our primary purpose has been the provision of loans to facilitate Korean exports of capital goods and technical services. Most of our activities have been carried out pursuant to this authority and we characterize such loans as export credits. In September 1998, the Government amended the KEXIM Act and KEXIM Decree to expand the types of goods eligible for export credits that we may extend to include non-capital goods and to permit us to provide certain trade financing for transactions that require less than six months for completion.

We have the authority to undertake a range of other financial activities. These fall into three principal categories:

•	overseas investment credits;

•	import credits; and

•	guarantee facilities.

Overseas investment credits consist of loans to finance Korean overseas investments and projects. Import credits include the extension of loans to finance Korean imports of essential materials and natural resources. Guarantee facilities are made available to support the obligations of Korean exporters and importers.

We also have the authority to administer, on behalf of the Government, the Government’s Economic Development Cooperation Fund and the Inter-Korea Cooperation Fund, formerly known as South and North Korea Co-operation Fund.

We may also undertake other business activities incidental to the foregoing, including currency and interest rate swap transactions. We have engaged in such swap transactions for hedging purposes only.

Government Support and Supervision

The Government’s determination each fiscal year, regarding the amount of financial support to extend to us, plays an important role in determining our lending capacity. Such support has included loans, contributions to capital and transfers of our income to reserves.

In 1986, the National Assembly amended the KEXIM Act, increasing our authorized capital from (Won)500 billion to (Won)1,000 billion. In December 1997, as a result of an amendment of the KEXIM Act by the National Assembly, our authorized capital was further increased to (Won)2,000 billion. The Government increased our authorized capital further to (Won)4,000 billion in September 1998. In June 2003, the Government contributed (Won)20 billion in cash to our capital. In December 2003, the Government contributed (Won)20 billion in cash to our capital. In August 2004, the Government contributed (Won)10 billion in cash to our capital. Taking into account these capital contributions, as of December 31, 2004, our total paid-in capital was (Won)2,776 billion, compared to (Won)2,765.8 billion as of December 31, 2003. In addition, in April 2005, the Government contributed (Won)500 billion in the form of shares of common stock of Korea Highway Corporation owned by the Government and (Won)20 billion in cash to our capital to further support our lending to Korean manufacturers and exporters, in accordance with the Government policy to promote the Republic’s exports by providing such entities with the funds required for the construction and export of capital goods (such as industrial plants, industrial machinery, natural resource development, information infrastructure and overseas construction projects). Pursuant to the KEXIM Act, only the Government, The Bank of Korea, the Korea Development Bank, certain designated domestic banking institutions, exporters’ associations and international financial organizations may contribute to our paid-in capital. As of December 31, 2004, the Government directly owned 52.5% of our paid-in capital and indirectly owned, through The Bank of Korea and the Korea Development Bank, 42.0% and 5.5%, respectively, of our paid-in capital. See “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 16”.

In addition to contributions to our capital, the Government provides funding for our financing activities. The Government, directly and through The Bank of Korea and the Korea Development Bank, has made loans available to us for our lending activities.

The Government also supports our operation pursuant to Articles 36 and 37 of the KEXIM Act. Article 36 of the KEXIM Act and our Articles provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, 20% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•	second, if the Minister of Finance and Economy approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•	third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Finance and Economy approves, such as additions to our voluntary reserve. As of December 31, 2004, we had a legal reserve of (Won)116 billion and a voluntary reserve of (Won)270 billion.

Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves are insufficient to cover any of our annual net losses. In light of this provision, if we have insufficient funds to make any payment under any of our obligations, the Government would take appropriate steps by making a capital contribution, by allocating funds or by taking other action to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

The Government closely supervises our operations including in the following ways:

•	the President of the Republic appoints our President upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy President and Executive Directors upon the recommendation of our President;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations and budget for the fiscal year to the Minister of Finance and Economy for his approval;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•	each of the Minister of Finance and Economy and the Financial Supervisory Commission has broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders it deems necessary to enforce the KEXIM Act or delegate examinations to the Financial Supervisory Commission;

•	the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KEXIM Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•	we must submit our annual report to the Ministry of Finance and Economy within two months after the end of each fiscal year and to the National Assembly within nine months after the end of each fiscal year outlining our operations and analyzing our activities during the relevant fiscal year; and

•	we may amend our By-laws and operating manual only with the approval of the Minister of Finance and Economy.

Selected Financial Statement Data

You should read the following financial statement data together with our financial statements and notes included in this prospectus:

	Year Ended December 31,
	2000		2001		2002		2003		2004
	(billions of Won)
Income Statement Data
Total Interest Income	(Won)	826.6	(Won)	598.0	(Won)	447.6	(Won)	370.6	(Won)	411.1
Total Interest Expense		649.0		476.3		299.1		260.0		319.3
Net Interest Income		177.6		121.7		148.5		110.6		91.9
Total Revenues		1,257.1		783.2		641.7		693.3		849.9
Total Expenses		1,243.0		773.8		570.8		631.8		743.6
Income before Income Taxes		14.1		9.4		70.9		61.5		106.3
Income Tax Benefit (expense)		(4.8)		0.4		(16.6)		(17.4)		(28.8)
Net Income		9.2		9.8		54.3		44.1		77.5

	As of December 31,
	2000		2001		2002		2003		2004
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	9,233.3	(Won)	9,250.8	(Won)	9,281.7	(Won)	9,779.9	(Won)	10,127.2
Total Borrowings(2)		7,906.9		7,583.9		7,318.0		7,740.9		7,842.6
Total Assets		12,018.5		11,070.9		10,606.5		11,281.6		12,170.6
Total Liabilities		9,338.2		8,300.9		7,796.9		8,103.1		8,626.5
Total Shareholders’ Equity(3)		2,680.2		2,770.0		2,809.6		3,178.5		3,544.1

(1)	Includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

2004

We had net income of (Won)77 billion in 2004 compared to net income of (Won)44 billion in 2003.

The principal factors for the increase in net income in 2004 compared to 2003 included:

•	reversals of (Won)57 billion of loan loss provisions with respect to our credit exposures in 2004 compared to additional loan loss provisions of (Won)54 billion in 2003; these reversals primarily reflected enhanced asset quality; and

•	an increase in fees and commissions to (Won)149 billion in 2004 from (Won)103 billion in 2003, primarily due to increased guarantee fees resulting from an increase in guarantees and acceptances; this increase in guarantees and acceptances was primarily attributable to heightened demand for advance payment guarantees and performance guarantees due to increased activities in the shipbuilding and construction sectors.

The above factors were partially offset by an increase in reserves in respect of guarantees to (Won)181 billion in 2004 from (Won)91 billion in 2003, primarily due to an increase in guarantees and the establishment of reserves for guarantees extended to companies classified as normal and precautionary at higher rates than the minimum required rates, based on more conservative internal reserve policies for guarantees in 2004 comparing to in 2003.

As of December 31, 2004, our total assets increased by 7.9% to (Won)12,171 billion from (Won)11,282 billion as of December 31, 2003, primarily due to an 8.2% increase in loans in Won and foreign currencies to (Won)8,822 billion as of December 31, 2004 from (Won)8,150 billion as of December 31, 2003 and a 17.9% increase in available-for-sale securities to (Won)1,836 billion as of December 31, 2004 from (Won)1,557 billion as of December 31, 2003, which were partially offset by a 20.5% decrease in call loans to (Won)620 billion as of December 31, 2004 from (Won)780 billion as of December 31, 2003.

As of December 31, 2004, our total liabilities increased by 6.5% to (Won)8,627 billion from (Won)8,103 billion as of December 31, 2003. The increase in liabilities was primarily due to a 57.6% increase in debentures to (Won)6,744 billion as of December 31, 2004 from (Won)4,280 billion as of December 31, 2003, which was partially offset by a 68.2% decrease in borrowings to (Won)1,099 billion as of December 31, 2004 from (Won)3,461 billion as of December 31, 2003.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt. The appreciation of the Won against the Dollar in 2004 compared to 2003 partially offset the effect of the increase in the volume of loans and debts, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2004, our total shareholders’ equity increased by 11.5% to (Won)3,544 billion from (Won)3,179 billion as of December 31, 2003, due to an increase in paid-in-capital as a result of the Government’s (Won)10 billion capital injection and an increase in retained earnings of (Won)77 billion, as well as an increase in gain on valuation of available-for-sale securities of (Won)264 billion.

2003

We had net income of (Won)44 billion in 2003 compared to net income of (Won)54 billion in 2002.

The principal factors for the decrease in net income in 2003 compared to 2002 included:

•	a decrease of (Won)38 billion in net interest income; this decrease primarily reflected a decrease in interest income from loans and securities, which more than offset a decrease in interest expense from borrowings, each of which was primarily attributable to lower interest rates in 2003 compared to 2002; and

•	new reserves of (Won)91 billion in respect of guarantees; these new reserves resulted from a change in our reserve policies for guarantees; effective December 31, 2003, we established reserves for guarantees extended to companies classified as normal and precautionary at the rates of 0.5% and 2.0%, respectively; in 2002, we did not set aside reserves for guarantees extended to companies classified as normal and precautionary.

The above factors were partially offset by net gain on disposition of available-for-sale securities of (Won)50 billion and a decrease in loan loss reserves by (Won)35 billion in 2003.

As of December 31, 2003, our total assets increased by 6.4% to (Won)11,282 billion from (Won)10,607 billion as of December 31, 2002 primarily due to a 28.5% increase in loans in foreign currencies to (Won)6,194 billion as of December 31, 2003 from (Won)4,821 billion as of December 31, 2002. The increase in loans in foreign currencies was primarily due to increases in foreign currency loans to manufacturing companies and to the wholesale and retail sectors, taken together, by 69.7% to (Won)3,066 billion as of December 31, 2003 from (Won)1,806 billion as of December 31, 2002, which were partially offset by a 55.2% decrease in foreign currency loans to banks to (Won)480 billion as of December 31, 2003 from (Won)1,071 billion as of December 31, 2002.

As of December 31, 2003, our total liabilities increased by 3.9% to (Won)8,103 billion from (Won)7,797 billion as of December 31, 2002. The increase in liabilities was primarily due to a 60.7% increase in debentures to (Won)4,280 billion as of December 31, 2003 from (Won)2,664 billion as of December 31, 2002, which was partially offset by a 25.6% decrease in borrowings to (Won)3,461 billion as of December 31, 2003 from (Won)4,654 billion as of December 31, 2002.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt. The value of the Won against the Dollar increased in 2003 compared to 2002, which partially offset the effect of the increase in the volume of loans and debt. A majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2003, our total shareholders’ equity increased by 13.1% to (Won)3,179 billion from (Won)2,810 billion as of December 31, 2002, due to an increase in paid-in capital as a result of the

Government’s (Won)40 billion capital injection and an increase in retained earnings of (Won)44 billion, as well as an increase in gain on valuation of available-for-sale securities of (Won)285 billion.

Operations

Loan Operations

Our primary objective since our establishment has been to promote the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters. Over the years, we have also developed financing facilities and lending policies that are consistent with the Government’s overall economic planning. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute a significant portion of our business.

Before approving a credit, we consider:

•	economic benefits to the Republic;

•	the industry’s rank in the order of priorities established by the Government’s export-import policy;

•	credit risk associated with the loans to be extended; and

•	the goal of diversifying our lending activities.

The KEXIM Act and the By-laws provide that we may extend credit only where repayment “is considered probable.” Accordingly, we carefully investigate the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan is made only if we believe there is reasonable assurance of repayment. See “Credit Policies, Credit Approval and Risk Management—Credit Approval”.

We are required by the KEXIM Act and the By-laws to make loans with original maturities of not less than six months and not more than 25 years. In September 1998, the Government amended the KEXIM Act and KEXIM Decree permitting us to provide trade financing for transactions that require less than six months for completion. The overall average life of our loans is approximately 2 years.

In 2004, we provided total loans of (Won)11,540 billion, an increase of 24.2% from the previous year, while our loan commitments amounted to (Won)15,530 billion, an increase of 30.6% from the previous year. The increase in loan disbursements was attributable mainly to increases in disbursements of import credits and overseas investment credits, which increased by 23.0% and 41.5%, respectively, from the previous year. The increase in disbursements of import credits was mainly due to an increase in demand for financing of raw materials, which were used for export and domestic consumption. The increase in disbursements of overseas investment credits was due to the growth of overseas direct investment (including direct investment in China) by Korean firms in 2004.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit:

	As of December 31,
	2002		2003		2004		As % of 2004 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	1,600.0	(Won)	1,188.1	(Won)	1,259.5	12.4%
Industrial Plants		2,326.3		1,642.3		1,706.5	16.9
Machinery		421.5		469.2		306.5	3.0
Foreign Exchange Bought		485.8		360.5		384.4	3.8
Trade Bill Rediscount		403.7		489.9		632.6	6.2
Others(2)		1,045.2		1,991.3		2,181.8	21.5

Sub-total		6,282.5		6,141.3		6,471.3	63.9

Overseas Investment Credits		738.7		1,228.0		1,489.8	14.7
Import Credits		357.7		687.9		1,110.2	11.0
Others(3)		272.1		462.7		369.6	3.6
Call Loans and Inter-bank Loans in Foreign Currency		1,630.6		1,260.0		686.3	6.8

Total	(Won)	9,281.6	(Won)	9,779.9	(Won)	10,127.2	100.0%

(1)	Includes bills bought.
(2)	Includes relending facility, offshore loans, etc.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, etc.

Source: Internal accounting records

The following table sets out our new loan commitments, categorized by type of credit:

New Loan Commitments by Type of Credit

	As of December 31,
	2002		2003		2004		As % of 2004 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	1,888.2	(Won)	2,377.1	(Won)	4,775.8	30.8%
Industrial Plants		159.9		725.0		870.8	5.6
Machinery		821.5		1,996.3		1,045.7	6.7
Foreign Exchange Bought		616.0		776.0		1,280.9	8.3
Trade Bill Rediscount		1,489.0		1,585.5		1,759.8	11.3
Others(2)		1,552.2		2,693.6		2,942.6	19.0

Sub-total		6,526.8		10,153.3		12,675.6	81.7

Overseas Investment Credits		529.1		806.4		1,387.3	8.9
Import Credits		484.9		934.8		1,467.4	9.4

Total	(Won)	7,540.8	(Won)	11,894.5	(Won)	15,530.3	100.0%

(1)	Includes bills bought.
(2)	Includes relending facility, offshore loans, etc.

Source: Internal accounting records

Export Credits

We offer export credits to either domestic suppliers or foreign buyers to finance export transactions. Such financing programs for domestic suppliers include export loans, technical service credits, small business export credits, rediscount on trade bills, relending facilities and project finance. Export credits to foreign buyers include direct loans and project finance. As of December 31, 2004, export credits in the amount of (Won)6,471 billion represented 63.9% of our total outstanding loans.

Our new commitments for export credits in 2004 amounted to (Won)12,675.6 billion, an increase of 24.8% from (Won)10,153 billion in 2003. This increase in new commitments for export credits was due to an increase in demand for loan financing from export companies.

We offer export credits to Korean manufacturers and exporters in order to provide them with the funds required for the construction and export of Korean capital goods and technical services designated in our operating manual. Capital goods eligible for export credit financings currently include ships, industrial plants, industrial machinery and overseas construction projects. With respect to eligible items supported by our export credits, ships have traditionally had the largest share of our export credit operations. In September 1998, the Government amended the KEXIM Act to expand the types of goods eligible for our export credits to include non-capital goods.

We offer export loans and technical service credits to domestic suppliers at fixed (no less than the Commercial Interest Reference Rate) or floating rates of interest with maturities of up to twelve years for ships and maturities of varying terms, from two to fifteen years, for financings of other eligible items. We typically require a minimum down payment of 20% of the contract amount for ship export financings and a minimum down payment of 15% for financings of other eligible items. When the credit rating of a prospective borrower does not meet our internal rating criteria, these export credits are secured by promissory notes issued in connection with the relevant transaction, or letters of guarantees or letters of credit issued or confirmed by a creditworthy international bank or the importer’s government or central bank. Other terms and conditions under such export credit facilities must be in accordance with the Arrangement on Guidelines for Officially Supported Export Credits by the Organization for Economic Cooperation and Development. We offer direct loans to foreign buyers under similar terms and conditions as export credit financings to domestic suppliers. We offer relending facilities to overseas banks to facilitate the import by foreign importers of Korean manufactured goods. We offer relending facilities at fixed rates of interest with maturities of up to ten years.

Overseas Investment Credits

We extend overseas investment credits to either Korean companies or foreign companies in which a Korean company has an equity share, to finance investments in eligible overseas businesses and projects. Such financing programs include:

•	overseas operation credits to foreign companies in which a Korean company has an equity share in the form of funds for purchasing equipment or working capital;

•	overseas investment credits to Korean companies that invest overseas in the form of equity participation or long-term loans;

•	overseas project credits to Korean companies engaged in overseas business to procure materials required for installing, expanding or operating equipment or facilities; and

•	major resources development credits to Korean companies that explore natural resources and acquire overseas mining rights.

As of December 31, 2004, overseas investment credits amounted to (Won)1,490 billion, representing 14.7% of our total outstanding loans.

Our disbursements and commitments of overseas investment credits in 2004 increased by 14.6% to (Won)903 billion and by 72.0% to (Won)1,387 billion, respectively, over the previous year. Most of the overseas investment credits were loans to foreign companies in which a Korean company has an equity share.

Proposals for overseas investment credits to finance the acquisition of important materials or the development of natural resources for the Korean economy, as determined by the Government, are given priority, together with projects that promote the export of Korean goods and services. As a result, projects financed by our overseas investment credit program have been mainly in the fields of manufacturing or development of natural resources.

We offer overseas investment credits financed in Won at either fixed or floating rates of interest. If such financing is in a foreign currency, we offer fixed or floating rates of interest with maturities up to ten years (with a maximum three-year grace period on repayment). Such facilities may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the financing required for the overseas investment project.

Import Credits

We offer import credits to Korean companies that directly import essential materials and natural resources whose stable and timely supply is required for the national economy, or to Korean companies that import such items after developing them overseas. Import credits are extended for importation of eligible items, including nuclear fuels, mineral ores, crude oil, lumber, wood pulp, grains, cotton, sugar, and equipment and machinery for research and development, and for use in advanced technological industries.

As of December 31, 2004, import credits in the amount of (Won)1,110 billion represented 11.0% of our total outstanding loans. New commitments and disbursements of import credits amounted to (Won)1,467 billion and (Won)1,353 billion, respectively, in 2004, an increase of 57.0% and 14.6%, respectively, over the previous year, which was mainly due to the increased demand in financing for raw materials used for export and domestic consumption. Our efforts to improve the import credit program also contributed to the increase in new commitments and disbursements of import credits, as we expanded the eligible items for import credits and launched a revolving line of credit program.

We offer import credits at either fixed or floating rates of interest with maturities up to ten years for equipment and machinery and shorter maturities of up to two years for other items, which may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the import contract amount.

Guarantee Operations

We provide guarantees in favor of Korean commercial banks and foreign banks or foreign importers in respect of the obligations of Korean exporters in order to facilitate export and import financings. Such guarantee programs for Korean exporters and importers include (1) financial guarantees to co-financing banks that provide loans for transactions that satisfy our eligibility requirements and (2) project-related guarantees to foreign importers for the performance of Korean exporters on eligible projects in the form of bid bonds, advance payment bonds, performance bonds and retention bonds. Guarantee commitments we made in 2004 amounted to (Won)30,337 billion, an increase of 16.3% over the previous year. Guarantees we confirmed in 2004 totaled (Won)18,508 billion, an increase of 5.6% over the previous year.

We mainly issue project-related guarantees, which include:

•	advanced payment guarantees that are issued to overseas importers of Korean goods and services to support obligations to refund down payments made to Korean exporters in the event of a failure to deliver the goods to be exported; and

•	performance guarantees that are issued to foreign importers to support the performance by Korean exporters of their contractual obligations.

In 2004, we issued project related confirmed guarantees in the amount of (Won)18,508 billion, an increase of 5.6% over the previous year, which was mainly due to an increasing need for advance payment guarantees arising from the increasingly active shipbuilding sector.

We also issue letters of credit to foreign exporters to assist in the financing of projects approved in connection with import credit loans, and to Korean exporters to assist in the financing of projects approved in connection with export credit loans.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 13”.

Government Account Operations

Economic Development Co-operation Fund

In 1987, the Government established the Economic Development Co-operation Fund (the “EDCF”) to provide loans, at concessional interest rates, to governments or agencies of developing countries for projects that contribute to industrial development or economic stabilization of such countries. We administer the EDCF on behalf of the Government and are responsible for project appraisal, documentation and administrative work relating to the EDCF Loans. The EDCF business accounts are maintained separately from our own account on behalf of the Government, and we derive no separate income or expenditures from our operation of the EDCF business. Government contributions constitute the primary funding source of the EDCF. Loan disbursements by the EDCF in 2004 amounted to (Won)155 billion for 26 projects in 13 countries, an increase of 13.9% from the previous year. As of December 31, 2004, the total outstanding loans extended by the EDCF was (Won)1,173 billion, an increase of 12.8% from the previous year.

Inter-Korea Co-operation Fund

In 1991, the Government established the Inter-Korea Cooperation Fund (the “IKCF”), formerly known as South and North Korea Co-operation Fund, to promote mutual exchanges and co-operation between the Republic and North Korea by engaging in funding and financing activities to support exchange of home visits, cultural activities, sports, academic co-operation, trade and economic co-operation between the two countries. We administer the IKCF under the initiative and policy direction of the Ministry of Unification. The IKCF business accounts are maintained separately from our own account. Government contributions constitute the primary funding source of the IKCF. The IKCF disbursements during 2004 amounted to (Won)476 billion for 161 projects, and cumulative total disbursements as of December 31, 2004 were (Won)3,318 billion, an increase of 16.8% from (Won)2,841 billion as of December 31, 2003.

Other Operations

We engage in various other activities related to our financing activities.

Activities in which we currently engage include:

•	country information services performed by the Overseas Economic Research Institute, which conducts country studies and country risk evaluation to assist in the efficient utilization of our financial resources;

•	export credit advisory services, which are aimed at bringing about a larger share of overseas bidding by giving Korean exporters a wide range of knowledge on the country, industry, market and financial situation of the importing country in the early stage of the tendering process or contract negotiations;

•	consulting services by in-house lawyers who consult on international transactions; and

•	management of Korea’s foreign direct investment database.

Description of Assets and Liabilities

Except where expressly indicated otherwise, loans in Won and loans in foreign currencies are collectively referred to as the “Loans”. Bills bought, foreign exchange bought and advances for customers are collectively referred to as the “Other Loans”. Loans and Other Loans are collectively referred to as the “Loan Credits”. Loan Credits and guarantees are collectively referred to as the “Credit Exposure”.

Total Credit Exposure

We extend credits to support export and import transactions, overseas investment projects and other relevant products in various forms including loans and guarantees.

The following table sets out our Credit Exposure as of December 31, 2002, 2003 and 2004, categorized by type of exposure extended:

		As of December 31,
		2002			2003			2004
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	1,815	9.4%	(Won)	1,475	5.5%	(Won)	1,818	6.5%
B	Loans in Foreign Currencies		4,821	25.0		6,194	23.1		6,937	24.6
C	Loans (A+B)		6,635	34.4		7,670	28.6		8,755	31.1
D	Other Loans		1,016	5.3		850	3.2		686	2.4
E	Call Loans and Inter-bank Loans in Foreign Currency		1,631	8.5		1,260	4.7		686	2.4
F	Loan Credits (C+D+E)		9,282	48.1		9,780	36.5		10,127	35.9
G	Allowances for Possible Loan Losses		(456)	(2.4)		(467)	(1.7)		(396)	(1.4)
H	Present Value Discount (PVD)		(24)	(0.1)		(21)	(0.1)		(61)	(0.2)
I	Loan Credits including PVD (F-G-H)		8,802	45.6		9,293	34.7		9,670	34.3
J	Guarantees		10,484	54.4		17,528	65.4		18,508	65.7
K	Credit Exposure (I+J)		19,286	100.0		26,821	100.0		28,178	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of December 31, 2002, 2003 and 2004, categorized by geographic area(1):

	As of December 31(1)(2),
	2002		2003		2004		As % of 2004 Total
	(billions of Won)
Asia	(Won)	3,101	(Won)	3,272	(Won)	3,982	42.2%
Europe		1,703		1,317		1,484	15.7
Middle East		1,205		952		1,246	13.2
Central and South America		690		1,102		831	8.8
North America		486		1,555		1,785	18.9
Africa		333		209		11	0.1
Others		132		113		102	1.1

Total	(Won)	7,651	(Won)	8,520	(Won)	9,441	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

Individual Exposure

The KEXIM Decree imposes limits on our aggregate credits extended to a single person or business group. As of the date hereof, we are in compliance with such requirements.

As of December 31, 2004, our largest Credit Exposure was to the Hyundai Heavy Industries Group of companies in the amount of (Won)8,202 billion.

As of December 31, 2004, our second largest and third largest Credit Exposures were to the Samsung Group companies in the amount of (Won)4,126 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)2,199 billion.

The following table sets out our five largest Credit Exposures as of December 31, 2004(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	58	(Won)	8,144	(Won)	8,202
2	Samsung Group companies		192		3,934		4,126
3	Daewoo Shipbuilding & Marine Engineering		—		2,199		2,199
4	Hanjin Group companies		253		1,241		1,494
5	LG Group companies		758		247		1,005

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

In October 2003, SK Networks and its principal creditors agreed to a restructuring plan which, among other things, allowed foreign creditors to cash out their debts at a buyout rate of 43% of the face value of the outstanding debt owed to them. In accordance with the decision of the creditor financial institution committee of SK Networks, (Won)201 billion of our loans to SK Networks was exchanged for equity of SK Networks, consisting of (Won)80.2 billion in common shares, (Won)85.0 billion in callable preferred shares and (Won)35.8 billion in convertible bonds.

As of December 31, 2004, our Credit Exposure to SK Networks and its subsidiaries amounted to (Won)361 billion, of which our export credits to SK Networks amounting to (Won)2.3 billion were classified as precautionary. Our other Credit Exposure to SK Networks and its subsidiaries consisted of loans classified as substandard. Provisioning for such Credit Exposure has remained at 49% as of December 31, 2004.

The following table sets out our exposure to SK Networks as of December 31, 2004(1):

Classification	Outstanding loans		Securities		Total
	(billions of Won)
Normal		—		—		—
Precautionary	(Won)	2.3		—	(Won)	2.3
Substandard		212.4		146.4		358.8
Doubtful		—		—		—
Estimated Loss		—		—		—

Total	(Won)	214.7	(Won)	146.4	(Won)	361.2

(1)	Includes exposures to SK Networks’ overseas subsidiaries.

In the early 1990’s, at the direction of the Government, we extended a commodity loan in the aggregate amount of US$466 million to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, which was guaranteed by the government of the former Soviet Union, as part of the Government’s policy to enhance economic cooperation between the two countries. Since the dissolution of the Soviet Union, the Government has been negotiating repayment terms with the government of the Russian Federation, which has agreed to assume the guarantee of the former Soviet Union in respect of the obligations of Vnesheconombank under such loan. In 1995, the two governments came to an agreement on a repayment schedule in respect of approximately half of the loan. Since the agreement was made, US$229 million of the principal has been repaid.

In June 2003, the two governments reached an agreement as to the rescheduling of the remaining portion of the loan and the change of the borrower from Vnesheconombank to the government of the Russian Federation. As a result, in September 2003, we upgraded the classification of the outstanding (Won)258 billion (including accrued and unpaid interest) of our exposure to the government of the Russian Federation from estimated loss to doubtful in terms of asset quality and established a 70% provisioning level for that credit exposure. In June 2004, we further upgraded the classification of the outstanding (Won)258 billion of our exposure to the government of the Russian Federation from doubtful to precautionary in terms of asset quality, following the continued repayment of the loan by the government of the Russian Federation in accordance with the agreed payment schedule, and established a 19% provisioning level for that credit exposure.

Asset Quality

The Financial Supervisory Commission requires banks, including us, to analyze and classify their credits into one of five categories by taking into account a number of factors including the financial position, profitability, transaction history of the relevant borrower and the value of any collateral or guarantee taken as security for the extension of credit.

Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 1999, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

Normal	Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.5% or more reserves required.

Precautionary	Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 2.0% or more reserves required.

Substandard	(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Estimated Loss	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

In November 2004, the Financial Supervisory Commission announced that it will implement new loan loss provisioning guidelines for banks, which will be required to follow from the second half of 2006. These guidelines include a new requirement that banks take into account “expected loss” based on their own “historical loss” with respect to credits in establishing their allowance for loan losses, instead of establishing such allowances based on the classification of credits under the current asset classification criteria. As a result, we will be required to establish and maintain allowance for loan losses based on an evaluation of “expected losses” on individual credits or credit portfolio.

Under the new guideline, all Korean banks, including us, are required to establish systems to calculate their “historical losses” and “expected losses” during 2005. The Financial Supervisory Commission also announced that Korean banks may voluntarily comply with the new loan loss provisioning guidelines commencing in 2005. Specifically, in the second half of 2005, banks that have implemented a credible internal system for evaluating “historical losses” may establish their allowance for loan losses based on such historical losses, so long as the total allowance for loan losses established exceeds the levels required under the current asset classification-based provisioning guidelines. Similarly, in the first half of 2006, banks that have implemented a credible system for evaluating “expected losses” may establish their allowance for loan losses based on such expected losses, so long as the total allowance established exceeds currently required levels. We currently intend to comply with the new guidelines in establishing our allowance for loan losses commencing in 2006, which may increase our provisions for loan losses compared to the levels that would be required under the currently applicable provisioning guidelines.

Asset Classifications

The following table provides information on our loan loss reserves:

	As of December 31, 2003(1)					As of December 31, 2004(1)
	Loan Amount		Minimum Reserve Ratio	Loan Loss Reserves		Loan Amount		Minimum Reserve Ratio	Loan Loss Reserves
	(in billions of Won, except percentages)
Normal(2)	(Won)	24,886.0	0.5%	(Won)	151.6	(Won)	27,019.0	0.5%	(Won)	364.7
Precautionary(2)		534.9	2.0%		42.1		550.7	2.0%		93.0
Sub-standard		340.8	20.0%		165.6		249.2	20.0%		121.5
Doubtful		265.6	50.0%		198.6		54.3	50.0%		51.1
Estimated Loss		0.1	100.0%		0.1		15.0	100.0%		15.0

Total	(Won)	26,027.4		(Won)	558.0	(Won)	27,888.2		(Won)	645.3

(1)	These figures include loans, confirmed acceptances and guarantees, domestic usance, bills bought, foreign exchange bought, advances for customers and others with present value discount.
(2)	Effective December 31, 2003, we established reserves for guarantees extended to companies classified as normal and precautionary at the rates of 0.5% and 2.0%, respectively.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing Credit Exposures as of December 31, 2004:

Borrower	Loans		Guarantees	Total
	(billions of Won)
Delinquency in payment:
Daewoo Corporation	(Won)	76.9	—	(Won)	76.9
Government of the Russian Federation		46.5	—		46.5

Restructuring or Rescheduling:
Hyundai Corporation	(Won)	11.5	—	(Won)	11.5

Doubtful:
Choongnam Textile Co., Ltd.	(Won)	9.5	—	(Won)	9.5
Orion Electric Co., Ltd.		6.0	—		6.0
I-Texfil Ltd.		4.2	—		4.2
Pioneer (Cayman) Co., Ltd.		3.1	—		3.1
Hankook Core Co., Ltd.		4.0	—		4.0

Estimated Loss:
Nahichevan Telecom.	(Won)	5.3	—	(Won)	5.3
Daewoo Motors	(Won)	4.1	—	(Won)	4.1

Total	(Won)	171.1	—	(Won)	171.1

In connection with our Credit Exposure of (Won)76.9 billion to Daewoo Corporation, we filed three lawsuits against three Korean banks relating to their obligations to honor guarantees that they issued with respect to debt owed to us by Daewoo Corporation. In 2003, the Seoul District Court ruled in our favor in all three lawsuits. The banks appealed these rulings, and the appellate court and the Supreme Court ruled in our favor with respect to the first and second lawsuits. Since the defendants of these lawsuits did not repay the guaranteed amount, we filed new lawsuits against them in the Seoul District Court in April 2005 to enforce the Supreme Court decision. The third lawsuit is still pending at the appellate level. We expect to prevail in all three lawsuits. Our outstanding Credit Exposure to Daewoo Corporation is currently classified as precautionary in terms of asset quality. We plan to wait until we receive final rulings with respect to these lawsuits prior to agreeing to any repayment plan in connection with the debt of Daewoo Corporation.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of its borrowers (including its largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of December 31, 2004, the amount of our non-performing assets was (Won)194 billion, a decrease of 47.4% from (Won)369 billion as of December 31, 2003, which was mainly due to the enhanced asset quality of our assets.

The following table sets forth our reserves for possible credit losses as of December 31, 2003 and 2004:

	As of 31 December
	2003		2004
	(billions of Won, except for percentages)
Reserve (A)	(Won)	466.7	(Won)	396.1
NPA (B)(1)		369.3		194.2
Total Equity (C)		3,178.5		3,544.1
Reserve to NPA (A/B)		126.4%		204.0%
Equity at Risk [(B-A)/C]		—		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets in delinquency of repayments of principles or interests more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

The following table sets forth our actual loan loss reserve ratios under the Financial Supervisory Commission guidelines as of December 31, 2003 and 2004:

Classification of Loans	Financial Supervisory Commission Guidelines	Actual Reserve Coverage (as of December 31, 2003)	Actual Reserve Coverage (as of December 31, 2004)
Normal	More than 0.5%	0.86%	1.35%
Precautionary	More than 2.0%	13.16%	16.89%
Substandard	More than 20%	48.59%	48.77%
Doubtful	More than 50%	74.76%	94.13%
Estimated Loss	100%	100.00%	100.00%

Investments

Under the KEXIM Decree, we are not allowed to hold stocks or securities of more than three years’ maturity in excess of 60% of our equity capital. However, investment in the following securities are not subject to this restriction:

•	Government bonds;

•	BOK currency stabilization bonds;

•	securities acquired via Government investment; and

•	securities acquired through investment approved by the Government, for research related to our operations or our financing.

As of December 31, 2004, our total investment in securities amounted to (Won)2,006 billion, representing 16.5% of our total assets. Our securities portfolio consists primarily of available-for-sale securities. Available-for-sale securities mainly comprise equity securities in Korea Exchange Bank and Industrial Bank of Korea which were recapitalized by the Government through us and equity securities in Korea Highway Corporation which were in-kind contributions made by the Government to us. In October 2003, we sold 30,865,792 preferred shares, which represented 38.6% of our holding of preferred stock in Korea Exchange Bank, to Lone Star Funds for (Won)166.7 billion.

The following table sets out the composition of our securities as of December 31, 2004:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-sale Securities	(Won)	1,836	91.5%
Securities held-to-maturity		79	3.9%
Investments in Associates		92	4.6%

Total	(Won)	2,006	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

We have credit risk concentrations that are not reflected on the balance sheet, which include risks associated with guarantees and acceptances. Guarantees and acceptances do not appear on the balance sheet, but rather are recorded as an off-balance sheet item in the notes to the financial statements. Guarantees and acceptances include financial guarantees, project related guarantees, such as bid bond, advance payment bond, performance bond or retention bond, and acceptances and advances relating to trade financings such as letters of credit or import freight. Contingent liabilities, for which the guaranteed amounts were not finalized, appear as unconfirmed guarantees and acceptance items in the notes to the financial statements as off-balance sheet items.

As of December 31, 2004, we issued a total amount of (Won)18,508 billion in confirmed guarantees and acceptances, of which (Won)18,273.9 billion, representing 98.7% of the total amount, were classified as normal and (Won)234.2 billion, representing 1.3% of the total amount, were classified as precautionary.

We were in litigation as the defendant in a lawsuit commenced by Daewoo Motor Company in November 2002. The claim was against the disposal of collateral stock by us in November 2000 and the amount of the lawsuit was approximately (Won)28 billion. In May 2005, we and Daewoo Motor accepted the compromise recommendation decision by the appellate court, based on which we paid approximately (Won)6.5 billion to Daewoo Motor.

Derivatives

The objective in our strategy and policies on derivatives is to actively manage and minimize our foreign exchange and interest rate risks. We do not take proprietary derivative positions. It is our policy to hedge all currency and interest rate risks wherever possible (taking into consideration the cost of hedging). We use various hedging instruments, including foreign exchange forwards and options, interest rate swaps, and cross currency swaps.

Under our internal trading rules that have been submitted to the Financial Supervisory Service, our policy is to engage in derivative transactions mainly for hedging our own position. As part of our total exposure management system, we monitor our exposure to derivatives and may make real-time inquiries, which enables our Risk Management Department to check our exposure on a regular basis. Under the guidelines set by the Financial Supervisory Service, we are required to submit reports on our derivatives exposure to the Financial Supervisory Service on a quarterly basis. As a measure to reduce the risk of intentional manipulation or error, we have separated responsibility for different functions such as initiation, authorization, approval, recording, monitoring and reporting to the Financial Supervisory Service. The Risk Management Department conducts regular reviews of derivative transactions to monitor any breach of compliance with the relevant regulatory requirements.

As of December 31, 2004, our outstanding loans made at floating rates of interest totaled approximately (Won)6,777 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)4,958 billion, including those raised in Japanese yen, Singapore dollars, Hong Kong dollars, Euros and Australian dollars and swapped into U.S. dollar floating rate borrowings. As a result, we are exposed to possible interest rate risks to the extent that the amount of our loans made at floating rates of interest exceeds the amount of our borrowings made at floating rates of interest. Foreign exchange risk arises because a majority of our assets and liabilities is denominated in non-Won currencies. In order to match our currency and interest rate structure, we generally enter into swap transactions. As of December 31, 2004, we had entered into 15 currency related derivative contracts with a notional amount of (Won)1,136 billion and valuation for BIS capital ratio purposes of (Won)48 billion and had entered into 48 interest rate related derivative contracts with a notional amount of (Won)5,449 billion and valuation for BIS capital ratio purposes of (Won)9 billion. See “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 14”.

Sources of Funding

We obtain funds primarily through borrowings from the Government or governmental agencies, the issuance of bonds in both domestic and international capital markets, borrowings from domestic and foreign financial institutions, capital contributions and internally generated funds. Internally generated funds result from various activities we carried on and include principal and interest payments on our loans, fees from guarantee operations and other services, and income from marketable securities we hold.

We raised a net total of (Won)12,096 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during 2004, a 23.3% increase compared with the previous year’s (Won)9,812 billion. The total loan repayments, including prepayments by our clients, during 2004 amounted to (Won)9,783 billion, an increase of 9.2% from (Won)8,962 billion during 2003.

Since our establishment, borrowings from the Government have provided a substantial portion of our financial resources. As of December 31, 2003, the outstanding amount of our borrowings from the Government was (Won)1,188 billion, which consisted of (Won)110 billion in Won and (Won)1,078 billion in foreign currencies. In 2004, we repaid all of the amounts borrowed from the Government and as of December 31, 2004, we had no outstanding borrowings from the Government.

We have diversified our funding sources by borrowing from various overseas sources and issuing long-term floating-rate notes and fixed-rate debentures in the international capital markets. These issues were in foreign currencies, including Dollars and Japanese Yen, and have original maturities ranging from one to ten years. During 2004, we issued eurobonds in the aggregate principal amount of US$1,721 million in various types of currencies under our existing Euro medium term notes program (“EMTN Program”), an 8.3% increase compared with the previous year’s US$1,588 million. These bond issues consisted of offerings of US$715 million, HK$1,480 million, ¥13,000 million, Singapore $125 million and Euro 450 million. In addition, we issued global bonds during 2004 in the aggregate amount of US$1,350 million and US$500 million under the EMTN Program and U.S. shelf registration statement (the “U.S. Shelf Program”), respectively. As of December 31, 2004, the outstanding amounts of such notes and debentures were US$4,934.1 million, ¥2.3 billion, Singapore $125 million, Australian $30 million and HK$1,617 million. In March 2005, we issued global bonds in the aggregate principal amount of US$1 billion pursuant to the U.S. Shelf Program.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. During 2004, we raised a $280 million through bilateral loans generated from the international financial market. As of December 31, 2004, the outstanding amount of such borrowings from foreign financial institutions was (Won)592 billion.

Our paid-in capital has increased from time to time since our establishment. From April 1997 to December 2004, the Government contributed (Won)2,295 billion to our capital. As of December 31, 2004, our total paid-in capital amounted to (Won)2,776 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 52.5%, 42.0% and 5.5%, respectively, of our paid-in capital.

In connection with our fund raising activities, we have from time to time sold third parties promissory notes, including related guarantees, acquired as collateral in connection with export credit financings.

The KEXIM Act provides that the aggregate outstanding principal amount of all of our borrowings, including the total outstanding export-import financing debentures we issued in accordance with the KEXIM Decree, may not exceed an amount equal to thirty times the sum of our paid-in capital plus our reserves. As of December 31, 2004, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)7,843 billion, was equal to 8.1% of the authorized amount of (Won)97,200 billion.

We are not permitted to accept demand or time deposits.

Each year we must submit to the Government for its approval an operating plan which includes our target levels for different types of funding. The following table is the part of the operating plan dealing with fund-raising for 2005:

Sources of Fund	(billions of Won)
Capital Contribution	(Won)	20
Borrowings		3,000
Collection of Loans		11,300
Repayment of Debts		1,000

Net Collection of Loans		10,300
Others		180

Total	(Won)	13,500

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of December 31, 2004:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2005	2006	2007	2008	Thereafter
	(billions of won)
Won	—	—	—	—	—
Foreign	825	1,496	2,094	522	2,423

Total Won Equivalent	825	1,496	2,094	522	2,423

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2004, as announced by the Seoul Money Brokerage Services Ltd.

Normally we determine the level of our foreign currency reserves based upon an estimate, at any given time, of aggregate loan disbursements to be made over the next two to three months. Our average foreign currency reserves in 2003 and 2004 were approximately US$840 million and US$656 million, respectively. Although we currently believe that such reserves, together with additional borrowings available under our uncommitted short-term backup credit facilities, will be sufficient to repay our outstanding debt as it becomes due, there can be no assurance that we will continue to be able to borrow under such credit facilities, or that the devaluation of the Won will not adversely affect our ability to access funds sufficient to repay our foreign currency denominated indebtedness in the future. In addition to maintaining sufficient foreign currency reserves, we monitor the maturity profile of our foreign currency assets and liabilities to ensure that there are sufficient maturing assets to meet our liabilities as they become due. As of December 31, 2004, our foreign currency assets maturing within three months and six months exceeded our foreign currency liabilities coming due within such periods by US$933 million and US$715 million, respectively, while our foreign currency liabilities coming due within one year exceeded our foreign currency assets maturing within such period by US$377 million. As of December 31, 2004, our total foreign currency assets exceeded our total foreign currency liabilities by US$58 million.

Debt Record

We have never defaulted in the payment of principal of, or interest on, any of our obligations.

Credit Policies, Credit Approval and Risk Management

Credit Policies

The Credit Policy Department functions as our centralized policy-making and planning division with respect to our lending activities. The Credit Policy Department formulates and revises our internal regulations on loan programs, sets basic lending guidelines on a country basis and gathers data from our various operating groups and produces various internal and external reports.

Credit Approval

We have multiple levels of loan approval authority, depending on the loan amount and other factors such as the nature of the credit, the conditions of the transaction, and whether the loan is secured. Our Executive Board of Directors can approve loans of any amount. The Credit Committee, Loan Officer Committee, Director Generals and Directors (Team Heads) each have authority to approve loans up to a specified amount. The amount differs depending on the type of loan and certain other factors, for example, whether a loan is collateralized or guaranteed.

At each level of authority, loan applications are reviewed on the basis of the feasibility of the project from a technical, financial and economic point of view in addition to evaluating the probability of recovery. In conducting such a review, the following factors are considered:

•	eligibility of the transaction under our financing criteria;

•	country risk of the country of the borrower and the country in which the related project is located;

•	credit risk of the borrower;

•	a supplier’s ability to perform under the related supply contract;

•	legal disputes over the related project and supply contract; and

•	availability of collateral.

When the credit rating of a prospective borrower does not meet our internal rating criteria, our policy is to ensure that the loans are either guaranteed by leading international banks or governments or made on a partially or fully secured basis. Guarantees are required if the credit rating of a prospective borrower does not meet our internal rating criteria. As of December 31, 2004, approximately 22% of our total outstanding loans were guaranteed by banks or governments and made on a partially or fully secured basis.

Risk Management

Our overall risk management policy is set by the Risk Management Committee, which meets on a quarterly basis and from time to time to establish tolerance limits for various exposures, whereas the overall risk management is overseen by the Risk Management Department, which is responsible for monitoring risk exposure.

The Risk Management Department reports our loan portfolio to the Financial Supervisory Service on a quarterly basis. The Risk Management Department also monitors our operating groups’ compliance with internal guidelines and procedures. To manage liquidity risk, we review the strategy for the sources and uses of funds, with each division submitting projected sources and uses to the Treasury Department. The Risk Management Department and the Treasury Department continually monitor our overall liquidity and the Treasury Department prepares both weekly and monthly cashflow forecasts. Our policy is to maintain a liquidity level, which can cover loan disbursements for a period of 1 1/2 to two months going forward. We protect ourselves from potential liquidity squeezes by maintaining sufficient amount of liquid assets with additional back-up of short-term credit lines.

Our core lending activities expose us to market risk, mostly in the form of interest rate and foreign currency risks. The Risk Management Department reports six-month projections of our interest rate and foreign exchange gap positions to the Risk Management Committee on a quarterly basis. We also monitor changes in, and matches of, foreign currency assets and liabilities in order to reduce exposure to currency fluctuations.

One of the key components of our risk management policy, which also affects our fund-raising efforts, is to monitor matches of asset maturities and liability maturities. The average maturity as of December 31, 2004 for our Won- and foreign currency-denominated loans was six months and 32 months, respectively, and for Won- and foreign currency-denominated liabilities was below one month and 40 months, respectively.

We follow an overall risk management process where we:

•	determine the risk management objectives;

•	identify key exposures;

•	measure key risks; and

•	monitor risk management results.

Our risk management system is a continuous system that is frequently evaluated and updated on an ongoing basis.

Capital Adequacy

Under the Financial Supervisory Service’s guidelines on risk-adjusted capital which were introduced in consideration of the standards we set for International Settlement, all banks in Korea, including us, are required to maintain a capital adequacy ratio (Tier I and Tier II) of at least 8% on a consolidated basis. To the extent that we fail to maintain this ratio, the Korean regulatory authorities may require corrective measures ranging from management improvement recommendations to emergency measures such as disposal of assets. As of December 31, 2004, our capital adequacy ratio was 12.86%, a decrease from 14.41% as of December 31, 2003, primarily as a result of an increase in loan assets and guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of December 31, 2002, 2003 and 2004:

	2002		2003		2004
	(millions of Won, except for percentages)
Tier I	(Won)	2,753,877	(Won)	3,066,186	(Won)	3,070,729
Paid-in Capital		2,725,755		2,765,755		2,775,755
Retained Earnings		345,074		392,579		465,838
Deductions from Tier I Capital		316,952		92,148		170,864
Capital Adjustments		(258,643)		—		—
Deferred Tax Asset		(53,727)		(86,080)		(165,349)
Others		(4,582)		(6,068)		(5,515)
Tier II (General Loan Loss Reserves)		91,547		206,294		482,261
Deductions from all capital		553,598		—		—
Total Capital		2,291,826		3,272,480		3,552,990
Risk Adjusted Assets		15,333,125		22,707,326		27,628,275

Capital Adequacy Ratios
Tier I		17.96%		13.50%		11.11%
Tier I and Tier II		14.95%		14.41%		12.86%

Source: Internal accounting records.

Overseas Operations

We maintain an international presence through 12 overseas representative offices, which are located in New York, Tokyo, Beijing, Sâo Paolo, Frankfurt, Paris, Washington D.C., Shanghai, New Delhi, Dubai, Moscow and Mexico City.

We also have three wholly-owned subsidiaries, KEXIM Bank (UK) Ltd., London, KEXIM (Asia) Ltd., Hong Kong, and KEXIM Vietnam Leasing Co., Ltd., Ho Chi Minh City. These subsidiaries are engaged in the merchant banking and lease financing businesses, and assist us in raising overseas financing. We also own 78.8% of P.T. Koexim Mandiri Finance, a subsidiary in Jakarta, which is primarily engaged in the business of lease financing.

The table below sets forth brief details of our subsidiaries as of December 31, 2004:

	Principal Place of Business	Type of Business	Book Value		Bank’s Holding
			(billions of Won)		(%)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	(Won)	44.8	100.0%
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking		31.1	100.0
P.T. Koexim Mandiri France	Indonesia	Leasing and Factoring		8.8	78.8
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees		7.1	100.0

Property

Our head office is located at 16-1 Yoido-Dong, Youngdungpo-Gu, Seoul 150-996, Korea, a 34,820 square meter building completed in 1985 on a site of 9,110 square meters and owned by us. In addition to the head office, we own a staff training center located near Seoul on a site of 47,881 square meters. We also maintain 11 branches in Seoul, Pusan, Kwangju, Taegu, Changwon, Daejeon, Suwon, Inchon, Ulsan, Chungju and Jeonju. Our domestic branch offices and overseas representative offices are located in facilities held under long-term leases.

Management and Employees

Management

Our governance and management is the responsibility of our Board of Executive Directors, which has authority to decide important matters relating to our business. All of the members of the Board of Executive Directors are full-time executives of KEXIM. The Board of Executive Directors is chaired by our President and is comprised of seven Executive Directors consisting of the President, the Deputy President and five other Executive Directors. The President of Korea appoints our President upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy President and all the other Executive Directors upon the recommendation of our President. All Board members serve for three years and are eligible for re-appointment for successive terms of office.

The members of the Board of Executive Directors are as follows:

Name	Age	Executive Director Since	Position
Dong-Kyu Shin	54	September 4, 2003	Chairman and President
Jin-Ho Kim	58	April 1, 2005	Deputy President
Joong-Ouk Shin	57	December 22, 2004	Executive Director
Jung-Jun Kim	56	April 1, 2005	Executive Director
Sung-Uk Hong	56	May 20, 2005	Executive Director
Tae-Sung Chung	55	May 20, 2005	Executive Director
Yong-An Choi	55	May 20, 2005	Executive Director

Our basic policy guidelines for activities are established by the Operations Committee. According to the By-laws, the Operations Committee is composed of officials nominated as follows:

•	President of KEXIM;

•	official of the Ministry of Finance and Economy, nominated by the Minister of Finance and Economy;

•	official of the Ministry of Foreign Affairs and Trade, nominated by the Minister of Foreign Affairs and Trade;

•	official of the Ministry of Commerce, Industry and Energy, nominated by the Minister of Commerce, Industry and Energy;

•	official of the Financial Supervisory Commission, nominated by the Chairman of the Financial Supervisory Commission;

•	executive director of The Bank of Korea, nominated by the Governor of The Bank of Korea;

•	executive director of the Korea Exchange Bank, nominated by the President and Chief Executive Officer of the Korea Exchange Bank;

•	representative of an exporters’ association (Korea International Trade Association), nominated by the Minister of Finance and Economy after consultation with the Minister of Commerce, Industry and Energy; and

•	executive director of the Korea Export Insurance Corporation established under the Export Insurance Act, nominated by the Chairman and President of the Korea Export Insurance Corporation.

The members of the Operations Committee are as follows:

Name	Age	Member Since	Position
Dong-Kyu Shin	53	September 4, 2003	Chairman and President of KEXIM
Dong-Soo Chin	55	August 9, 2004	Deputy Minister, Ministry of Finance and Economy
Jong-Ki Hong	54	September 10, 2004	Deputy Minister, Ministry of Foreign Affairs and Trade
Jae-Hoon Lee	50	April 11, 2005	Deputy Minister, Minister of Commerce, Industy and Energy
Woo-Cheol Lee	56	August 20, 2004	Standing Commissioner, Financial Supervisory Commission
Soo-Myung Kim	55	April 12, 2004	Assistant Governor, The Bank of Korea
Kong-Jin Kim	59	March 18, 2005	Vice Chairman, The Korea Federation Banks
Suk-Young Lee	56	February 26, 2003	Executive Vice Chairman, Korea International Trade Association
Sung-Bum Park	55	May 31, 2004	Deputy President, Korea Export Insurance Corporation

Employees

As of December 31, 2004, we had 611 employees. As of December 31, 2004, 313 employees were members of our labor union. We have never experienced a work stoppage of a serious nature. Every year during the fourth quarter, the management and union negotiate and enter into a collective bargaining agreement that has a one-year duration. The most recent collective bargaining agreement was entered into in December 2004.

Financial Statements and the Auditors

The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Jeong-Sang Choi, who was appointed for a three-year term on April 13, 2005.

We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated financial statements commencing with such non-consolidated financial statements as of and for the year ended December 31, 1983 and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil PricewaterhouseCoopers, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea, who has audited our financial statements as of and for the year ended December 31, 2004 and 2003 included in this prospectus.

Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “Notes to Non-Consolidated Financial Statements of December 31, 2004 and 2003—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States.

We recognize interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest expense is recorded on an accrual basis.

We classify securities that are actively and frequently bought and sold as trading securities. We classify debt securities with fixed or determinable payments and fixed maturities, and which we intend to hold to maturity, as held-to-maturity securities. We classify investments that are categorized as neither trading securities nor held-to-maturity securities as available-for-sale securities. We record our trading and available-for-sale securities, except for non-marketable equity securities classified as available-for-sale securities, at market value. We record our non-marketable equity securities classified as available-for-sale securities at the cost of acquisition. We record held-to-maturity securities at amortized cost. We recognize impairment losses on securities in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

We record debenture issuance costs as discounts on debentures and amortize them over the maturity period of the debentures using the effective interest method.

We record our equity investments in companies in which we exercise significant control or influence by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the investee’s net asset value.

We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

The Export-Import Bank of Korea

We have audited the accompanying non-consolidated balance sheets of the Export-Import Bank of Korea (“the Bank”) as of December 31, 2004 and 2003, and the related non-consolidated statements of income, appropriations of retained earnings and cash flows for the years then ended, expressed in Korean Won. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Export-Import Bank of Korea as of December 31, 2004 and 2003, and the results of its operations, the changes in its retained earnings and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Without qualifying our opinion, we draw your attention to the following matters.

As discussed in Note 2 to the financial statements, the Bank determined that the increase in volume and duration of loans and guarantees and acceptances expose the Bank to larger risks and accordingly modified its rates for allowances for loan losses and allowances for losses on guarantees and acceptances.

	Classification	Allowance rates before modification	Allowance rates after modification
			Duration	Allowance rates
Loans	Normal	0.75%	Due in 1 year or less	1.50%
		(Small companies 1.90%)	Due after 1 year through 3 years	1.75%
			Due after 3 years	1.90%
			Small companies	1.90%
	Precautionary	10.0% or more		15.0% or more
Guarantees and acceptances outstanding	Normal	0.5% or more	Due in 1 year or less Due after 1 year through 3 years Due after 3 years	0.75% 1.50% 1.75%
	Precautionary	2% or more		15.0%

This accounting change was accounted for prospectively, and as a result of the additional allowances for loan losses and the allowances for losses on guarantees and acceptances of (Won)75,522 million and (Won)153,206 million, respectively, the current year’s net income before income tax expenses decreased (Won)228,728 million.

As discussed in Note 15 to the financial statements, the Bank sold 30,865,792 shares of Korean Exchange Bank (“KEB”) common stocks to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at 5,400 KRW per share. According to the call option written by the Bank in the course of the transaction, LSF has the right to purchase the Bank’s remaining interest in KEB of 49,134,208 shares within 3 years from the transaction date at a formula-determined price. The ultimate effect of this agreement on the financial position of the Bank as of the balance sheet date cannot be presently determined, and accordingly, no adjustments related to such uncertainties have been recorded in the accompanying non-consolidated financial statements.

Additionally, upon sale of KEB shares by LSF after two years from the transaction date, the Bank and LSF may, with other conditions to the sale satisfied, exercise its rights against the other party to sell or cause to sell any of the Bank’s remaining interest in KEB shares under the same conditions as LSF. Under the mutual agreement between the Bank and LSF, the KEB shares held by the Bank are restricted from sale until October 31, 2005.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those who are knowledgeable about Korean accounting principles or auditing standards and their application in practice.

Seoul, Korea

January 21, 2005

This report is effective as of January 21, 2005, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004		2003
	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3, 27)	(Won)	69,504	(Won)	108,328
Available-for-sale securities (Note 4, 23)		1,835,756		1,556,521
Held-to-maturity securities (Note 4, 23, 25)		78,617		23,985
Investments in associates (Note 4, 23)		91,677		60,731
Loans (Note 5, 23, 24, 25)		10,127,203		9,779,869
Adjustment on loans in foreign currencies (Note 5)		20,410		—
(Allowance for possible loan losses) (Note 6)		(456,945)		(487,259)
Fixed assets (Note 7)		47,110		44,215
Other assets (Note 8, 24)		357,291		195,246

Total assets	(Won)	12,170,623	(Won)	11,281,636

Liabilities and Shareholders’ Equity
Borrowings (Note 9, 23, 25)		1,098,591		3,461,340
Debentures (Note 10, 23, 24)		6,744,001		4,279,590
Other liabilities (Note 12)		783,951		362,172

Total liabilities	(Won)	8,626,543	(Won)	8,103,102

Commitments and contingencies (Notes 13, 15)

Equity:
Capital (Note 16)		2,775,755		2,765,755
Retained earnings (Note 17)		464,086		386,610
Capital adjustments (Note 18)		304,239		26,169

Total shareholders’ equity		3,544,080		3,178,534

Total liabilities and shareholders’ equity	(Won)	12,170,623	(Won)	11,281,636

The accompanying notes are an integral part of these non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Income

Years ended December 31, 2004 and 2003

	2004		2003
	(in millions of Korean Won)
Interest income (Note 26)
Interest on due from banks	(Won)	2,145	(Won)	1,648
Interest on available-for-sale securities		1,367		1,618
Interest on held-to-maturity securities		1,236		2,049
Interest on loans		406,399		365,321

		411,147		370,636

Interest expenses (Note 26)
Interest on borrowings		35,532		79,834
Interest on call money		4,283		3,592
Interest on debentures		279,464		176,584

		319,279		260,010

Net interest income		91,868		110,626
Provision for (reversal of) loan losses (Note 6)		(57,057)		53,629

Net interest income after provision for (reversal of) loan losses		148,925		56,997

Non-interest income
Fees & commission income		149,445		102,710
Dividends on trading securities		—		570
Dividends on available-for-sale securities		9,830		10,549
Gain on foreign currency transactions		10,202		35,948
Gain on derivatives transactions		81,216		57,812
Others (Note 20)		97,115		60,752

		347,808		268,341

Non-interest expenses
Fees & commission expenses		3,078		2,364
Loss from guarantees and acceptances (Note 13)		181,034		91,430
General and administrative expenses (Note 19)		83,130		72,142
Loss on foreign currency transactions		75,767		16,993
Loss on derivatives transactions		24,445		29,125
Others (Note 20)		45,832		67,046

		413,286		279,100

Operating income		83,447		46,238
Non-operating income, net (Note 21)		22,849		15,243

Net income before income tax expense		106,296		61,481

Income tax expense (Note 22)		28,820		17,398

Net income	(Won)	77,476	(Won)	44,083

The accompanying notes are an integral part of these non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS

Years ended December 31, 2004 and 2003

(Date of Appropriation : February 28, 2005 for the year ended December 31, 2004

Date of Appropriation : February 25, 2004 for the year ended December 31, 2003)

	2004		2003
	(in millions of Korean Won)
Retained earnings before appropriations
Unappropriated retained earnings carried over from prior year	(Won)	—	(Won)	—
Net income		77,476		44,083

		77,476		44,083

Appropriations (Note 17)
Legal appropriated retained earnings		15,495		8,817
Other reserves		60,431		35,266
Cash dividends		1,550		—

		77,476		44,083

Unappropriated retained earnings carried over to the subsequent year	(Won)	—	(Won)	—

The accompanying notes are an integral part of these non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004 and 2003

	2004		2003
	(in millions of Korean Won)
Cash flows from operating activities
Net income	(Won)	77,476	(Won)	44,083

Adjustments to reconcile net income to net cash used in operating activities
Realized gain on trading securities, net		—		(975)
Loss (gain) on foreign currency transactions, net		65,565		(18,955)
Provision for (reversal of) loan losses		(57,057)		53,629
Gain on derivatives transactions, net		(56,771)		(28,687)
Loss (gain) on valuation of derivatives, net		(5,763)		16,970
Gain on fair value hedged items, net		(45,323)		(9,436)
Retirement benefits		5,801		6,718
Depreciation and amortization		5,112		5,438
Loss on disposal of fixed assets, net		530		322
Realized gain on available-for-sale securities, net		(9,578)		(50,369)
Impairment loss on available-for-sale securities, net		—		5,721
Unrealized loss (gain) on investment in associates, net		183		(1,086)
Provision for guarantee allowance		181,034		91,430
Other non-operating expense		2,587		27,565
Others, net		(10,706)		(2,648)
Changes in assets and liabilities resulting from operations, net
Loans		(425,041)		(683,620)
Payment of retirement benefits		(1,230)		(1,311)
Guarantee deposits		(2,753)		(2,465)
Accounts receivable		222		8,869
Accrued income		(36,376)		(6,500)
Prepaid expenses		279		9,082
Deferred tax assets		(78,174)		(32,353)
Other assets		(2,788)		52,480
Domestic exchange payables		143,525		37,333
Accounts payable		8,707		(40,024)
Accrued expenses		46,854		(797)
Unearned income		30,761		(1,341)
Guarantee deposits received		—		(863)
Other liabilities		1,397		4,530

Net cash provided by (used in) operating activities		(161,527)		(517,260)

Cash flows from investing activities
Decrease in trading securities	(Won)	—	(Won)	16,200
Decrease in available-for-sale securities		38,639		323,343
Decrease (increase) in held-to-maturity securities		(54,632)		13,314
Acquisition of investment in associates		(36,961)		—
Dividend from investment in associates		—		143
Proceeds from disposal of fixed assets		243		72
Acquisition of fixed assets		(7,671)		(12,762)
Acquisition of intangible assets		(1,109)		(3,229)
Decrease in net derivative assets		45,703		10,731

Net cash provided by (used in) investing activities		(15,788)		347,812

Cash flows from financing activities
Decrease in borrowings, net		(2,767,228)		(1,201,044)
Increase (decrease) in call money, net		406,594		(237,721)
Increase in debentures, net		2,489,125		1,631,962
Increase in capital		10,000		40,000

Net cash provided by (used in) financing activities		138,491		233,197

Net (decrease) increase in cash and cash equivalents		(38,824)		63,749
Cash and cash equivalents, Beginning of year		108,328		44,579

Cash and cash equivalents, End of year (Note 27)	(Won)	69,504	(Won)	108,328

The accompanying notes are an integral part of these non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

1.    The Bank

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to facilitate export and import transactions, overseas investments and overseas resources development through the extension of loans and other financial facilities. The Bank has eight domestic branches, four overseas subsidiaries, and ten overseas offices as of December 31, 2004.

As of December 31, 2004, the Bank has (Won)4,000,000 million of authorized capital, of which (Won)2,775,755 million has been paid-in. The Bank is 52.50%, 41.97% and 5.53% owned by the Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank, respectively, as of December 31, 2004.

The Bank, as an agent of the Government, has managed The Economic Development Cooperation Fund and the Inter-Korean Cooperation Fund (the “Funds”) since June 1987 and March 1991, respectively. The Funds are managed under separate accounts from the Bank’s own accounts and are not included in the accompanying non-consolidated financial statements. The Bank receives fees from the government for the management of these funds.

2.    Summary of Significant Accounting Policies

The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below.

Basis of Financial Statement Presentation

The Bank maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain information attached to the Korean language financial statements, but not required for a fair presentation of the Company’s financial position, results of operations, or cash flows, is not presented in the accompanying non-consolidated financial statements.

Application of the Statements of Korean Financial Accounting Standards

The Bank has adopted Statements of Korean Financial Accounting Standards (“SKFAS”) No. 1 through 10, 12 and 13 (SKFAS No. 10, 12 and 13 have been effective as of January 1, 2004) in the preparation of its financial statements. Except for the adoption of these SKFAS, the same accounting policies are applied for the financial statements as of and for the year ended December 31, 2004 and as of and for the year ended December 31, 2003.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Recognition of Interest Income

The Bank recognizes interest income on loans on an accrual basis. However, interest income on delinquent and dishonored loans, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest accrued but not recognized amounted to (Won)6,529 million and (Won)5,494 million as of December 31, 2004 and 2003.

Foreign Currency Translation

All assets and liabilities denominated in foreign currencies are translated into Korean won at the rates in effect at the balance sheet date (2004: (Won)1,043.8:US$1, 2003: (Won)1,197.8:US$1), and resulting translation gains and losses are recognized in the current period.

Securities

Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, and which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity, and which the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Investments neither classified as trading securities nor held-to-maturity securities are classified as available-for-sale securities.

Securities are recognized initially at their fair value plus transaction costs that are directly attributable to the acquisition. The Bank uses the moving average method and specific identification method for determining the carrying value of equity securities and debt securities, respectively.

Trading and available-for-sale debt securities are carried at fair value using the quoted prices provided by bond pricing service institutions. Held-to-maturity debt securities are carried at amortized cost.

Marketable equity securities are carried at market prices provided by the beneficiary certificate dealers. However, non-marketable equity securities are carried at fair value only if the fair value is reasonably measurable. Otherwise, they are carried at cost.

Unrealized gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as capital adjustments. Premiums and discounts on debt securities are amortized over the maturity period of the debt securities using the effective interest method.

Impairment losses are recognized in the current operations when there is evidence of impairment and recoverable amounts of available-for-sale securities or held-to-maturity securities are less than either the acquisition cost of equity securities or the amortized cost of debt securities. Unrealized gains or losses on available-for-sale or held-to-maturity securities that had not been recognized through income are realized when the related securities are disposed of.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Investments in Associates

Investments in associates, over which the Bank exercises significant control or influence, are accounted for using the equity method. Under the equity method, the Bank records changes in its proportionate ownership of the associate in the current operations either as capital adjustments, adjustments to retained earnings or charges to net income (loss), depending on the nature of the underlying change in the book value of the investment in associate.

The Bank discontinues the equity method of accounting for investments in associates when the Bank’s share of accumulated losses of the associates equals the costs of the investments and until the subsequent cumulative changes in its proportionate net income of the associate equal its cumulative proportionate net losses not recognized during the periods when the equity method was suspended.

Differences between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of the associate are amortized or accreted using an appropriate method and the resulting amortization is charged to current operations.

Gains and losses recorded by the Bank from inter-company transactions with associates are fully eliminated. Gains and losses recorded by the associates from these transactions are proportionately eliminated, based on the Bank’s percentage of ownership.

Allowances for Loan Losses

The Bank determines the credit risk classification of corporate loans using a certain scale based on the Banks internal credit rating system, the Forward Looking Criteria (FLC), and other factors such as days in arrears, insolvency and result of financial transactions. Allowances are determined by applying the rates of each credit risk classification. This credit rating model considers financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following percentages to the various credit ratings.

	Credit Ratings	Provision Percentage
Normal	P1~P6	1.5%~1.9%
Precautionary	SM	15% or more
Sub-standard	S	20% or more
Doubtful	D	50% or more
Estimated loss	F	100%

Provisions are applied to all loans except for call loans and inter-bank loans, which are classified as “Normal”.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The Bank determined that the increase in volume and duration of loans expose the Bank to larger risks and accordingly modified its rates for allowances for loan losses.

		Allowance rates after modification
Classification	Allowance rates before modification	Duration	Allowance rates
Normal	0.75%	Due in 1 year or less	1.50%
	(Small companies 1.90%)	Due after 1 year through 3 years	1.75%
		Due after 3 years	1.90%
		Small companies	1.90%
Precautionary	10.0% or more		15.0% or more

This accounting change was accounted for prospectively, and as a result of the additional allowances for loan losses of (Won)74,780 million and (Won)742 million have been provided for normal and pre-cautionary loans, respectively, and the current year’s net income before income tax expense decreased (Won)75,522 million.

Troubled Debt Structuring

The equity interest in the debtors, net of real estates and/or other assets received as full or partial satisfaction of the Bank’s loans, collected through reorganization proceedings, court mediation, or debt restructuring agreements of parties concerned, are recorded at their fair value at the time of the restructuring. In cases where the fair value of the assets received are less than the book value of the loan (book value before allowances), the Bank offsets the book value against allowances for loans first and then recognizes provisions for loans.

Impairment losses for loans, which were restructured in a troubled debt restructuring involving modification of terms, are computed using the difference between the present value of future cash flows under debt restructuring agreements discounted at effective interest rates at the time when loans are originated, and the book value before allowances for loans. If the amount of allowances already established is less than the impairment losses under the workout plans, the Bank establishes additional allowances for the difference. Otherwise, the Bank reverses the excess allowances for loan losses.

After the above adjustments to loans from troubled debt structuring, the Bank separately establishes additional allowances for its loans based on the present value of loans considering the credit status of the borrower.

Before the adoption of SKFAS No. 13, Troubled Debt Structuring, the difference between the nominal value and the present value of loan under troubled debt structuring agreements was recorded as present value discounts and was presented separately as a deduction from the loan nominal value. However, in accordance with the Bank’s adoption of SKFAS No. 13, unamortized present value discounts as of the beginning of the previous period were reclassified into allowances for loan losses.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Fixed Assets and Related Depreciation

Tangible assets are recorded at cost, except for upward revaluation of certain assets in accordance with the Korean Asset Revaluation Law. Depreciation is computed using the declining-balance method over the estimated useful lives of the assets except for buildings acquired after January 1, 1995, which are depreciated using the straight-line method, and is presented as accumulated depreciation, which is a contra account of tangible assets in the financial statements.

Tangible Assets	Depreciation Method	Estimated Useful Life
Buildings	Straight-line method	10~60 years
Vehicles	Declining balance	4 years
Furniture and fixtures	Declining balance	4~20 years

Expenditures that enhance the value or extend the useful life of the related assets are capitalized as additions to tangible assets. Routine maintenance and repairs are recognized as expenses when incurred.

Intangible assets consist of manufacturing or purchasing costs and acquisition costs, which are amortized based on a straight- line method with estimated useful lives of 5 years and are presented in the financial statements, net of accumulated amortization.

The Bank adjusts the book value of a fixed asset to its recoverable amount and recognizes the difference as an impairment loss when the recoverable amount is significantly below the book value due to obsolescence or decline in market value. The subsequent increase in recoverable amount in excess of the book value is recognized, to the extent of the original book value before impairment, as reversal of fixed asset impairment losses.

Debenture Issuance Costs

Debenture issuance costs are recorded as discounts on debentures and amortized over the maturity period of the debentures using the effective interest method.

Accrued Retirement Benefits

Employees and directors with more than one year of service as of the balance sheet date are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Additionally, the Bank records the contributions to pension funds, which grant the payment rights to its employees, and contributions to the National Pension Fund, as contra accounts of accrued severance benefits.

Outstanding Guarantees and Acceptances and Allowances for Losses on Guarantees and Acceptances

Up to December 31, 2003, the Bank applied the credit risk classification used for loans to outstanding guarantees and acceptances, and provided allowances for losses of 0.5%, 2%, 20%, 50% and 100% on outstanding guarantees and acceptances classified as normal, precautionary , sub-standard, doubtful, and estimated loss, respectively.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The Bank determined that the increase in volume and duration of guarantees and acceptances expose the Bank to larger risks and accordingly modified its rates for allowances for losses on guarantees and acceptances.

	Allowance rates before modification	Allowance rates after modification
Classification		Duration	Allowance rates
Normal	0.5% or more	Due in 1 year or less	0.75%
		Due after 1 year through 3 years	1.50%
		Due after 3 years	1.75%

Precautionary	2% or more		15.0%

This accounting change was accounted for prospectively, and as a result of the additional allowances for losses on guarantees and acceptances of (Won)122,758 million and (Won)30,448 million have been provided for normal and pre-cautionary guarantees and acceptances, respectively, and the current year’s net income before income tax expense decreased (Won)153,206 million.

Deferred Income Taxes

The Bank recognizes deferred income taxes for anticipated future tax consequences resulting from temporary differences between amounts reported for financial reporting and income tax purposes. By directly adjusting of retained earnings, the Bank records the tax effects of temporary differences arising from the cumulative effects of accounting changes or that arising from adjusting losses and profits on prior period to prior year’ s unappropriated retained earnings.

Derivative Instruments

Derivative instruments for trading or hedging purpose are recorded at fair value and the resulting unrealized gains and losses are recognized in the current operations, except for the effective portion of derivative transactions entered into for the purpose of cash-flow hedges, which is recorded as an adjustment to shareholders’ equity.

The Bank applied fair value hedge accounting to a derivative instruments with the purposes of hedging the exposure to changes in the fair value of assets or a liabilities or a firm commitments that is attributable to the particular risk. The gain or loss, both on the hedging derivative instrument and on the hedged item attributable to the hedged risk, is reflected in the current operations.

Cash flow hedge accounting is applied to a derivative instrument with the purpose of hedging the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is recognized in the current operations. The effective portion of the gain or loss recorded as a capital adjustment is reclassified to current operations in the same period during which the hedged forecasted transaction affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss recognized as a capital adjustment is added to or deducted from the asset or the liability.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Statement of Cash Flows

In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are large.

Earnings Per Share

Earnings per share is not computed because the capital of the Bank does not stem from stock issuance.

3.    Due from Banks

Due from banks as of December 31, 2004 and 2003 are as follows (in millions of Korean won):

		2004.12.31		2003.12.31
Due from banks in Won
Current deposits	Kookmin Bank and others	(Won)	1,081	(Won)	1,230
Certificates of Deposits	—		—		59,403
Other deposits	Industrial Bank of Korea		4,300		6,257

Due from banks in foreign currencies			5,381		66,890

Current deposits	Korea Exchange Bank		24,746		31,881
Demand deposits	Commerzbank and others		36,867		9,247
Off-shore due from banks on demand	Deutsche Bank and others		2,510		310

			64,123		41,438

		(Won)	69,504	(Won)	108,328

The maturities of due from banks as of December 31, 2004 are less than 3 months.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

4. Securities

Available-for-sale and held-to-maturity securities as of December 31, 2004 are as follows:

	Impairment				Capital adjustments
Available-for-sale	Reversal of		Loss		Gain		Loss		Book value
	(in millions of Korean won)
Equity securities	(Won)	—	(Won)	—	(Won)	302,776	(Won)	10	(Won)	1,822,674
Investment in funds		—		—		—		—		656
Government and municipal
Bonds		—		—		—		—		1
Corporate bonds		—		—		1,303		—		12,425

	(Won)	—	(Won)	—	(Won)	304,079	(Won)	10	(Won)	1,835,756

	Impairment				Unrealized
Held-to-maturity	Reversal of		Loss		Gain		Loss		Book value
	(in millions of Korean won)
Government and municipal
Bonds	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	63,300
Corporate bonds		—		—		—		—		15,317

	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	78,617

Available-for-sale and held-to-maturity securities as of December 31, 2003 are as follows:

	Impairment				Capital adjustments
Available-for-sale	Reversal of		Loss		Gain		Loss		Book value
	(in millions of Korean won)
Equity securities	(Won)	—	(Won)	5,721	(Won)	123,149	(Won)	99,346	(Won)	1,527,796
Investment in funds		—		—		—		—		1,056
Corporate bonds		—		—		2,366		—		27,669

	(Won)	—	(Won)	5,721	(Won)	125,515	(Won)	99,346	(Won)	1,556,521

	Impairment				Unrealized
Held-to-maturity	Reversal of		Loss		Gain		Loss		Book value
	(in millions of Korean won)
Corporate bonds	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	23,985

	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	23,985

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

As of December 31, 2004 and 2003, available-for-sale securities (equity securities and investment in funds) are as follows:

	Korean won) Companies	Number of shares	2004.12.31		2003.12.31
	(in millions of Korean won)
Marketable	Korea Exchange Bank 2*	89,448,595	(Won)	769,258	(Won)	565,315
	Industrial Bank of Korea	40,501,153		294,038		267,307
	Hyundai Corporation 2*	798,200		2,746		2,410
	Daewoo International Corporation 2*	10,996,400		114,363		80,274
	SK Networks Co., Ltd. 2*	12,891,100		86,834		54,783
	SK Networks Co., Ltd. (Preferred Stock)2*	1,077,804		59,562		50,478
	Daewoo Precision Industries Co., Ltd.	23,100		398		358
	Others	50,873		307		15,042

				1,327,506		1,035,967

Non-marketable	Industrial Bank of Korea (Preferred Stock)	6,210,000		42,830		40,986
	Daewoo Electronics Corp.2*	224,580		1,024		791
	Korea Highway Corporation 1*	45,000,000		450,000		450,000
	Korea Asset Management Corporation	120,000		600		600
	Korea Ship Finance Co., Ltd.	254,000		1,270		—
	Koryo	3,312		—		—
	Orion Electric Co., Ltd.	435,410		—		—
	Daewoo Precision Industries
	Co., Ltd. (Preferred Stock)	7,700		39		39
	Korea Money Broker Corp.	—		56		56
	Korea Data Systems Co., Ltd.	27,323		5		13
	Others	—		—		400

				495,824		492,885

			(Won)	1,823,330	(Won)	1,528,852

1*	Acquisition cost of equity invested by Korean government is recorded at the larger of the denomination amount and the fair value at acquisition in accordance with the Investment in Kind of National Property Act § 4. 6
2*	As of December 31, 2004, the above investment securities are restricted from sale

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Available-for-sale equity securities of which the fair value cannot be reasonably measured as of December 31, 2004 are as follows:

	Acquisition cost		Book value
	(in millions of Korean won)
Korea Highway Corporation	(Won)	450,000	(Won)	450,000
Korea Asset Management Corporation		600		600
Korea Ship Finance Co., Ltd.		1,270		1,270
Koryo		500		—
Daewoo Precision Industries Co., Ltd. (Preferred Stock)		39		39
Korea Money Broker Corp.		56		56
Others.		4,293		—

	(Won)	456,758	(Won)	451,965

As of December 31, 2004 and 2003, investments in associates are as follows:

						Equity method						Book value2*
	Owner- ship(%)	Acquisition cost		Beginning balance1*		Net income		Retained earnings		Capital adjustments		2004.12.31		2003.12.31
	(in millions of Korean won)
KEXIM Bank UK Limited	100.00	(Won)	42,585	(Won)	42,267	(Won)	1,778	(Won)	—	(Won)	—	(Won)	44,045	(Won)	44,798
KEXIM Vietnam Leasing Co.	100.00		15,109		9,313		(2,278)		—		—		7,035		7,093
PT. KOEXIM Mandiri Finance	85.00		5,779		8,796		749		—		—		9,545		8,840
KEXIM Asia Limited	100.00		31,314		31,314		(432)		—		170		31,052		—

		(Won)	94,787	(Won)	91,690	(Won)	(183)	(Won)	—	(Won)	170	(Won)	91,677	(Won)	60,731

1*	The beginning balance is the prior year’s book value adjusted by dividends and changes in foreign exchange rates.
2*	The book value as of December 31, 2004 and 2003 is based on unaudited financial statements.

As of December 31, 2004, differences between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of the associates are as follows:

	Beginning balance		Increase		Reversal of amortization		Book value
	(in millions of Korean won)
PT. KOEXIM Mandiri Finance	(Won)	—	(Won)	(391)	(Won)	—	(Won)	(391)

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Investment securities risk concentrations as of December 31, 2004 and 2003 are as follows:

	2004.12.31			2003.12.31
	Book value		Ratio(%)	Book value		Ratio(%)
	(in millions of Korean won except ratios)
By Country
Korea	(Won)	1,899,413	94.68%	(Won)	1,556,807	94.86%
England		44,045	2.20%		44,798	2.73%
Indonesia		9,544	0.48%		8,840	0.54%
Malaysia		5,923	0.30%		7,276	0.44%
Vietnam		7,035	0.35%		7,093	0.43%
India		5,671	0.28%		6,562	0.40%
Philippines		—	0.00%		6,049	0.37%
Hongkong		34,419	1.71%		3,812	0.23%

	(Won)	2,006,050	100.00%	(Won)	1,641,237	100.00

By Type
Fixed rate bonds	(Won)	20,776	1.03%	(Won)	36,011	2.19%
Floating rate bonds		6,966	0.35%		14,403	0.88%
Equity securities		1,915,007	95.46%		1,589,583	96.85%
Convertible bonds		—	0.00%		1,240	0.08%
Government and municipal bonds		63,301	3.16%		—	0.00%

	(Won)	2,006,050	100.00%	(Won)	1,641,237	100.00

By Industry
Financial institutions	(Won)	1,214,842	60.56%	(Won)	961,371	58.58%
Public companies		513,956	25.62%		450,656	27.45%
Wholesale or retail industries		263,662	13.14%		188,045	11.46%
Manufacturing industries		10,218	0.51%		23,154	1.41%
Construction industries		—	0.00%		13,786	0.84%
Service industries		3,372	0.17%		4,225	0.26%

	(Won)	2,006,050	100.00%	(Won)	1,641,237	100.00%

The maturities of the available-for-sale and held-to-maturity securities, excluding equity securities and investment in funds, as of December 31, 2004 are summarized as follows:

	Available-for-sale				Held-to-maturity
Maturities	Book value		Fair value		Book value		Fair value
	(in millions of Korean won)
Due in 1 years or less	(Won)	—	(Won)	—	(Won)	70,267	(Won)	70,267
Due after 1 year through 5 years		12,426		12,426		8,350		8,350
Due after 5 years through 10 years		—		—		—		—
Due after 10 years		—		—		—		—

	(Won)	12,426	(Won)	12,426	(Won)	78,617	(Won)	78,617

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

5.    Loans

Loans as of December 31, 2004 and 2003 are as follows:

		2004.12.31		2003.12.31
		(in millions of Korean won)
Loans in won	Loans for exporting funds	(Won)	1,089,989	(Won)	828,000
	Loans for overseas investments		17,172		10,061
	Loans for importing funds		474,313		340,288
	Others		216,983		239,674
	Privately placed debentures		7,770		7,770
	Loans for debt-equity swap2*		11,952		49,611

			1,818,179		1,475,404

Loans in foreign currencies	Loans for exporting funds		3,540,519		3,330,688
	Loans for overseas investments		1,494,029		1,248,638
	Loans with trade bill rediscounts		632,570		489,898
	Loans for importing funds		635,935		347,641
	Off-shore loans in foreign currency		484,521		658,262
	Domestic import usance bills		95,847		81,955
	Privately placed debentures		41,752		9,582
	Inter-bank loans in foreign currency		66,726		480,229
	Others		11,887		27,734

			7,003,786		6,674,627

Bills bought in won			300,432		473,912

Bills bought in foreign currencies			384,368		360,530

Advances for customers			869		15,666

Call loans	In won		100,800		197,000
	In foreign currencies		518,769		582,730

			619,569		779,730

		(Won)	10,127,203	(Won)	9,779,869

Adjustment on loans in foreign currencies1*			20,410		—

Allowances for loan losses (Note 6)			(456,945)		(487,259)

		(Won)	9,690,668	(Won)	9,292,610

1*	The Bank entered into interest rate swap contracts to hedge fair value changes of fixed rate foreign loan commitments and recognized the effective portion of the valuation gain/loss on the commitments as adjustment on loans in foreign currencies.
2*	The loans, or portions thereof, that are approved for debt restructuring by issuance or grant of equity are separately classified as loans for debt-equity swap as of the agreement date. The loans for debt-equity swap are stated at the lower of nominal amount or the fair value of the to-be-converted equity. The difference between the nominal amount and the fair value of the equity is adjusted in the related allowance for loan losses.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Loan risk concentrations by industry as of December 31, 2004 are as follows:

	Loans in won		Loans in foreign currencies1*		Others		Total		Percentage(%)
	(in millions of Korean won)
Corporate
Manufacturing industries	(Won)	1,562,958	(Won)	2,605,389	(Won)	291,506	(Won)	4,459,853	44.04
Financial institution		1,801		1,640,405		757,624		2,399,830	23.70
Transport industries		—		1,151,039		195,714		1,346,753	13.30
Wholesale or retail industries		250,630		400,337		29,993		680,960	6.72
Construction industries		—		213,604		—		213,604	2.11
Real estate activities		—		227,398		—		227,398	2.25
Others		2,790		611,461		30,401		644,652	6.36

		1,818,179		6,849,633		1,305,238		9,973,050	98.48

Public and others		—		154,153		—		154,153	1.52

	(Won)	1,818,179	(Won)	7,003,786	(Won)	1,305,238	(Won)	10,127,203	100.00

1*	The adjustment on loans in foreign currencies is not included.

Loan risk concentrations by industry as of December 31, 2003 are as follows:

	Loans in won		Loans in foreign currencies		Others		Total		Percentage(%)
	(in millions of Korean won)
Corporate
Manufacturing industries	(Won)	1,164,275	(Won)	2,378,475	(Won)	348,288	(Won)	3,891,038	39.79
Financial institution		1,801		1,925,254		815,105		2,742,160	28.04
Transport industries		—		209,456		321,717		531,173	5.43
Wholesale or retail industries		305,238		630,879		—		936,117	9.57
Construction industries		2,000		196,449		—		198,449	2.03
Real estate activities		—		472,187		—		472,187	4.83
Others		2,090		705,223		144,728		852,041	8.71

		1,475,404		6,517,923		1,629,838		9,623,165	98.40

Public and others		—		156,704		—		156,704	1.60

	(Won)	1,475,404	(Won)	6,674,627	(Won)	1,629,838	(Won)	9,779,869	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Loan risk concentrations by country as of December 31, 2004 are as follows:

		Loans in won		Loans in foreign currencies		Others		Total		Percentage (%)
		(in millions of Korean won)
Asia	Korea	(Won)	708,316	(Won)	488,054	(Won)	308,341	(Won)	1,504,711	14.86
	China		82,900		720,864		108,571		912,335	9.01
	Iran		11,223		572,944		259,272		843,439	8.33
	Indonesia		4,520		430,118		6,811		441,449	4.36
	Japan		218,838		149,051		1,980		369,869	3.65
	Vietnam		1,634		210,115		26,285		238,034	2.35
	India		9,230		152,261		6,123		167,614	1.65
	Others		153,004		571,399		138,280		862,683	8.52

			1,189,665		3,294,806		855,663		5,340,134	52.73

Europe	Russia		150		425,687		6,379		432,216	4.27
	Greece		63,000		242,147		1,982		307,129	3.03
	England		7,500		133,787		128,219		269,506	2.66
	Germany		17,053		52,435		114,324		183,812	1.82
	Others		1,550		289,634		159,380		450,564	4.45

			89,253		1,143,690		410,284		1,643,227	16.23

America	USA		459,441		884,128		26,704		1,370,273	13.53
	Mexico		67		476,829		356		477,252	4.71
	Canada		11,670		393,168		—		404,838	4.00
	Others		51,034		252,408		6,562		310,004	3.06

			522,212		2,006,533		33,622		2,562,367	25.30

Africa	South Africa Rep		—		475,177		75		475,252	4.69
	Others		270		10,073		821		11,164	0.11

			270		485,250		896		486,416	4.80

Oceania	Australia, etc.		16,779		73,507		4,773		95,059	0.94

		(Won)	1,818,179	(Won)	7,003,786	(Won)	1,305,238	(Won)	10,127,203	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Loan risk concentrations by country as of December 31, 2003 are as follows:

		Loans in won		Loans in foreign currencies		Others		Total		Percentage (%)
		(in millions of Korean won)
Asia	Korea	(Won)	484,440	(Won)	656,543	(Won)	308,490	(Won)	1,449,473	14.82
	China		62,145		613,947		133,212		809,304	8.28
	Iran		12,800		257,679		365,238		635,717	6.50
	Indonesia		3,420		404,689		7,486		415,595	4.25
	Japan		137,701		26,943		—		164,644	1.68
	Vietnam		5,551		296,279		9,567		311,397	3.18
	India		450		240,503		—		240,953	2.47
	Others		115,823		371,415		333,495		820,733	8.39

			822,330		2,867,998		1,157,488		4,847,816	49.57

Europe	Russia		1,970		214,070		—		216,040	2.21
	Greece		121,721		197,900		5,040		324,661	3.32
	England		3,000		255,054		—		258,054	2.64
	Germany		69,271		137,163		60,301		266,735	2.73
	Others		3,550		358,979		319,462		681,991	6.97

			199,512		1,163,166		384,803		1,747,481	17.87

America	USA		360,393		874,826		22,475		1,257,694	12.86
	Mexico		67		647,017		2,560		649,644	6.64
	Canada		2,120		324,817		34,421		361,358	3.70
	Others		42,849		431,514		320		474,683	4.85

			405,429		2,278,174		59,776		2,743,379	28.05

Africa	South Africa Rep		13,716		95,326		—		109,042	1.12
	Others		6,867		200,742		22,519		230,128	2.35

			20,583		296,068		22,519		339,170	3.47

Oceania	Australia, etc.		27,550		69,221		5,252		102,023	1.04

		(Won)	1,475,404	(Won)	6,674,627	(Won)	1,629,838	(Won)	9,779,869	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

As of December 31, 2004, restructured loans due to workout plans or other similar restructuring programs are as follows:

	Period (in years)	Adjusted interest rate (%)	Balance		Present value discount
	(in millions of Korean won)
Court receivership and mediation	1~8	2.00~5.30	(Won)	9,920	(Won)	1,259
Workout	1	2.03		578		44
Individual agreements*1	9~21	4.12~7.05		335,586		59,590

			(Won)	346,084	(Won)	60,893

1*	The Bank has overdue Russian loans amounting to USD 422 million (the principal and interest amounting to USD 262 million and USD 160 million, respectively). In accordance with the agreement between the Republic of Korea and Russia, as of February 20, 2004, the Bank collected USD 52 million, partially exempted the interest of USD 123 million, and restructured the remaining loan balances of USD 247 million. As of December 31, 2004, among aforementioned restructured loan balances and present value discounts, the amounts related to the Russian loans are USD 257,656 million and USD 46,973 million, respectively.

As of December 31, 2003, restructured loans due to workout plans or other similar restructuring programs are as follows:

	Period (in years)	Adjusted interest rate (%)	Balance		Present value discount
	(in millions of Korean won)
Court receivership and mediation	2~9	2.63~12.00	(Won)	13,174	(Won)	1,834
Workout	1~2	2.68~13.84		52,206		2,531
Individual agreements	2~14	5.30~7.05		70,954		16,186

			(Won)	136,334	(Won)	20,551

The movements in allowance for loan losses(present value discounts) related restructured loans for the year ended December 31, 2004 are as follows :

	Beginning balance		Increase		Decrease		Ending balance
	(in millions of Korean won)
Allowance for loan losses (present value discounts)	(Won)	20,551	(Won)	49,259	(Won)	8,917	(Won)	60,893

The maturities of loans as of December 31, 2004 are summarized as follows:

	Loans in won		Loans in foreign currencies		Bills bought		Advances for customers		Call loans		Total
	(in millions of Korean won)
Due in 3 months or less	(Won)	529,109	(Won)	1,008,438	(Won)	236,702	(Won)	869	(Won)	619,569	(Won)	2,394,687
Due after 3 months to 6 months		740,076		874,347		104,544		—		—		1,718,967
Due after 6 months to 1 year		112,871		716,554		35,192		—		—		864,617
Due after 1 year to 2 years		89,705		609,076		24,689		—		—		723,470
Due after 2 years to 3 years		227,367		683,639		27,392		—		—		938,398
Due after 3 years to 4 years		58,700		337,603		108,911		—		—		505,214
Due after 4 years to 5 years		60,351		230,588		71,175		—		—		362,114
Due after 5 years		—		2,543,541		76,195		—		—		2,619,736

	(Won)	1,818,179	(Won)	7,003,786	(Won)	684,800	(Won)	869	(Won)	619,569	(Won)	10,127,203

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

6. Allowances for Loan Losses

As of December 31, 2004 and 2003, allowances for loan losses are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Loans in won	(Won)	160,324	(Won)	161,492
Loans in foreign currencies		252,403		282,651
Bills bought in won and foreign currencies		44,204		40,585
Advances for customers		13		2,501
Suspense receivable as credit		1		30

Total	(Won)	456,945	(Won)	487,259

As of December 31, 2004, allowances for loan losses by credit risk classification are as follows (in millions of Korean won):

		Normal		Precautionary		Substandard		Doubtful		Estimated loss		Total
Loans in won	Balance	(Won)	1,561,883	(Won)	7,222	(Won)	225,145	(Won)	15,130	(Won)	8,799	(Won)	1,818,179
	Allowance		25,892		1,350		110,208		14,075		8,799		160,324

	Ratio(%)		1.66		18.69		48.95		93.03		100.00		8.82

Loans in foreign currencies	Balance		6,579,667		308,955		6,807		40,650		981		6,937,060
	Allowance		114,502		95,518		2,887		38,515		981		252,403

	Ratio(%)		1.74		30.92		42.41		94.75		100.00		3.64

Bills bought	Balance		602,593		59,683		17,229		—		5,295		684,800
	Allowance		10,128		20,339		8,442		—		5,295		44,204

	Ratio(%)		1.68		34.08		49.00		—		100.00		6.46

Advances for customers	Balance		869		—		—		—		—		869
	Allowance		13		—		—		—		—		13

	Ratio(%)		1.50		—		—		—		—		1.50

Total *1	Balance	(Won)	8,745,012	(Won)	375,860	(Won)	249,181	(Won)	55,780	(Won)	15,075	(Won)	9,440,908
	Allowance		150,535		117,207		121,537		52,590		15,075		456,944

	Ratio(%)		1.72		31.18		48.77		94.28		100.00		4.84

1*	The above amounts of loans are except for call loans, bonds purchased under resale agreements, inter-bank loans, adjustment on loans in foreign currencies

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

As of December 31, 2003, allowances for loan losses by credit risk classification are as follows (in millions of Korean won):

		Normal		Precautionary		Substandard		Doubtful		Estimated loss		Total
Loans in won	Balance	(Won)	1,175,655	(Won)	5,691	(Won)	283,674	(Won)	10,309	(Won)	75	(Won)	1,475,404
	Allowance		12,414		620		138,888		9,495		75		161,492

	Ratio(%)		1.06		10.89		48.96		92.10		100.00		10.95

Loans in foreign currencies	Balance		5,689,264		209,764		38,212		257,158		—		6,194,398
	Allowance		48,867		25,402		17,450		190,932		—		282,651

	Ratio(%)		0.86		12.11		45.67		74.25		—		4.56

Bills bought	Balance		747,101		68,488		18,853		—		—		834,442
	Allowance		6,303		25,044		9,238		—		—		40,585

	Ratio(%)		0.84		36.57		49.00		—		—		4.86

Advances for customers	Balance		997		14,669		—		—		—		15,666
	Allowance		7		2,494		—		—		—		2,501

	Ratio(%)		0.70		17.00		—		—		—		15.96

Total *1	Balance	(Won)	7,613,017	(Won)	298,612	(Won)	340,739	(Won)	267,467	(Won)	75	(Won)	8,519,910
	Allowance		67,591		53,560		165,576		200,427		75		487,229

	Ratio(%)		0. 89		17.94		48.59		74.94		100.00		5.72

1*	The above amounts of loans are except for call loans, bonds purchased under resale agreements, inter-bank loans, adjustment on loans in foreign currencies

For the years ended December 31, 2004 and 2003, the movements in allowances for loan losses are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Beginning balance	(Won)	487,259	(Won)	479,789
Provision for loan losses		—		53,629
Reversal of loan losses		(57,057)		—
Write-off of loans		—		(8,632)
Conversion of loans into equity securities		(17,560)		—
Increase in present value discounts		49,259		(3,466)
Decrease in present value discounts		(8,917)
Changes in exchange rates and others		3,961		(34,061)

Ending balance	(Won)	456,945	(Won)	487,259

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

7.    Fixed Assets

Fixed assets as of December 31, 2004 and 2003 are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Tangible assets	(Won)	41,402	(Won)	38,147
Intangible assets		5,708		6,068

	(Won)	47,110	(Won)	44,215

Movements in tangible assets for the year ended December 31, 2004 are as follows (in millions of Korean won):

	Land		Buildings		Vehicles		Equipments		Construction in-progress		Total
Acquisition cost
Beginning balances	(Won)	4,341	(Won)	39,939	(Won)	988	(Won)	10,128	(Won)	—	(Won)	55,396
Acquisition/Capital		221		194		633		2,128		4,495		7,671
Transfer		—		4,495		—		—		(4,495)		—
Disposal		(78)		(1,630)		(332)		(1,204)		—		(3,244)

Ending balances		4,484		42,998		1,289		11,052		—		59,823

Accumulated depreciation
Beginning balance		—		9,670		671		6,908		—		17,249
Depreciation expense		—		1,363		383		1,897		—		3,643
Disposal		—		(952)		(327)		(1,192)		—		(2,471)

Ending balances		—		10,081		727		7,613		—		18,421

Book value	(Won)	4,484	(Won)	32,917	(Won)	562	(Won)	3,439	(Won)	—	(Won)	41,402

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Movements in tangible assets for the year ended December 31, 2003 are as follows (in millions of Korean won):

	Land		Buildings		Vehicles		Equipments		Construction in-progress		Total
Acquisition cost
Beginning balances	(Won)	4,341	(Won)	24,983	(Won)	842	(Won)	10,700	(Won)	12,120	(Won)	52,986
Acquisition/Capital		—		873		301		2,048		9,540		12,762
Transfer		—		20,715		—		945		(21,660)		—
Disposal		—		(6,632)		(155)		(3,565)		—		(10,352)

Ending balances		4,341		39,939		988		10,128		—		55,396

Accumulated depreciation
Beginning balance		—		15,189		643		7,820		—		23,652
Depreciation expense		—		913		182		2,600		—		3,695
Disposal		—		(6,432)		(154)		(3,512)		—		(10,098)

Ending balances		—		9,670		671		6,908		—		17,249

Book value	(Won)	4,341	(Won)	30,269	(Won)	317	(Won)	3,220	(Won)	—	(Won)	38,147

Tangible assets covered by insurance policies as of December 31, 2004 and 2003 are as follows:

	Amount insured				Insurance company	Type of insurance
	2004.12.31		2003.12.31
	(in millions of Korean won)
Buildings	(Won)	33,517	(Won)	28,578	LG Insurance Co., Ltd, etc	Fire insurance
Equipments		3,487		2,822	LG Insurance Co., Ltd, etc	Fire insurance/ General property insurance

	(Won)	37,004	(Won)	31,400

The Bank’s head office and the Global Human Resource Development Center are covered by gas insurance policy ((Won)60 million per employee and a maximum coverage of (Won)300 million per accident) and all automobiles are insured.

Movements in intangible assets for the year ended December 31, 2004 are as follows:

	Beginning balance		Acquisition		Amortization		Ending balance
	(in millions of Korean won)
Development costs	(Won)	6,068	(Won)	489	(Won)	(1,420)	(Won)	5,137
Software		—		620		(49)		571

	(Won)	6,068	(Won)	1,109	(Won)	(1,469)	(Won)	5,708

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Movements in intangible assets for the year ended December 31, 2003 are as follows:

	Beginning balance		Acquisition		Amortization		Ending balance
	(in millions of Korean won)
Development costs	(Won)	4,582	(Won)	3,229	(Won)	(1,743)	(Won)	6,068

The total government-posted prices of land, used for tax imposition and compensation for confiscation, as of December 31, 2004 and 2003 are as follows:

	2004.12.31				2003.12.31
	Book value		Appraisal value		Book value		Appraisal value
	(in millions of Korean won)
Lands	(Won)	4,484	(Won)	58,888	(Won)	4,341	(Won)	53,787

8.    Other Assets:

Other assets as of December 31, 2004 and 2003 are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Guarantee deposits paid	(Won)	17,945	(Won)	15,192
Accounts receivable		583		805
Accrued income		99,646		63,270
Prepaid expenses		50		329
Deferred tax assets (Note 22)		164,254		86,080
Derivative assets (Note 14)		60,469		18,092
Others		14,344		11,478

	(Won)	357,291	(Won)	195,246

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

9.    Borrowings

Borrowings as of December 31, 2004 and 2003 are as follows:

		Annual interest (%)
		December 31, 2004	2004.12.31		2003.12.31
		(in millions of Korean won)
Borrowings in won
Borrowings from governmental funds	Government	—	(Won)	—	(Won)	110,000

				—		110,000

Borrowings in foreign currencies
Borrowings from the Government	Government	—		—		1,078,020
Borrowings from foreign banks	ABNAMRO Bank,	0.22~3.27		688,124		2,267,330

	others			688,124		3,345,350
Adjustments on borrowings				3,873		5,990

				691,997		3,351,340

Call money
In won	Wooribank, others	3.15~3.35		300,000		—
In foreign currencies	Kookminbank, others	0.08~4.94		106,594		—

				406,594		—

			(Won)	1,098,591	(Won)	3,461,340

The maturities of borrowings as of December 31, 2004 are summarized as follows:

	Balance
	(in millions of Korean won)
Due in 3 months or less	(Won)	500,336
Due after 3 months through 6 months		158,352
Due after 6 months through 1 year		271,462
Due after 1 year through 3 years		168,441

	(Won)	1,098,591

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

10.    Debentures

Debentures as of December 31, 2004 and 2003 are as follows:

	Currencies	Annual Interest(%)	2004.12.31			2003.12.31
		December 31, 2004	In foreign currencies	In won		In foreign currencies	In won
	(in millions of Korean won)
In foreign currencies
Export-import finance debentures	USD HKD	2.92~8.2 0.75~0.91	4,934,100 1,617,000	(Won)	5,150,214 217,050	2,999,100 1,317,000	(Won)	3,592,322 203,187
	AUD	5.94	30,000		24,389	30,000		26,909
	JPY	0~4.1	23,000,000		232,776	11,000,000		123,156
	SGD	1.74~3.05	125,000		79,677	250,000		175,785
	EUR	2.51~2.61	425,000		604,758	—		—

					6,308,864			4,121,359

Off-shore export-import finance debentures	USD HKD	0~7.7 1.35	455,135 150,000		475,070 20,135	150,000 —		179,670 —
	EUR	2.33	25,000		35,574	—		—

					530,779			179,670

Adjustment on debentures					(39,580)			(20,106)

					6,800,063			4,280,923

Discount on bonds					(59,398)			(6,396)
Premium on bonds					3,336			5,063

				(Won)	6,744,001		(Won)	4,279,590

The debentures of $ 89,300,000 which the bank acquired and holds as of December 31, 2004, as the part of the foreign currencies debentures which were issued in 1996 by the bank, are re-acquired high-interest issued bond from the market for the use of surplus capital in 2000 and 2001.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The maturities of debentures as of December 31, 2004 are summarized as follows:

	Balance
	(in millions of Korean won)
Due in 3 months or less	(Won)	229,130
Due after 3 months through 6 months		50,604
Due after 6 months through 1 year		232,958
Due after 1 year through 3 years		2,970,202
Due after 3 years		3,261,107

	(Won)	6,744,001

11.    Accrued Retirement Benefits

The movements in accrued retirement benefits for the year ended December 31, 2004 are as follows:

	Beginning balance		Amounts provided		Amounts paid out		Ending balance
	(in millions of Korean won)
Accrued retirement benefits	(Won)	13,810	(Won)	5,801	(Won)	1,232	(Won)	18,379
Contribution to National Pension Fund		(15)		—		(2)		(13)

	(Won)	13,795	(Won)	5,801	(Won)	1,230	(Won)	18,366

The movements in accrued retirement benefits for the year ended December 31, 2003 are as follows:

	Beginning balance		Amounts provided		Amounts paid out		Ending balance
	(in millions of Korean won)
Accrued retirement benefits	(Won)	8,418	(Won)	6,718	(Won)	1,326	(Won)	13,810
Contribution to National Pension Fund		(30)		—		(15)		(15)

	(Won)	8,388	(Won)	6,718	(Won)	1,311	(Won)	13,795

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

12.    Other Liabilities

Other liabilities as of December 31, 2004 and 2003 are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Accrued retirement benefits (Note 11)	(Won)	18,366	(Won)	13,795
Allowance for losses on guarantees and acceptances (Note 13)		249,260		91,430
Other allowances (Note 15)		27,565		27,565
Unsettled domestic exchange liabilities		183,168		39,643
Accounts payable		22,207		13,500
Accrued expenses		112,844		65,990
Unearned income		90,067		59,305
Guarantee deposits received		100		100
Derivative liabilities (Note 14)		70,869		45,323
Others*1		9,505		5,521

	(Won)	783,951	(Won)	362,172

1*	Includes the liabilities amounting to (Won)2,587 million as which the bank recognized the call option contract with the evaluation at the fair value at the moment when Korea Exchange Bank stock was sold to LSF (Note 15).

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

13.    Guarantees and Acceptances

Guarantees and acceptances as of December 31, 2004 and 2003 are as follows:

										2004.12.31		2003.12.31
Guarantees and acceptances outstanding										(in millions of Korean won)
In won
Contract performance										(Won)	16,997	(Won)	11,576
Repayment of advances from customers											17,577		20,123
Acceptances											—		—
Import L/C acceptances											—		—
Others											3,880		2,642

											38,454		34,341

In foreign currencies
Contract performance											2,062,103		2,035,317
Repayment of advances from customers											15,554,008		14,700,208
Acceptances											12,510		4,503
Import L/C acceptances											26,023		45,167
Others											814,996		708,456

											18,469,640		17,493,651

											18,508,094		17,527,992

Contingent guarantees and acceptances
Letters of credit											172,159		192,245
Others											11,656,937		8,368,442

											11,829,096		8,560,687

										(Won)	30,337,190	(Won)	26,088,679

As of December 31, 2004, the allowances for losses on guarantees and acceptances outstanding according to credit risk classifications are as follows (in millions of Korean won):

		Normal		Precautionary		Sub- standard		Doubtful		Estimated loss		Total
In won	Balance	(Won)	38,454	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	38,454
	Allowance		426		—		—		—		—		426

	Ratio(%)		1.11		—		—		—		—		1.11

In foreign currencies	Balance		18,235,425		234,215		—		—		—		18,469,640
	Allowance		213,702		35,132		—		—		—		248,834

	Ratio(%)		1.17		15.00		—		—		—		1.35

Total	Balance	(Won)	18,273,879	(Won)	234,215	(Won)	—	(Won)	—	(Won)	—	(Won)	18,508,094
	Allowance		214,128		35,132		—		—		—		249,260

	Ratio(%)		1.17		15.00		—		—		—		1.35

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

As of December 31, 2003, the allowances for losses on guarantees and acceptances outstanding according to credit risk classifications are as follows (in millions of Korean won):

		Normal		Precautionary		Sub- standard		Doubtful		Estimated loss		Total
In won	Balance	(Won)	34,341	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	34,341
	Allowance		172		—		—		—		—		172

	Ratio(%)		0.50		—		—		—		—		0.50

In foreign currencies	Balance		17,240,975		252,676		—		—		—		17,493,651
	Allowance		86,205		5,053		—		—		—		91,258

	Ratio(%)		0.50		2.00		—		—		—		0.52

Total	Balance	(Won)	17,275,316	(Won)	252,676	(Won)	—	(Won)	—	(Won)	—	(Won)	17,527,992
	Allowance		86,377		5,053		—		—		—		91,430

	Ratio(%)		0.50		2.00		—		—		—		0.52

For the years ended December 31, 2004 and 2003, the changes in allowances for losses on guarantees and acceptances outstanding are as follows:

										2004		2003
										(in millions of Korean won)
Beginning balance										(Won)	91,430	(Won)	—
Loss from guarantees and acceptances											181,034		91,430
Changes in foreign exchange rates, etc.											(23,204)		—

Ending balance										(Won)	249,260	(Won)	91,430

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The guarantees and acceptances risk concentration by country as of December 31, 2004 are as follows:

		Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total

		Balance		Percentage(%)	Balance		Percentage(%)	Balance		Percentage(%)
		(in millions of Korean won)
Asia	India	(Won)	235,543	1.27	(Won)	242,108	2.05	(Won)	477,651	1.57
	Japan		1,046,921	5.66		1,153,766	9.76		2,200,687	7.25
	Iran		461,580	2.50		118,779	1.00		580,359	1.91
	U.A.E		296,611	1.60		101,921	0.86		398,532	1.31
	Others		3,322,809	17.95		2,352,932	19.89		5,675,741	18.71
Europe	France		301,427	1.63		342,799	2.90		644,226	2.12
	Germany		4,714,706	25.47		897,073	7.59		5,611,779	18.50
	Malta		70,341	0.38		46,689	0.39		117,030	0.39
	Norway		599,806	3.24		224,077	1.89		823,883	2.72
	England		676,589	3.66		791,944	6.69		1,468,533	4.84
	Others		2,989,315	16.15		3,911,040	33.06		6,900,355	22.75
Americas	Bermuda		727,376	3.93		384,731	3.25		1,112,107	3.67
	Panama		295,381	1.60		51,149	0.43		346,530	1.14
	Others		830,033	4.48		397,052	3.36		1,227,085	4.04
Africa	Liberia		1,322,117	7.14		300,337	2.54		1,622,454	5.35
	Others		298,451	1.61		42,187	0.36		340,638	1.12
Oceania	Marshall Islands		319,088	1.73		464,918	3.93		784,006	2.59
	Others		—	—		5,594	0.05		5,594	0.02

		(Won)	18,508,094	100.00	(Won)	11,829,096	100.00	(Won)	30,337,190	100.00

The guarantees and acceptances risk concentration by country as of December 31, 2003 are as follows:

		Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total

		Balance		Percentage (%)	Balance		Percentage (%)	Balance		Percentage (%)
		(in millions of Korean won)
Asia	India	(Won)	265,531	1.51	(Won)	43,671	0.51	(Won)	309,202	1.19
	Japan		739,858	4.22		41,615	0.49		781,473	3.00
	Iran		566,889	3.23		52,193	0.61		619,082	2.37
	U.A.E		348,575	1.99		—	—		348,575	1.34
	Others		1,503,688	8.58		5,822,333	68.01		7,326,021	28.08
Europe	France		733,639	4.19		19,067	0.22		752,706	2.89
	Germany		4,466,941	25.49		25,483	0.30		4,492,424	17.22
	Malta		—	—		83,932	0.98		83,932	0.32
	Norway		596,130	3.40		412,122	4.81		1,008,252	3.86
	England		438,432	2.50		36,865	0.43		475,297	1.82
	Others		2,528,423	14.43		553,896	6.47		3,082,319	11.81
Americas	Bermuda		649,260	3.70		594,678	6.95		1,243,938	4.77
	Panama		442,885	2.53		—	—		442,885	1.70
	Others		850,994	4.86		57,353	0.67		908,347	3.48
Africa	Liberia		2,362,699	13.48		569,519	6.65		2,932,218	11.24
	Others		631,826	3.60		—	—		631,826	2.42
Oceania	Marshall Islands		372,103	2.12		181,539	2.12		553,642	2.12
	Others		30,119	0.17		66,421	0.78		96,540	0.37

		(Won)	17,527,992	100.00	(Won)	8,560,687	100.00	(Won)	26,088,679	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The guarantees and acceptances risk concentration by industry as of December 31, 2004 are as follows:
	Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total

	Balance		Percentage (%)	Balance		Percentage (%)	Balance		Percentage (%)
	(in millions of Korean won)
Manufacturing	(Won)	16,641,239	89.91	(Won)	11,438,101	96.69	(Won)	28,079,340	92.56
Construction		1,247,231	6.74		85,860	0.73		1,333,091	4.39
Wholesale and retail		317,202	1.71		23,137	0.20		340,339	1.12
Service		130,668	0.71		—	—		130,668	0.43
Financial institutions		162,793	0.88		97,112	0.82		259,905	0.86
Others		8,961	0.05		184,886	1.56		193,847	0.64

	(Won)	18,508,094	100.00	(Won)	11,829,096	100.00	(Won)	30,337,190	100.00

The guarantees and acceptances risk concentration by industry as of December 31, 2003 are as follows:
	Guarantees and acceptances outstanding			Contingent guarantees and acceptances			Total

	Balance		Percentage (%)	Balance		Percentage (%)	Balance		Percentage (%)
	(in millions of Korean won)
Manufacturing	(Won)	15,466,189	88.24	(Won)	8,276,374	96.68	(Won)	23,742,563	91.01
Construction		1,307,098	7.46		246,349	2.88		1,553,447	5.95
Wholesale and retail		252,814	1.44		15,042	0.17		267,856	1.03
Service		147,997	0.84		—	—		147,997	0.57
Financial institutions		100,623	0.57		22,922	0.27		123,545	0.47
Others		253,271	1.45		—	—		253,271	0.97

	(Won)	17,527,992	100.00	(Won)	8,560,687	100.00	(Won)	26,088,679	100.00

14.    Derivatives

The Bank’s derivative instruments are divided into hedge derivatives and trading derivatives, based on the nature of the transaction. The Bank enters into hedge transactions mainly for purposes of hedging fair value risks related to its debentures.

Trading derivatives include forward contracts and swaps entered into by the Bank to gain profit from arbitrage transactions between customers and other banks. The Bank also uses derivative instruments in asset-liability management exposures to fluctuations in interest rates and foreign exchange rate risks which may be classified as trading derivatives when hedge accounting is not applied.

Hedge derivatives mainly consist of interest rate swaps and currency swaps to hedge the fair value changes of debentures and loans arising from the interest rate or currency rate fluctuations. On the other hand, some hedging transactions do not qualify for hedge accounting and are thus accounted for as trading derivatives. These transactions include the hedge relationships where the hedged item is an asset or liability that is re-measured with the changes in fair value attributable to the hedged risk reported in the current operations, or where the hedged item cannot be specifically identified.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The notional amounts outstanding for derivative contracts as of December 31, 2004 and 2003 are as follows:

	2004.12.31						2003.12.31
	Trading		Hedge		Total		Trading		Hedge		Total
	(in millions of Korean won)
Interest related swap	(Won)	822,514	(Won)	4,626,917	(Won)	5,449,431	(Won)	488,702	(Won)	1,437,360	(Won)	1,926,062
Currency related swap		943,500		192,293		1,135,793		482,615		212,724		695,339

	(Won)	1,766,014	(Won)	4,819,210	(Won)	6,585,224	(Won)	971,317	(Won)	1,650,084	(Won)	2,621,401

The above notional amounts outstanding are classified by derivative products and the notional amounts in foreign currencies are translated into Korean won by applying the basic rate of exchange effective as of the balance sheet date. For derivative transactions between foreign currencies, the bought currency amount is translated into Korean won and included in the above notional amounts, and for derivative transactions between a foreign currency and Korean won, the foreign currency amount is translated into Korean won and included in the above notional amounts.

Gains and losses on derivatives for the year ended December 31, 2004 are as follows (in millions of Korean won):

	Amount
Gain on derivatives
Gain on derivative transactions	(Won)	81,216
Gain on valuation of derivatives		50,094
Gain on fair value hedged items		46,750

	(Won)	178,060

Loss on derivatives
Loss on derivative transactions	(Won)	24,445
Loss on valuation of derivatives		44,331
Loss on fair value hedged items		1,427

	(Won)	70,203

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The derivative transactions for the year ended December 31, 2004 are summarized as follows:

	Valuation gains(P/L)								Valuation losses(P/L)
			Hedge								Hedge
	Trading		Effective		Ineffective		Total		Trading		Effective		Ineffective		Total
	(in millions of Korean won)
Interest related swap	(Won)	301	(Won)	1,427	(Won)	8	(Won)	1,736	(Won)	3,306	(Won)	40,869	(Won)	47	(Won)	44,222
Currency related swap		46,406		1,952		—		48,358		109		—		—		109

	(Won)	46,707	(Won)	3,379	(Won)	8	(Won)	50,094	(Won)	3,415	(Won)	40,869	(Won)	47	(Won)	44,331

	Asset(B/S)						Liability(B/S)
	Trading		Hedge		Total		Trading		Hedge		Total
	(in millions of Korean won)
Interest related swap	(Won)	7	(Won)	1,444	(Won)	1,451	(Won)	3,594	(Won)	65,402	(Won)	68,996
Currency related swap		47,595		11,423		59,018		1,873		—		1,873

	(Won)	47,602	(Won)	12,867	(Won)	60,469	(Won)	5,467	(Won)	65,402	(Won)	70,869

Hedge classification above represents the notional amounts outstanding and valuation gains(losses) on transactions that qualify for hedge accounting under Interpretation 53-70.

As of December 31, 2004, the Bank’s hedged items include borrowings, loans, and debentures and the Bank uses interest rate swaps and currency swaps to hedge the change in fair value of these hedged items arising from fluctuations in interest rates and foreign exchange rates.

15.    Commitments and Contingencies

As of December 31, 2004, the Bank faces 2 pending legal actions involving aggregate amount of damages of (Won)28,665 million. On the other hand, the Bank also filed 4 lawsuits, which are still pending, with an aggregate amount of claims of (Won)4,235 million. The management believes that the actions against the Bank are without merit and that the ultimate liability, if any, will not materially affect the Bank’s financial position.

Daewoo Motors, as the plaintiff, filed a lawsuit against the Bank on November 2002, in relation to the Bank’s settlement of the security interests in stocks collateralized for the Daewoo Motors bonds, denying its obligation on redemption of the related loans. The court returned a verdict in 2003 in favor of the plaintiff for which the Bank appealed the decision. As of December 31, 2004, the Bank recognized (Won)27,565 million as ‘other allowances’ for the potential loss arising from this lawsuit (Note 12).

The Bank sold 30,865,792 shares of Korean Exchange Bank (“KEB”) common stocks to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at 5,400 KRW per share. According to the call

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

option written by the Bank in the course of the transaction, LSF has the right to purchase the Bank’s remaining interest in KEB of 49,134,208 shares within 3 years from the transaction date at a formula-determined price. The Bank recognized the fair value of the call option in other liabilities at the date of contract (Note 12). The ultimate effect of this agreement on the financial position of the Bank as of the balance sheet date cannot be presently determined, and accordingly, no adjustments related to such uncertainties have been recorded in the accompanying non-consolidated financial statements.

Additionally, upon sale of KEB shares by LSF after two years from the transaction date, the Bank and LSF may, with other conditions to the sale satisfied, exercise its rights against the other party to sell or cause to sell any of the Bank’s remaining interest in KEB shares under the same conditions as LSF. Under the mutual agreement between the Bank and LSF, the KEB shares held by the Bank are restricted from sale until October 31, 2005.

As of December 31, 2004 and 2003, the Bank still holds (Won)151,870 million and (Won)259,889 million of unexpired rights to claim from borrowers or guarantors for loans written off in accordance with the relevant law.

The bank has overdraft agreements with Hana Bank with a maximum line of credit amounting to (Won)100,000 million as of December 31, 2004. As of December 31, 2004, there is no outstanding balance on the overdraft agreements.

16.    Capital Stock

As of December 31, 2004, the Bank has (Won)4,000,000 million of authorized capital and (Won)2,775,755 million (2003: (Won)2,765,755 million) of capital stock. The (Won)10,000 million increase of capital was paid in by the Korean government on August 27, 2004. The Bank does not issue share certificates.

17.    Retained Earnings

The Export-Import Bank of Korea Act requires the Bank to annually appropriate 20 percent of unappropriated retained earnings as the legal reserve until the amount equals the paid-in capital.

The remaining balance, net of legal reserve and dividend payments, is appropriated to temporary reserve.

For the year ended December 31, 2004, cash dividends were declared as follows. There were no dividends declared for the year ended December 31, 2003.

	Dividend amount
	(in millions of Korean won)
The Government	(Won)	812
The Bank of Korea		652
The Korea Development Bank		86

	(Won)	1,550

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

Propensity to dividend (Total dividend/Net income) computed with the scheduled dividends is 2.00%. The dividends are computed by each shareholder’s average balance of capital for the year ended December 31, 2004.

18.    Capital Adjustments

The movements in capital adjustments for the year ended December 31, 2004 are as follows:

	Beginning balance		Increase/ Decrease		Disposal/ Realization		Ending balance
	(in millions of Korean won)
Unrealized gain on available-for-sale securities	(Won)	26,169	(Won)	263,596	(Won)	14,304	(Won)	304,069
Unrealized gain on investment in associates		—		170		—		170

	(Won)	26,169	(Won)	263,766	(Won)	14,304	(Won)	304,239

19.    General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Financial management expenses
Salaries and wages	(Won)	46,945	(Won)	40,069
Others		23,641		19,567

		70,586		59,636

Economic cooperation management expenses		694		501

Other general and administrative expenses
Severance benefits		5,801		6,718
Depreciation		5,112		4,565
Taxes and dues		937		722

		11,850		12,005

	(Won)	83,130	(Won)	72,142

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

20.    Other Non-Interest Income (Expenses)

Other non-interest income and expenses for the year ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Other non-interest income
Realized gain on trading securities	(Won)	—	(Won)	3,154
Gain on valuation of derivatives		50,094		26,549
Gain on fair value hedged items		46,750		30,720
Others		271		329

		97,115		60,752

Other non-interest expenses
Realized loss on trading securities		—		2,179
Loss on valuation of derivatives		44,331		43,519
Loss on fair value hedged items		1,427		21,284
Others		74		64

	(Won)	45,832	(Won)	67,046

21.    Non-Operating Income (Expenses)

Non-operating income (expenses) for the year ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Non-operating income
Gain on disposal of fixed assets	(Won)	158	(Won)	45
Rent income		10		27
Realized gain on available-for-sale securities		10,238		50,376
Unrealized gain on investment in associates		—		1,086
Others		23,480		2,770

		33,886		54,304

Non-operation expenses
Loss on disposal of fixed assets		688		367
Realized loss on available-for-sale securities		660		7
Impairment loss on available-for-sale securities		—		5,721
Unrealized loss on investment in associates		183		—
Others		9,506		32,966

		11,037		39,061

Non-operating income, net	(Won)	22,849	(Won)	15,243

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

22.    Income Tax Expense

Income tax expense for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Income taxes payable	(Won)	86,477	(Won)	49,750
Deferred income taxes from temporary difference		(57,657)		(46,098)
Deferred income taxes from accumulated deficit		—		13,746

Income tax expense	(Won)	28,820	(Won)	17,398

The statutory income tax rate applicable to the Bank, including resident tax surcharges, is 29.7% for the years ended December 31, 2004. However, due to tax adjustments, the effective tax rate for the years ended December 31, 2004 is 27.1%. The basis for calculating the effective tax rate is as follows:

	2004
	(in millions of Korean won)
Net income before income taxes	(Won)	106,296

Income tax expense based on statutory tax rate		31,557
Tax effects on adjustments
Adjustments to increase taxable income		938
Adjustments to decrease taxable income		(7,232)
Tax rate discount effect		3,557

Income tax expense per statements of income	(Won)	28,820

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

The significant changes in accumulated temporary differences and deferred income taxes for the year ended December 31, 2004 are as follows:

	Beginning balance		Increase *2		Decrease *2		Ending balance		Deferred income tax debit(credit)) *1
	(in millions of Korean won)
Allowance for loan losses	(Won)	221,959	(Won)	254,169	(Won)	221,959	(Won)	254,169	(Won)	69,897
Allowance for losses on acceptances and guarantees		91,430		249,126		91,430		249,126		68,510
Conversion of loans into equity securities		21,505		94,390		15,454		100,441		27,621
Loss on impairment of investment securities		5,862		—		2,594		3,268		899
Unrealized gain on investment in associates		(10,638)		(2,528)		(2,710)		(10,456)		(2,875)
Loss on valuation of derivatives		51,313		74,759		51,313		74,759		20,559
Gain on valuation of derivatives		(38,198)		(120,458)		(38,198)		(120,458)		(33,126)
Other allowances		27,565		—		—		27,565		7,580
Allowance for severance benefits		8,249		2,764		—		11,013		3,028
Others		4,640		(1,201)		(4,421)		7,860		2,161

	(Won)	383,687	(Won)	551,021	(Won)	337,421	(Won)	597,287	(Won)	164,254

1*	The statutory income tax rate of 27.5% is applied for deferred income tax assets (liabilities) that will be realized after 2005, reflecting the 2% corporate tax rate cut from 2005.
2*	The above changes in accumulated temporary differences for the year ended December 31, 2004 include difference between the amount of accumulated temporary differences recorded in 2003 financial statements and the actual amount reported in 2003 tax returns.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

23.    Assets and Liabilities Denominated in Foreign Currencies

Significant assets and liabilities denominated in foreign currencies as of December 31, 2004 are as follows:

				Major denomination currencies
	In millions of Korean won		Thousands of US Dollars1*	Thousands of US Dollars	Thousands of EC Euro	Thousands of Japanese Yen
	(in millions of Korean won)
Assets
Due from banks	(Won)	64,123	USD61,432	USD29,608	EUR8,468	JPY1,368,122
Available-for sale securities		12,426	11,904	11,904	—	—
Held-to-maturity securities		15,317	14,674	14,674	—	—
Investment in associates		91,677	87,830	36,489	—	—
Loans		7,003,786	6,709,893	6,399,144	64,816	20,165,866
Bills bought in foreign currencies		384,368	368,239	255,158	81,979	136,502
Advances for customers		869	832	832	—	—
Call loans		518,769	497,000	497,000	—	—

Liabilities
Borrowings		688,124	659,248	350,000	40,000	7,800,000
Call money		106,594	102,121	—	53,000	500,000
Debentures		6,783,581	6,498,928	5,389,235	450,000	23,000,000

Significant assets and liabilities denominated in foreign currencies as of December 31, 2003 are as follows:

				Major denomination currencies
	In millions of Korean won		Thousands of US Dollars1*	Thousands of US Dollars	Thousands of EC Euro	Thousands of Japanese Yen
	(in millions of Korean won)
Assets
Due from banks	(Won)	41,438	USD34,595	USD1,529	EUR4,978	JPY1,382,438
Available-for sale securities		27,669	23,100	23,100	—	—
Held-to-maturity securities		23,985	20,024	20,024	—	—
Loans		6,674,627	5,572,405	5,247,124	94,162	19,585,548
Bills bought in foreign currencies		360,530	300,993	211,504	48,430	—
Advances for customers		1,306	1,090	1,090	—	—
Call loans		582,730	486,500	486,500	—	—

Liabilities
Borrowings		3,345,350	2,792,913	2,391,201	95,700	21,900,000
Debentures		4,299,696	3,589,662	3,147,927	—	11,000,000
Unsettled foreign exchange liabilities		39,642	33,096	33,043	42	—

1*	Foreign currencies other than US dollars are converted into US dollar amounts using the exchange rates provided by Seoul Money Brokerage Services, Ltd. at the balance sheet date.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

24.    Related Party Transactions

Significant transactions with related parties for the year ended December 31, 2004 and 2003 are as follows:

		2004				2003
	Account	Balances		Transactions		Balances		Transactions
		(in millions of Korean won)
KEXIM Bank UK Limited	Loans in foreign currencies	(Won)	71,945	(Won)	525	(Won)	158,110	(Won)	2,867
	Call loans		20,876		37		—		148
	Other assets		58		—		358		7
	Other liabilities		—		—		6		—
	Debentures in foreign currencies		5,060		(172)		5,598		(201)
KEXIM Vietnam Leasing Co., Ltd.	Loans in foreign currencies		44,883		855		37,482		468
	Advances for customers		—		—		—		3
	Other assets		—		18		86		26
PT KOEXIM Mandiri Finance	Loans in foreign currencies		73,066		1,319		81,627		924
	Call loans		—		—		269		48
	Other assets		533		—		—		1
KEXIM ASIA Ltd	Loans in foreign currencies		5,219		—		—		—
	Call loans		25,051		37		—		—
	Other assets		40		—		—		—

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

25.    Transactions with Financial Institutions

The assets and liabilities arising from transactions with financial institutions as of December 31, 2004 are as follows:

	Description	Bank of Korea		Other banks		Other financial institutions		Total
		(in millions of Korean won)
Due from banks	In won	(Won)	7	(Won)	5,374	(Won)	—	(Won)	5,381
	In foreign currencies		—		64,123		—		64,123

			7		69,497		—		69,504

Securitie	Available-for-sale		—		—		—		—
	Held-to-maturity		63,301		—		—		63,301

			63,301		—		—		63,301

Loans	In won		—		—		1,801		1,801
	In foreign currencies		—		1,570,550		69,855		1,640,405
	Others		—		746,786		10,838		757,624

			—		2,317,336		82,494		2,399,830

Borrowings	In won		—		—		—		—
	In foreign currencies		—		587,803		104,380		692,183

			—		587,803		104,380		692,183

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

26.    Interest Bearing Assets and Liabilities

Interest bearing assets and liabilities and the related interest income and interest expenses for the years ended December 31, 2004 and 2003 are as follows:

	2004					2003
	Average balance		Interest income		Average yield(%)	Average balance		Interest income		Average yield(%)
	(in millions of Korean won)
Assets
Due from banks in won	(Won)	44,900	(Won)	1,697	3.78	(Won)	35,121	(Won)	1,298	3.70
Due from banks in foreign currencies		45,238		448	0.99		26,685		350	1.31
Available-for-sale securities		20,991		1,367	6.51		27,801		1,618	5.82
Held-to-maturity securities		34,470		1,236	3.59		33,614		2,049	6.10
Loans in won		1,622,930		76,982	4.74		1,568,877		79,167	5.05
Loans in foreign currencies		7,590,644		276,621	3.64		5,623,951		224,990	4.00
Bills bought in won		393,170		27,875	7.09		455,889		34,101	7.48
Bill bought in Foreign currencies		399,043		10,900	2.73		479,227		9,835	2.05
Payment on guarantees		4,677		413	8.83		15,848		1,666	10.51
Call loans in won		213,988		8,261	3.86		219,926		8,903	4.05
Call loans in foreign currencies		385,731		5,347	1.39		548,796		6,659	1.21

	(Won)	10,755,782	(Won)	411,147		(Won)	9,035,735	(Won)	370,636

	2004					2003
	Average balance		Interest expense		Average yield(%)	Average balance		Interest expense		Average yield(%)
	(in millions of Korean won)
Liabilities
Borrowings in won	(Won)	106,393	(Won)	3,064	2.88	(Won)	382,740	(Won)	13,613	3.56
Borrowings in foreign currencies		2,035,863		32,468	1.59		3,194,517		66,221	2.07
Call money in won		114,973		3,920	3.41		82,346		3,243	3.94
Call money in foreign currencies		23,073		363	1.57		24,426		349	1.43
Debentures in foreign currencies		6,190,932		279,464	4.51		3,364,963		176,584	5.25

	(Won)	8,471,234	(Won)	319,279		(Won)	7,048,992	(Won)	260,010

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

27.    Statement of Cash Flows

Cash and cash equivalents as of December 31, 2004 and 2003 as presented in the statements of cash flows are as follows:

	2004.12.31		2003.12.31
	(in millions of Korean won)
Due from banks in won	(Won)	5,381	(Won)	66,890
Due from banks in foreign currencies		64,123		41,438

	(Won)	69,504	(Won)	108,328

Major transactions that do not involve cash inflows and cash outflows for the year ended December 31, 2004, and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Unrealized gains on available-for-sale securities	(Won)	263,766	(Won)	284,812
Conversion of loans into trading securities		—		2,035
Conversion of loans into available-for-sale securities		45,185		154,143
Write-off of loans		—		8,632

28.	Employee Welfare

As part of its employee welfare program, the Bank extends housing loans, restaurant, scholarship, health care insurance, workmen’s compensation, physical training facilities, recreational facilities to its employees.

Employee welfare expenses for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Meal expenses	(Won)	96	(Won)	62
Medical expenses		172		153
Fringe benefits		3,600		2,946
Healthcare expenses		342		209

	(Won)	4,210	(Won)	3,370

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2004 and 2003

29.	Calculation of Added Value

The accounts and amounts which are required to be disclosed in connection with the calculation of added value in relation to the Bank’s operations for the years ended December 31, 2004 and 2003 are as follows:

	2004		2003
	(in millions of Korean won)
Salaries and wages	(Won)	46,945	(Won)	40,069
Provision for severance benefits		5,801		6,718
Fringe benefits		4,210		3,370
Rental fees		392		678
Depreciation		5,112		3,695
Withholding taxes		937		722

	(Won)	63,397	(Won)	55,252

30.	Approval of Financial Statements

The financial statements of the Bank, as of and for the year ended December 31, 2004, are expected to be approved by the board of directors on February 28, 2005.

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History

Dr. Rhee Seungman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration announced that its key policy priorities would include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with inter-Korean cooperation; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

President Roh and his supporters left the Millennium Democratic Party in 2003 and a new party, the Uri Party, was formed.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In case of martial law, the President may declare martial law without the consent of the National Assembly. However, the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices and Election Malpractice Prevention Act provide for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election and receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the other Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members and Uri Party, which is the current ruling party, gained a majority in the National Assembly. Currently, there are two main political parties, Uri Party and the Grand National Party (“GNP”).

As of August 8, 2005, the parties controlled the following number of seats in the National Assembly:

	Uri	GNP	Others	Total
Number of Seats	146	125	28	299

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. The United States currently maintains approximately 37,500 troops in the Republic. In June 2004, the government of the United States proposed plans to withdraw approximately one-third of the 37,500 troops it has stationed in the Republic by the end of 2005. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops are not yet finalized and talks between the governments of the United States and the Republic are ongoing.

Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the events relating to North Korea’s nuclear program described below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$724 million in 2003. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of unification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, 14 rounds of ministerial talks have been held through July 2004.

The level of tension between the two Koreas, as well as between North Korea and the United States, has increased as a result of North Korea’s admission in October 2002 to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, in response to which the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its main nuclear complex, the Yongbyon nuclear power plant, and evicted nuclear inspectors from the United Nations International Atomic Energy Agency, or the IAEA, in December 2002, and has reportedly reactivated a reactor at its Yongbyon nuclear power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States were to execute a non-aggression pact. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council.

In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. In August 2003, representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six-parties promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing and to set up a working group in preparation for the plenary meeting. In June 2004, the third round of the six-party talks was held in Beijing which ended with an agreement by the parties to hold further talks by the end of September 2004. In February 2005, North Korea declared that it had developed and is in possession of nuclear weapon. It also announced withdrawal from the six-party talks on its nuclear program. In July 2005, six-party talks resumed in Beijing but adjourned for three weeks after 13 days of negotiations produced no agreement on a statement of principles.

In June 2004, the United States proposed plans to withdraw approximately one-third of the 37,500 troops currently stationed in Korea by the end of 2005. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops have not yet been finalized and talks between the governments of the United States and the Republic are ongoing.

There can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements; and

•	the World Trade Organization, or WTO.

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997

In 1997 and 1998, Korean companies, banks and other financial institutions experienced financial difficulties brought on by a number of factors, including among others, excessive investment and high levels of foreign currency and Won currency debt incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also adversely affected the Korean economy. The Korean economy, however, has recovered since 1998, as the Government implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties it experienced in 1997 and 1998.

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	1997		1998		1999		2000		2001		2002		2003		2004
	(billions of dollars and trillions of won, except percentages)
GDP Growth(1)		4.7%		(6.9)%		9.5%		8.5%		3.8%		7.0%		3.1%		4.6	%(2)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.6%		3.6%
Unemployment(3)		2.6%		7.0%		6.3%		4.1%		3.8%		3.1%		3.4%		3.5%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0		$29.4
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4		$199.1
External Liabilities(4)		$174.2		$163.8		$152.9		$148.5		$130.4		$143.0		$161.6		$177.6
Fiscal Balance	(Won)	(7.0)	(Won)	(18.8)	(Won)	(13.1)	(Won)	6.5	(Won)	7.3	(Won)	22.7	(Won)	8.1	(Won)	5.6

(1)	At constant market prices.
(2)	Preliminary.
(3)	Average for year.
(4)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “—Debt—External Debt” for a description of the changes in the criteria.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery and reforms included the following:

•	Financial condition of Korean companies. A significant number of Korean companies, including member companies of the conglomerates known as “chaebols” that dominate the Korean economy, struggled financially due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. Many of these Korean companies failed beginning in early 1997, including the Hanbo Group, the Sammi Group, the Kia Group and the Jinro Group. Following the series of corporate failures in the late 1990s, other Korean companies underwent corporate restructuring, including Daewoo Group, Hynix Semiconductor, SK Networks and LG Card.

•	Financial condition of Korean banks and other financial institutions. The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and consideration of non-market oriented factors in making lending decisions. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods. Through recapitalization, the Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank. The Government subsequently sold its controlling interest in Korea First Bank, Seoul Bank and Chohung Bank, each of which was later merged into or sold to other banks. Korean financial institutions have also voluntarily pursued mergers and acquisitions.

•	Foreign currency reserves. The Republic’s foreign currency reserves fell to US$20.4 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, due mainly to repatriations by foreign investors of their investments in Korea and reduced availability of credit from foreign sources. Since the end of 1997, however, the Government’s foreign currency reserves have continued to increase, reaching US$204.2 billion as of June 30, 2005, due primarily to continued trade surpluses and capital inflows.

•	Credit rating changes. From October 1997 to January 1998, the rating agencies downgraded the Republic’s credit ratings, with Moody’s Investor Service, Inc. downgrading the Republic’s foreign currency rating on bond obligations from A1 to Ba1 and Standard & Poor’s Ratings Services downgrading the Republic’s long-term foreign currency rating from AA- to B+. Since that time, the rating agencies have raised the country’s ratings significantly, with Moody’s upgrading the Republic’s long-term foreign currency rating to A3 and Standard and Poor’s to A- in 2002. In 2003, Moody’s changed its outlook on the long-term foreign currency rating of Korea to negative from positive due primarily to the heightened security concerns stemming from North Korea’s nuclear weapons program. In 2004, Moody’s changed its outlook on the long-term foreign currency rating of Korea to stable from negative due primarily to the Republic’s continued stability in its public-sector debt position.

•	Interest rate fluctuations. In late 1997 and 1998, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, due to adverse economic conditions and the depreciation of the Won. Since the fourth quarter of 1998, however, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

•	Exchange rate fluctuations. Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997. Due to improved economic conditions and continued trade surpluses, however, the Won has generally appreciated against the U.S. dollar since the end of 1997. Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

•	Stock market volatility. The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 1,086.6 on August 8, 2005, which represented an increase of 288.1% since June 16, 1998. Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year and GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	2000	2001	2002	2003	2004(2)	As % of GDP 2004(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	312,300.5	343,416.6	381,063.0	389,177.2	400,696.5	51.4
Government	70,097.7	80,298.2	88,512.2	96,203.2	104,960.7	13.4
Gross Capital Formation	179,413.2	182,477.4	199,006.0	217,099.0	235,234.5	30.2
Change in Inventories	(494.5)	(1,314.6)	(41.5)	291.9	5,544.0	0.6
Exports of Goods and Services	236,209.6	235,187.3	241,209.0	274,995.1	343,229.3	44.0
Less Imports of Goods and Services	(217,979.4)	(220,914.3)	(231,764.7)	(257,727.7)	(309,366.3)	(39.7)
Statistical Discrepancy	(1,377.1)	1,657.4	6,237.9	4,928.2	3,689.8	0.4

Expenditures on Gross Domestic Product	578,664.5	622,122.6	684,263.5	724,675.0	778,444.6	100.0
Net Factor Income from the Rest of the World	(2,504.6)	(1,094.8)	805.6	1,009.9	1,023.2	0.1

Gross National Product(1).	576,160.0	621,027.9	685,069.0	725,420.3	779,467.8	100.0

Gross Domestic Product at Constant 2000 Market Prices:
Private	312,300.5	327,684.5	353,560.3	349,200.2	347,490.4	50.1
Government	70,097.7	73,507.0	77,923.9	80,876.8	83,278.6	12.0
Gross Capital Formation	179,413.2	179,333.8	189,897.7	194,578.9	204,024.6	29.4
Change in Inventories	(494.5)	(242.5)	(1,566.9)	(4,469.0)	1,097.1	0.1
Exports of Goods and Services	236,209.6	229,764.0	260,220.9	300,824.3	359,995.3	51.9
Less Imports of Goods and Services	(217,979.4)	(208,898.7)	(240,665.1)	(264,929.7)	(301,600.4)	(43.4)
Statistical Discrepancy	(1,377.1)	(524.6)	1,810.4	2,104.3	235.5	0.0

Expenditures on Gross Domestic Product	578,664.5	600,865.9	642,748.1	662,654.8	693,424.0	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(2,504.6)	(1,052.4)	(715.6)	642.7	856.7	0.1

Trading Gains and Losses from Changes in the Terms of Trade	(0.0)	(7,405.0)	(9,621.6)	(17,510.0)	(24,224.0)	(3.5)

Gross National Income(3)	576,160.0	592,408.5	663,842.1	645,787.6	670,056.8	96.6

Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	9.3	7.5	10.0	5.9	7.4
At Constant 2000 Market Prices	8.5	3.8	7.0	3.1	4.6

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2000	2001	2002	2003	2004(1)	As % of GDP 2004(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,029.8	24,806.2	24,654.9	24,166.1	25,587.0	3.28

Mining and Manufacturing	153,279.9	153,786.7	164,003.4	171,208.0	201,132.7	25.83
Mining and Quarrying	2,036.9	2,020.7	2,051.4	2,062.6	2,269.5	0.29
Manufacturing	151,243.0	151,766.0	161,952.0	169,145.4	198,863.2	25.54
Electricity, Gas and Water	13,212.5	14,648.6	15,929.4	17,011.2	16,676.0	2.14
Construction	42,926.7	47,181.9	51,541.7	61,329.8	64,581.5	8.29

Services:	279,605.1	309,584.7	345,962.6	366,046.6	384,006.0
Wholesale and Retail Trade, Restaurants and Hotels	55,574.3	59,212.3	62,656.7	63,583.6	65,638.2	8.43
Transportation, Storage and Communication	36,138.7	41,190.5	45,133.8	47,787.0	50,315.9	6.46
Financial Intermediation	35,256.1	42,423.3	54,844.4	56,690.8	58,809.2	7.55
Real Estate, Renting and Business Activities	68,062.7	70,049.3	76,822.4	81,804.7	84,654.0	10.87
Public Administration and Defense: Compulsory Social Security	29,148.7	32,207.4	35,557.2	38,700.9	41,979.2	5.39
Education	25,696.7	28,803.6	32,296.7	35,760.7	38,749.1	4.97
Health and Social Work	12,575.8	16,771.1	17,432.4	19,012.7	20,576.8	2.64
Other Service Activities	17,152.0	18,927.2	21,219.0	22,706.2	23,283.6	2.99

Gross Domestic Product at Current Prices	578,664.5	622,122.6	684,263.5	724,675.0	778,444.6	100.0

Net Factor Income from the Rest of the World	(2,504.6)	(1,094.8)	805.6	745.3	1,023.2	0.1
Gross National Income at Current Price	576,160.0	621,027.9	685,069.0	725,420.3	779,467.8	100.0

(1)	Preliminary.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	2000	2001	2002	2003	2004(1)	As % of GDP 2004(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,029.8	25,309.2	24,422.2	23,138.3	24,849.3	3.58
Mining and Manufacturing	153,279.9	156,538.3	168,121.6	177,311.9	197,348.7	28.46
Mining and Quarrying	2,036.9	2,035.1	1,878.7	1,894.9	1,938.3	0.27
Manufacturing	151,243.0	154,503.3	166,242.9	175,417.0	195,410.4	28.18
Electricity, Gas and Water	13,212.5	14,169.1	15,258.0	15,981.3	16,965.4	2.44
Construction	42,926.7	45,279.0	46,529.4	50,548.7	51,410.5	7.41

Services:	279,605.1	293,128.9	316,104.8	321,011.9	325,120.4	46.88
Wholesale and Retail Trade, Restaurants and Hotels	55,574.3	58,137.7	61,301.0	59,563.9	59,290.1	8.55
Transportation, Storage and Communication	36,138.7	41,524.7	45,328.6	47,486.1	50,177.9	7.23
Financial Intermediation	35,256.1	38,234.5	46,641.6	46,855.5	46,305.1	6.67
Real Estate, Renting and Business Activities	68,062.7	68,376.8	71,725.5	73,291.6	74,048.9	10.67
Public Administration and Defense: Compulsory Social Security	29,148.7	29,618.4	30,393.6	31,189.9	31,677.5	4.56
Education	25,696.7	26,942.9	28,123.2	29,169.8	29,649.5	4.27
Health and Social Work	12,575.8	11,977.7	12,654.1	13,298.7	13,902.6	2.00
Other Service Activities	17,152.0	18,316.2	19,937.2	20,156.4	20,068.8	2.89

Gross Domestic Product at Market Prices	578,664.5	600,865.9	642,748.1	662,654.8	693,424.0	100.0

(1)	Preliminary.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

In 2000, GDP growth was 8.5% at constant market prices. The aggregate private and general government consumption expenditures increased by 7.1% and gross domestic fixed capital formation increased by 12.2%.

GDP growth slowed in 2001 to 3.8% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.9% and gross domestic fixed capital formation was declined by 0.2%.

GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.

GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.3% and gross domestic fixed capital formation increased by 4.0%, each compared with 2002.

Based on preliminary data, GDP growth in 2004 was 4.6% at constant market prices, as aggregate private and general government consumption expenditures increased by 0.2% and gross domestic fixed capital formation increased by 1.9%, each compared with 2003.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production.

Industrial Production

	2000 Index Weight(1)	2000	2001	2002	2003	2004(2)
Mining	36.2	100.0	99.9	103.9	103.1	100.0
Coal	4.7	100.0	94.0	83.4	84.3	86.1
Metal Ores	0.8	100.0	58.1	96.7	84.5	111.0
Others	30.7	100.0	101.9	107.2	106.5	101.9
Manufacturing	9,362.9	100.0	100.2	108.4	113.8	126.0
Food Products and Beverages	658.8	100.0	105.7	108.6	106.7	108.9
Tobacco Products	53.4	100.0	99.6	99.9	130.3	140.9
Textiles	472.7	100.0	90.1	84.6	76.5	70.8
Apparel and Fur Articles	210.3	100.0	91.6	98.0	82.5	82.4
Tanning and Dressing of Leather	97.6	100.0	94.4	87.6	75.5	65.1
Wood and Wood and Cork Products	62.2	100.0	107.2	112.8	113.9	109.1
Pulp, Paper and Paper Products	193.2	100.0	99.4	105.3	105.4	108.7
Publishing, Printing and Reproduction of Record Media	226.8	100.0	102.8	109.3	101.2	105.9
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	100.0	96.3	88.2	91.1	94.1
Chemicals and Chemical Products	856.9	100.0	102.7	109.2	113.4	119.0
Rubber and Plastic Products	429.9	100.0	102.5	109.2	112.0	115.7
Non-Metallic Mineral Products	331.5	100.0	102.0	104.2	110.1	108.4
Basic Metals	566.2	100.0	101.3	106.4	111.9	117.6
Fabricated Metal Products	414.8	100.0	92.6	95.6	97.4	99.9
Machinery and Equipment	812.5	100.0	96.9	104.5	109.0	119.7
Office, Accounting and Computing Machinery	330.8	100.0	100.6	111.4	97.4	85.4
Electrical Machinery and Apparatus and Others	379.8	100.0	96.1	104.2	107.2	116.0
Radio, Television and Communication Equipment	1,481.0	100.0	102.4	131.6	158.7	212.6
Medical Precision and Optical Instrument, Watches	105.0	100.0	101.6	100.9	102.8	104.4
Other Transport Equipment	274.6	100.0	121.8	119.4	127.5	145.2
Furniture and Other Manufactured Goods	178.9	100.0	95.4	94.6	87.3	83.0
Electricity and Gas	600.9	100.0	106.9	115.0	121.3	128.4
All Items	10,000.0	100.0	100.7	108.8	114.4	126.1
Percentage Increase (Decrease) of All Items Over Previous Year		16.8	0.7	8.0	5.0	10.4

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.
(2)	Preliminary.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

Industrial production increased by 16.8% in 2000 primarily due to increased exports and high domestic consumption. Industrial production growth slowed to 0.7% in 2001 because exports decreased while domestic consumption growth slowed. Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Industrial production increased by 5.0% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003. Based on preliminary data, industrial production increased by 10.4% in 2004 primarily due to increased exports and domestic consumption recovery.

Manufacturing

In 2001, the manufacturing sector increased production by 2.2%, and in 2002, the manufacturing sector increased production by 7.6%. In 2003, the manufacturing sector increased production by 5.5%. In 2004, the manufacturing sector increased production by 11.4%. Light industries did not fare as well as the heavy and chemical industries segment as the economic boom of the early- and mid-1990s favored the large companies involved in the heavy and chemical industries. Light industry recorded a 15.5% decline in 1998. In 1999, light industry recorded an increase of production of 9.6%. In 2000, light industry recorded an increase of production of 2.8% due to increased production of clothing, rubber and plastic products. In 2001, light industry recorded a 0.6% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 0.1% increase due to increased production of food products. In 2003, light industry recorded a 4.4% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages. Based on preliminary data, in 2004, light industry recorded a 1.0% decrease due to decreased production of food products, textile, apparel and furniture.

Automobiles.    In 2001, automobile production decreased by 5.5% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.4%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. In 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002. Based on preliminary data, in 2004, automobile production increased by 9.2%, domestic sales recorded a decrease of 17.0% and export recorded an increase of 39.0%, compared with 2003.

Electronics.    In 2001, electronics production decreased by 14.1% and exports decreased by 22.2% compared to 2000 primarily due to weak personal computer market in the world. In 2001, export sales of semiconductor memory chips constituted approximately 9.4% of the Republic’s total exports. In 2002, electronics production increased by 15.0% and exports increased by 18.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. In 2003, electronics production increased by 13.2% and exports increased by 22.1%, each compared with 2002 primarily due to the continued growth in global information technology products demand. Based on preliminary data, in 2004, electronics production increased by 16.1% and export increased by 29.6%, each compared with 2003 primarily due to growth in exports of semiconductor memory chips and global information technology products. Based on preliminary data, in 2004, export sales of semiconductor memory chips constituted approximately 10.4% of the Republic’s total exports.

Iron and Steel.    In 2001, crude steel production totaled 43.9 million tons, an increase of 1.7% from 2000. Domestic sales and exports slightly decreased due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased slightly due to the recovery of the domestic economy and exports decreased slightly due to decreased sales to North America and Europe. In 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002. Domestic sales increased by 3.8% and exports increased by 9.2%. Based on preliminary data, in 2004, crude steel production totaled 47.5 million tons, an increase of 2.6% from 2003. Domestic sales increased by 4.0% and export increased by 44.2% due to increased demand in China.

Shipbuilding.    In 2001, the Republic’s shipbuilding orders amounted to 11.8 million gross tons, a decrease of 43.1% compared to 2000 due to decreased exports. In 2002, the Republic’s shipbuilding orders amounted to 9.8 million gross tons, a decrease of 17.6% compared to 2001. In 2003, the Republic’s shipbuilding orders amounted to 31.2 million gross tons, an increase of 219% compared to 2002. Based on preliminary data, in the first half of 2004, the Republic’s shipbuilding orders amounted to 12.7 million gross tons.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

In 2001, the production of rice, the largest agricultural product in Korea, increased to 5.5 million tons, a 4.2% increase compared to 2000. In 2002, rice production decreased 10.7% from 2001 to 4.9 million tons. In 2003, rice production decreased 9.7% from 2002 to 4.5 million tons. Based on preliminary data, in 2004, rice production increased 12.3% from 2003 to 5.0 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic’s self-sufficiency ratio further decreased from 58.0% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic’s self sufficiency ratio slightly increased to 55.6%. In 2001, 2002 and 2003, the Republic’s self sufficiency ratio was 56.8%, 58.3% and 53.3%, respectively.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 2000 market prices, from 6.5% in 1994 to 1.2% in 2000 as a result of industrialization. In 2001, the agriculture, forestry and fisheries industry increased by 1.1% compared to 2000 due to increased production of rice, fruits and corns, as well as an increase in fishing catch. In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. In 2003, the agriculture, forestry and fisheries industry decreased by 5.3% compared to 2002 primarily due to unfavorable weather conditions. Based on preliminary data, in 2004, the agriculture, forestry and fisheries industry increased by 7.4% compared to 2003 primarily due to increased production of rice, fruits and vegetables, as well as an increase in fishing catch.

Construction

In 2001, the construction industry increased by 6.0% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 5.3% compared to 2001 due to the expansion of residential and commercial construction. In 2003, the construction industry increased by 7.9% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings. Based on preliminary data, in 2004, the construction industry increased by 1.1% compared to 2003 primarily due to a steady increase in residential and commercial construction.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2000	192.9	187.5	97.2
2001	198.4	193.1	97.3
2002	208.6	202.7	97.1
2003	215.2	208.5	96.9
2004	220.8	213.2	96.6

Source:	Monthly Energy Statistics, March 2005; Korea Energy Economics Institute.

Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged an energy source diversification program emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2000	42.9	22.2	100.3	52.0	27.2	14.1	22.5	11.7	192.9	100.0
2001	45.7	23.0	100.4	50.6	28.0	14.1	24.3	12.2	198.4	100.0
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.3	13.2	208.6	100.0
2003	51.1	23.7	102.5	47.6	32.4	15.1	29.2	13.6	215.2	100.0
2004	53.1	24.0	100.8	45.7	32.7	14.8	34.2	15.5	220.8	100.0

Source: Monthly Energy Statistics, March 2005; Korea Energy Economics Institute.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 16,716 megawatts as of December 31, 2004.

Services Sector

In 2001, the transportation, storage and communications sector increased by 14.9% compared with 2000. In 2002, the transportation, storage and communications sector increased by 9.2% compared with 2001. In 2003, the transportation, storage and communications sector increased by 4.8% compared with 2002. Based on preliminary data, in 2004, the transportation, storage and communications sector increased by 5.7%. In 2001, the financing, insurance, real estate and business service subsector increased by 3.9% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 8.3% compared with 2001. In 2003, the financing, insurance, real estate and business service subsector increased by 2.1% compared with 2002. Based on preliminary data, in 2004, the financing, real estate and business service subsector increased by 0.8% compared to 2003.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase Over Previous Year	Consumer Price Index(1)	Increase Over Previous Year	Wage Index(1)(2)		Increase Over Previous Year	Unemployment Rate(1)(3)
	(2000=100)	(%)	(2000=100)	(%)	(2000=100)		(%)	(%)
2000	100.0	2.0	100.0	2.3	100.0		8.0	4.1
2001	99.5	(0.5)	104.1	4.1	105.6		5.1	3.8
2002	99.2	(0.3)	106.9	2.7	117.9		11.2	3.1
2003	101.4	2.2	110.7	3.6	129.0		9.2	3.4
2004	107.6	6.1	114.7	3.6	N/A	(4)	6.0	3.5

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.

Source: The Bank of Korea; Korea National Statistical Office.

The Government’s economic policy has helped keep inflation low. The inflation rate stood at 2.3% in 2000, 4.1% in 2001, 2.7% in 2002 and 3.6% in 2003. Based on preliminary data, in 2004, the inflation rate was 3.6%.

The economic events in 1997 and 1998 led to an increase in unemployment from 2.6% in 1997 to 6.3% in 1999, but unemployment has since decreased to 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002. In 2003, the unemployment rate was 3.4%. Based on preliminary data, in 2004, the unemployment rate was 3.5%.

From 1992 to 2004, the economically active population of the Republic increased by 19.5% to 23.3 million, while the number of employees increased by 22.8% to 23.3 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

As of July 1, 2004, Korea adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. Companies with more than 300 employees are expected to adopt the five-day workweek by July of 2005, those with over 100 by July 2006, those with over 50 by July 2007 and those with over 20 by July 2008. Meanwhile, government employees may take Saturdays off twice a month.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	securities institutions;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2004 commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 62 branches of 40 foreign banks operated in the country. Nationwide and regional banks had, in the aggregate, 4,992 domestic branches and offices, 57 overseas branches, six overseas representative offices and 21 overseas subsidiaries as of December 31, 2004.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperatives Federation (which merged with the National Livestock Cooperatives Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

	Total Loans	Non-Performing Assets	Percentage of Total
	(in trillions of won)		(percentage)
December 31, 2000	361.6	23.9	6.6
December 31, 2001	379.1	11.0	2.9
December 31, 2002	464.6	9.0	1.9
December 31, 2003	499.5	13.7	2.7
December 31, 2004	507.1	10.0	2.0

Source: Banking Statistics, February 2005; Financial Supervisory Service.

Most of the growth in total loans since the end of 2001 has been attributable to loans to the retail sector, accounting for 51.8% of total loans as of December 31, 2002, compared to 40.0% as of December 31, 1999.

A group of the Republic’s banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)1.7 trillion in 2003, compared to an aggregate net profit of (Won)5.0 trillion in 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies. In 2004, these banks posted an aggregate net profit of (Won)8.8 trillion compared to an aggregate net profit of (Won)1.7 trillion in 2003, primarily due to decreased loan loss provisions and increased investment income.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	investment institutions, including merchant banks, securities investment trust companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings and finance companies, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

As of December 31, 2003, three merchant banks were operating in the country. Since 1998, 28 merchant banks have been closed or merged into commercial banks or securities firms. As of December 31, 2004, the total assets of Korea’s merchant banks amounted to an aggregate of (Won)820.0 billion.

Through December 2001, pursuant to the Act on Structural Improvement of the Financial Industry with approval of the Financial Supervisory Commission, each of five securities investment trust companies, which managed and sold securities investment trusts, was split into an investment trust management company which only manages the trusts and a securities company. As of December 31, 2003, 33 securities investment trust management companies, which manage the trusts, operate in Korea. Currently, there is no securities investment trust company that also sells interests in the trusts in the Republic. As of December 31, 2003, total assets of all the securities investment trust companies totaled (Won)1,412.7 billion.

The Korean Bank Act permits banks to provide trust account management services with the approval of the Financial Supervisory Commission. However, the Indirect Investment Asset Management Business Act, effective January 5, 2004, prohibits banks from offering trust account management services for money trust products that are not managed under specified investment policies from July 5, 2004 (except under certain limited circumstances) unless banks qualify as an asset management company under the Indirect Investment Asset Management Business Act before such date. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31, 2003, assets of trust accounts of all banks providing trust account management services totaled (Won)105,369.1 billion.

The country had 114 mutual savings banks as of December 31, 2003, with assets totaling (Won)30,099.4 billion.

As of December 31, 2003, 12 domestic life insurance institutions, four joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)183.2 trillion as of December 31, 2003, were operating in the Republic.

As of December 31, 2003, eight credit card companies operated in the country with loans assets totaling approximately (Won)55.0 trillion, of which 14.1% were classified as non-performing loans. As of December 31, 2004, six credit card companies operated in the country with loans assets totaling approximately (Won)25.0 trillion, of which 5.2% were classified as non-performing loans.

Money Markets

In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

As of December 31, 2004, 42 domestic securities companies (including joint venture securities companies) and 15 branches of foreign securities companies operated in Korea.

The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 and is Korea’s only stock exchange. It has a single trading floor located in Seoul. The exchange imposes daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index is comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market, Inc. (“KOSDAQ”) was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ. Pursuant to the Korea Securities and Futures Exchange Act promulgated in January 2004, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were merged into a single exchange known as the Korea Exchange in January 2005. Following this merger, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were organized into the Stock Market Division of the Korea Exchange, the KOSDAQ Market Division of the Korea Exchange and the Futures Market Division of the Korea Exchange, respectively.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

December 26, 2000	504.6
December 28, 2001	693.7
December 30, 2002	627.6
January 30, 2003	591.9
February 28, 2003	575.4
March 31, 2003	535.7
April 30, 2003	599.4
May 30, 2003	633.4
June 30, 2003	669.9
July 31, 2003	713.5
August 29, 2003	759.5
September 30, 2003	697.5
October 31, 2003	782.4
November 28, 2003	796.2

December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.42
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 30, 2004	735.3
August 31, 2004	803.6
September 30, 2004	835.1
October 29, 2004	834.8
November 30, 2004	878.1
December 30, 2004	895.9
January 31, 2005	932.7
February 28, 2005	1,011.4
March 31, 2005	965.7
April 30, 2005	911.3
May 31, 2005	970.2
June 30, 2005	1,008.2
July 29, 2005	1,111.3

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 1,086.6 on August 8, 2005.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Finance and Economy focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 10, 2003, the Bank of Korea cut its target for the benchmark call rate (uncollaterized overnight rate) to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004 and 3.25% on November 11, 2004. The Bank of Korea decided to maintain the benchmark call rate at its current level of 3.25% on May 12, 2005. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits. In February 2004, the Bank of Korea removed the 1% per annum deposit interest rate ceiling on demand deposits.

Money Supply

The following table shows the volume of the Republic’s money supply:

Money Supply

	December 31,
	1998	1999	2000	2001	2002	2003	2004
	(billions of won)
Money Supply (M1)(1)	121,731.1	170,659.4	196,714.5	246,720.5	283,580.8	298,952.9	320,399.5
Quasi-money(2)	517,933.2	501,885.0	510,984.4	518,258.8	588,494.8	599,116.5	624,709.5
Money Supply (M2)	639,664.3	672,544.4	707,698.9	764,979.3	872,075.6	898,069.4	945,109.0
Percentage Increase Over Previous Year	23.7%	5.1%	5.2%	8.1%	14.0%	3.0%	5.2%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998 the National Assembly passed the Foreign Exchange Transaction Act, which became effective in April 1999 and was subsequently amended in December 2000. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Exchange Rates

Won/U.S. Dollar Exchange Rate
December 29, 2000	1,259.7
December 31, 2001	1,326.1
December 31, 2002	1,200.4
January 30, 2003	1,170.5
February 28, 2003	1,186.8
March 31, 2003	1,252.9
April 30, 2003	1,213.1
May 31, 2003	1,205.3
June 30, 2003	1,193.1
July 31, 2003	1,180.0
August 30, 2003	1,178.5
September 30, 2003	1,150.2
October 31, 2003	1,177.3
November 29, 2003	1,203.6
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8
September, 30, 2004	1,147.9
October 30, 2004	1,122.3
November 30, 2004	1,047.9
December 31, 2004	1,043.8
January 31, 2005	1,026.4
February 28, 2005	1,008.1
March 31, 2005	1,024.3
April 30, 2005	1,001.8
May 31, 2005	1,007.7
June 30, 2005	1.024.4
July 30, 2005	1.025.7

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was (Won)1,013.9 to US$1.00 on August 8, 2005.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments

	December 31,
Classification	2000	2001	2002	2003	2004(3)
	(millions of dollars)
Current Account	12,250.8	8,032.6	5,393.9	11,949.5	27,612.8
Goods	16,953.6	13,488.0	14,777.4	21,952.0	38,160.7
Exports(1)	172,267.5	150,439.1	162,470.5	197,282.2	257,745.0
Imports(1)	160,481.0	141,097.8	152,126.2	175,337.2	219,584.3
Services	(2,847.8)	(3,872.1)	(8,197.5)	7,424.2	(8,768.8)
Income	(2,421.3)	(1,198.1)	432.3	326.3	724.9
Current Transfers	566.3	(385.2)	(1,618.3)	(2,904.6)	(2,504.0)
Capital and Financial Account	12,110.0	(3,390.8)	6,251.5	13,909.4	8,319.1
Financial Account(2)	12,725.2	(2,659.8)	7,338.3	15,307.8	10,091.7
Capital Account	(615.2)	(731.0)	(1,086.8)	(1,398.4)	(1,772.6)
Changes in Reserve Assets	(23,771.2)	(7,575.8)	(11,799.4)	(25,849.4)	(38,710.5)
Net Errors and Omissions	(589.6)	2,934.0	154.0	(9.5)	2,778.6

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(3)	Preliminary.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

The figures for 2004 indicate a current account surplus of approximately US$27.6 billion. The current account surplus in 2004 increased in comparison with the current account surplus in 2003, primarily due to an increase in surplus from the trade account.

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(2)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2000	172,267.5	160,481.0	11,786.5	107.3
2001	150,439.1	141,097.8	9,341.3	106.6
2002	162,470.5	152,126.2	10,344.4	106.8
2003	193,817.4	178,826.7	14,990.7	108.4
2004	253,844.7	224,462.7	29,382.0	113.1

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.

Source: Principal Economic Indicators, March 2005; The Bank of Korea.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (F.O.B.)(1)

	2000	As % of Total	2001	As % of Total	2002	As % of Total	2003	As % of Total	2004	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	2,791.9	1.6	2,646.2	1.8	2,634.7	1.6	2,792.3	1.4	3,122.7	1.2
Raw Materials and Fuels	11,572.3	6.7	9,999.5	6.6	8,498.1	5.2	9,048.4	4.7	13,061.4	5.1
Light Industrial Products	30,286.2	17.6	26,316.2	17.5	25,479.5	15.7	27,306.4	14.1	29,625.7	11.7
Textile Material	14,257.5	8.7	12,572.0	8.4	11,950.8	7.4	11,291.8	5.9	10,975.5	4.3
Tires and Tubes	1,421.4	0.8	1,425.7	0.9	1,516.7	0.9	1,715.1	0.9	2,093.9	0.8
Heavy & Chemical Industrial Products	127,617.1	74.1	111,477.2	74.1	125,858.3	77.5	154,670.4	79.8	208,034.8	82.0
Chemical Manufacturing Products.	12,144.7	7.0	10,826.7	7.2	11,845.3	7.3	14,781.6	7.6	20,540.7	8.1
Metal Goods	11,362.5	6.6	10,031.4	6.7	10,312.1	6.4	13,089.8	6.8	18,614.3	7.3
Machinery	11,997.0	7.0	11,640.4	7.7	12,824.6	7.9	16,007.6	8.3	22,605.4	8.9
Electronics.	62,043.0	36.0	47,359.7	31.5	56,116.5	34.5	68,189.1	35.2	87,769.7	34.6
Passenger Cars.	11,101.6	6.4	11,450.8	7.6	13,322.3	8.2	17,479.8	9.0	24,576.9	9.7
Ship.	8,229.4	4.8	9,699.2	6.4	10,672.2	6.6	11,103.9	5.7	15,321.3	6.0
Total	172,267.5	100.0	150,439.1	100.0	162,470.5	100.0	193,817.4	100.0	253,844.7	100.0

(1)	These entries are derived from customs clearance statistics. F.O.B. stands for free on board, meaning that insurance and freight costs are not included.
(2)	Not available.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

	2000	As % of Total	2001	As % of Total	2002	As % of Total	2003	As % of Total	2004	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	16,073.7	10.0	16,630.7	11.8	20,250.9	13.3	23,595.2	13.2	26,497.4	11.8
Grain	2,438.3	1.5	2,528.8	1.8	2,665.0	1.8	2,993.9	1.6	3,716.5	1.7
Direct Consumption Goods	4,646.8	2.9	4,786.5	3.4	5,707.7	3.8	6,161.0	3.4	6,326.3	2.8
Durable Goods	6,424.0	4.0	6,216.8	4.4	7,759.7	5.1	9,922.0	5.5	11,585.3	5.2
Nondurable Goods	2,549.3	1.6	3,091.2	2.2	4,112.3	2.7	4,574.5	2.6	4,867.6	2.2
Industrial Materials and Fuels	78,974.8	49.2	71,929.3	51.0	73,891.4	48.6	86,407.2	48.3	113,837.9	50.7
Crude Oil	25,215.6	15.7	21,367.8	15.1	19,200.3	12.6	23,081.6	12.9	29,917.2	13.3
Raw Material for Light Industry	4,844.7	3.0	4,408.8	3.1	5,320.4	3.5	5,363.8	3.0	7,762.2	3.5
Chemical Products	11,837.6	7.4	11,274.5	8.0	12,269.2	8.1	14,443.1	8.1	18,233.6	8.1
Steel Products	6,007.0	3.7	5,029.7	3.6	6,267.8	4.1	8,204.8	4.6	13,251.2	5.9
Capital Goods	65,432.5	40.8	52,537.8	37.2	57,983.8	38.1	68,824.3	38.5	84,127.4	37.5
Machinery	18,425.9	11.5	15,264.2	10.8	17,998.9	11.8	21,704.2	12.1	28,223.8	12.6
Electronic Products	43,292.9	27.0	33,839.2	24.0	35,996.6	23.7	42,528.5	23.8	49,996.9	22.3
Transport Equipment	2,815.5	1.8	2,648.4	1.9	3,082.5	2.0	3,379.6	1.9	N.A.	N.A.

Total	160,481.0	100.0	141,097.8	100.0	152,126.2	100.0	178,826.7	100.0	224,462.7	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.

Source: Monthly Bulletin, March 2005; The Bank of Korea.

In 2000, the Republic recorded a trade surplus of US$11.8 billion. The Republic’s economic recovery led to a 34.0% increase in imports and a 19.9% increase in exports, due to an increase in major import and export categories.

In 2001, the Republic recorded a trade surplus of US$9.3 billion. Exports decreased by 12.7% primarily due to weaker sales of computer products and imports decreased by 12.1% primarily due to decreased demand for raw materials and capital goods.

In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to 2002.

Based on preliminary data, in 2004, the Republic recorded a trade surplus of US$29.4 billion. Exports increased by 31.0% to US$253.8 billion and imports increased by 25.5% to US$224.5 billion from US$193.8 billion of exports and US$178.8 billion of imports, respectively, in 2003.

The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	2000		2001		2002		2003		2004
	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports
	(percentages of total imports or exports)
United States	21.8	18.2	20.7	15.8	20.2	15.1	17.7	13.9	16.9	12.8
Japan	11.9	19.8	11.0	18.9	9.3	19.6	8.9	20.3	8.5	20.6
China(1)	16.9	8.8	18.4	10.3	20.9	12.6	25.7	13.8	26.7	14.7

(1)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

In 2003, the outbreak of severe acute respiratory syndrome, or SARS, in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. Another outbreak of SARS or similar incidents in the future may have an adverse effect on Korean and world economies.

Non-Commodities Trade Balance

In 2000, the Republic recorded a non-commodities trade deficit in its current account of approximately US$2.8 billion. The non-commodities trade deficit increased to US$3.9 billion in 2001 and US$8.2 billion in 2002 but decreased to US$7.4 billion in 2003. Based on preliminary data, in 2004, the non-commodities trade deficit increased to US$7.9 billion.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2000	2001	2002	2003	2004
	(millions of dollars)
Gold(1)	$67.6	$68.3	$69.2	$70.9	$72.3
Foreign Exchange	95,855.1	102,487.5	120,811.4	154,508.8	198,175.4

Total Gold and Foreign Exchange	95,922.7	102,555.8	120,880.6	154,579.7	198,247.7
Reserve Position at IMF	271.8	262.2	520.2	751.6	785.8
Special Drawing Rights	3.5	3.3	11.8	21.0	32.7

Total Official Reserves	$96,198.1	$102,821.4	$121,412.5	$155,352.4	$199,066.2

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$204.2 billion as of June 30, 2005 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

Government Finance

The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures.

Consolidated Central Government Revenues and Expenditures

	1999	2000	2001	2002	2003
	(billions of won)
Total Revenues	107,924	135,811	144,033	158,712	171,731
Current Revenues	106,537	134,415	142,709	157,226	170,272
Total Tax Revenues	75,658	92,935	95,793	103,967	114,664
Income Profits and Capital Gains	25,220	35,387	35,638	38,404	46,420
Tax on Property	3,272	4,262	2,920	2,894	2,921
Tax on Goods and Services	33,608	38,020	43,818	48,047	50,906
Customs Duties	4,687	5,800	5,923	6,601	6,847
Others	8,871	9,466	7,494	8,021	7,570
Social Security Contribution	12,008	14,798	17,538	19,723	20,703
Non-Tax Revenues	18,871	26,682	29,378	33,536	34,905
Capital Revenues	1,387	1,396	1,324	1,486	1,459
Total Expenditures and Net Lending	120,988	129,284	136,765	136,046	163,592
Total Expenditures	101,236	109,443	126,688	135,610	166,295
Current Expenditures	76,798	87,170	101,744	106,255	135,695
Goods and Services	19,772	24,707	26,223	28,629	29,812
Interest Payments	5,884	6,888	7,198	6,846	6,594
Subsidies and Other Transfers(1)	49,333	55,114	66,540	68,929	96,493
Subsidies	432	329	534	768	424
Other Transfers(1)	48,901	54,785	66,006	68,161	96,069
Non-Financial Public Enterprises Expenditures	1,809	461	1,783	1,851	2,796
Capital Expenditures	24,438	22,273	24,944	29,355	30,600
Net Lending	19,752	19,841	10,077	436	(2,703)

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 1999, revenues increased by approximately 11.6%, which represented 20.2% of the Republic’s GDP, due in large part to higher tax and non-tax revenues. The Government expanded the value added tax base further and reduced the tax rate on real estate capital gains. The Government imposed modest cuts in several expenditure categories relative to 1998, including wages and salaries, purchase of goods and services, capital spending and net lending to help offset an anticipated increase in interest payments, including the carrying costs for financial sector restructuring. Fiscal deficit in 1999 decreased to approximately 2.4% of GDP.

For 2000, revenues increased by approximately 25.8%, which represented 23.4% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased significantly while expenditures increased slightly due to the country’s economic recovery. Principal factors for the tax revenue increase included:

•	increase of corporate tax revenues due to increase of corporate profits;

•	expansion of the tax base;

•	increase of securities trading tax due to increase of trading volume; and

•	increase of customs duties due to increase of imports.

The Republic had a fiscal surplus of 1.1% in 2000.

For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.

For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.5% in 2002.

For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.1% in 2003.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2003.

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	9,877.8	US$	9,877.8
German Mark (DM)	DM	45.0		28.9
Japanese Yen (¥)		¥52,893.5		494.4

Total			US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

The following table shows the outstanding direct internal debt of the Republic as of December 31, 2003.

Direct Internal Debt of the Government

(billions of won)
2003	141,395.2

The following table sets out all guarantees by the Government of indebtedness of others as of December 31, 2003:

December 31, 2003
(billions of won)
Domestic	79,131.7
External(1)	1,458.5

Total	80,590.2

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2000	2001	2002	2003	2004
	(billions of dollars)
Foreign Currencies	144.0	125.7	136.4	152.9	166.6
Korean Won	4.5	4.7	6.6	8.7	11.0

Total External Liabilities	148.5	130.4	143.0	161.6	177.6

	December 31,
	2000	2001	2002	2003	2004
	(billions of dollars)
Long-term Debt	99.1	88.4	93.3	106.8	117.6
General Government	19.2	18.3	17.6	11.6	10.4
Monetary Authorities	10.2	3.0	2.9	3.2	4.0
Banks	24.1	21.1	20.3	26.9	30.0
Other Sectors	45.6	46.0	52.5	65.1	73.2
Short-term Debt	49.4	42.0	49.7	54.8	60.0

Monetary Authorities	1.1	1.9	2.0	2.1	2.0
Banks	37.7	31.9	39.7	44.8	48.5
Other Sectors	10.6	8.2	8.0	7.9	9.5
Total External Liabilities	148.5	130.4	143.0	161.6	177.6

Source: Ministry of Finance and Economy.

Under the old criteria, the total external liabilities of the Republic were as follows as of the dates indicated:

	December 31,
	1997	1998	1999	2000	2001	2002
	(billions of dollars)
External Liabilities	159.2	148.7	137.1	131.7	118.8	131.0

Source: The Bank of Korea.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A.    External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2003
	(%)			(millions of units)
US$	0.75-6.25/Floating	1960-2003	1982-2023	US$	9,877.8
Japanese Yen (¥)	3.25-5	1980-1990	2004-2015		¥52,893.5
German Mark (DM)	2-4.5	1973-1985	2003-2021	DM	45.0

Total External Funded Debt(1)				US$	10,401.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

B.    External Guaranteed Debt of the Government

Name	Interest Rates	Years of Issue	Years of Maturity	Principal Amounts Outstanding as of December 31, 2003
	(%)			(millions of dollars)
1. Bonds
Total Bonds				None

2. Borrowings
The Korea Development Bank	Floating	1999	2008	176.1
The Korea Development Bank	Floating	1998	2004	65.3
Industrial Bank of Korea	Floating	1999	2008	964.4

Total Borrowings(1)				1,205.9

Total External Guaranteed Debt(1)				1,205.9

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2003.

C.    Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2003
	(%)			(billions of won)
1. Bonds
Interest-Bearing Treasury Bond for Cereals Fund	7.39-10.73	1998-1999	2003-2004	600.0
Foreign Exchange Stabilization Bonds	4.50-9.75	1999-2003	2004-2008	23,650.0
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	4.40-11.26	1995-2003	2005-2013	81,483.3
Interest-Bearing Treasury Bond for National Housing I	5.0	1993-2003	1998-2008	26,878.1
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2003-2019	3,172.4
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	11.3

Total Bonds				135,795.2

2. Borrowings
Borrowings from The Bank of Korea				1,940.0
Borrowings from the Sports Promotion Fund				70.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,441.4
Sub-Total				5,611.4

Total Internal Funded Debt				141,406.6

(1)	Interest Rates and Years of Maturity not applicable.

D.    Internal Guaranteed Debt of the Government

Name	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2003
	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
The Korea Development Bank	Floating	1992-1994	2002-2004	0.8
Korea Container Terminal Authority	6.0%	1993-1996	2002-2006	60.0
Korea Asset Management Corporation	4.26-5.05 /Floating %	1997-2003	2002-2008	6,158.8
Korea Deposit Insurance Corporation	5.0-10.4	1998-2002	2003-2008	71,237.3	(1)

Total Bonds				77,456.9

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5%	1967	2000-2024	216.2
National Agricultural Cooperative Federation	5.0%	2002	2003	370.0
Others	Floating	1991	1999	1,088.5

Total Borrowings				1,674.7

(1)	Over four years beginning in 2003, (Won)49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•	must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•	you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our Long-Term External Indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities. “Long-Term External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic and which has a final maturity of one year or more from its date of issuance.

We may, however, create or permit a security interest:

•	in favor of the Government or The Bank of Korea or any other agency or instrumentality of or controlled by the Government;

•	arising from, or any deposit or other arrangement made or entered into in connection with, the sale, assignment or other disposition or the discounting of any of our notes or receivables, or any other transaction in the ordinary course of our business; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•	we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount, except in any such case where such External Indebtedness or guarantee is being contested in good faith by appropriate proceedings.

4.	Moratorium/Default:

•	we declare a general moratorium on the payment of our External Indebtedness, including obligations under guarantees;

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•	the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 37 of the KEXIM Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•	permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•	the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the Chief Representative of our New York Representative Office, Mr. Pyung-Ku Lee, and the Senior Deputy General Representative of our New York Representative Office, Mr. Kyu-yeol Cho, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Representative Office is located at 460 Park Avenue, 8th Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•	each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•	any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax consideration applies to you so long as you are not:

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Under the Special Tax Treatment Control Law (the “STTCL”), when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein; provided that the debt securities are deemed to be foreign currency denominated bonds for the purpose of the STTCL.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea; provided that the offering of the debt securities is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 27.5% of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

With respect to computing the above-mentioned 27.5% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland,

France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

Any U.S. federal tax advice included in this communication was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal tax penalties.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are not a U.S. holder, consult the discussions under the captions “Non-U.S. Persons” and “Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency”, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue

Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons

The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “Information Reporting and Backup Withholding” below.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

We may sell or issue the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Pyung-Ku Lee, Chief Representative of our New York Representative Office, or Mr. Kyu-yeol Cho, Senior Deputy Representative of our New York Representative Office. The address of our New York Representative Office is 460 Park Avenue, 8th Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. In-kang Cho, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth under “The Export-Import Bank of Korea” (except for the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our financial statements as of and for the year ended December 31, 2004 and 2003 included in this prospectus have been so included in reliance on the report of Samil PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•	a deterioration of the Korean consumer or corporate sector;

•	a failure of the restructuring of large troubled chaebols or companies;

•	an increase in non-performing assets or default rates relating to, among others, loans extended by financial institutions to the retail sector;

•	an increase in lay-offs or unemployment rates or a reduction in income levels, which could adversely affect consumer spending or lead to social or labor unrest;

•	a decrease in tax revenues and a substantial increase in the Government’s expenditures for unemployment compensation and other social programs that together lead to an increased Government budget deficit;

•	political uncertainty or increasing strife among and within political parties in the Republic;

•	adverse changes or volatility in commodity prices (including an increase in oil prices), exchange rates, interest rates, stock markets or foreign currency reserves;

•	increased reliance on exports to service foreign currency debts, which could cause friction with the Republic’s trading partners;

•	adverse developments in the economies of countries to which the Republic exports, such as the United States, China and Japan, or in emerging market economies in Asia, including China, or elsewhere that result in a loss of confidence in the Korean economy;

•	the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment);

•	a deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including as a result of trade disputes or disagreements in foreign policy;

•	an increase in the level of tensions or an outbreak of hostilities in the Korean peninsula or elsewhere in the world, including the Middle East; and

•	the outbreak of SARS in Asia and other parts of the world, which has increased the uncertainty of world economic prospects in general and which may continue to have an adverse effect on the world economy.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549.

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Yongdeungpo-ku, Seoul 150-996

Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

JPMorgan Chase Bank

Institutional Trust Services

4 New York Plaza, 15th Floor

New York, NY 10004

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to US law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP

Ace Tower, 4th Floor 1-170, Soonhwa-dong, Chung-ku Seoul 100-712 Republic of Korea	39th Floor, Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to US law

Davis Polk & Wardwell

18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

Samil PricewaterhouseCoopers

Hanil Group Building

191, Hankang-ro, 2-ka

Yongsan-gu

Seoul 140-172

Republic of Korea

SINGAPORE LISTING AGENT

Allen & Overy Shook Lin & Bok

1 Robinson Road

#18-00 AIA Tower

Singapore 048542